UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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DIAMOND RESORTS INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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10600 West Charleston Boulevard

Las Vegas, Nevada 89135

(702) 684-8000

April 10, 2015

Dear Stockholder:

On behalf of the Board of Directors of Diamond Resorts International, Inc., we cordially invite you to attend the 2015 Annual Meeting of Stockholders of Diamond Resorts International, Inc., which will be held on May 19, 2015, at 2:00 p.m., Las Vegas time, at the Podium Room at Polo Towers, 3745 S. Las Vegas Boulevard, Las Vegas, Nevada 89109.

The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe matters that we expect will be acted upon at the Annual Meeting.

It is important that your views be represented, whether or not you are able to be present at the Annual Meeting. Please complete, sign and date the enclosed proxy card and promptly return it in the envelope provided, or vote via Internet or telephone according to the instructions on the proxy card, whether or not you plan to attend the Annual Meeting. If you sign and return your proxy card without specifying your choices, it will be understood that you wish to have your shares voted in accordance with the recommendations of our Board of Directors contained in the Proxy Statement.

We are gratified by your continued interest in Diamond Resorts International, Inc. and urge you to return your proxy card as soon as possible.

Sincerely,

Stephen J. Cloobeck	David F. Palmer

Chairman of the Board	Chief Executive Officer and President

Las Vegas, Nevada

April 10, 2015

10600 West Charleston Boulevard

Las Vegas, Nevada 89135

(702) 684-8000

April 10, 2015

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 19, 2015

To the Stockholders of

Diamond Resorts International, Inc.:

The Annual Meeting of Stockholders of Diamond Resorts International, Inc. (the “Company”) will be held on May 19, 2015, at 2:00 p.m., Las Vegas time, at the Podium Room at Polo Towers, 3745 S. Las Vegas Boulevard, Las Vegas, Nevada 89109, for the following purposes, as more fully described in the accompanying Proxy Statement:

(1) To re-elect each of David F. Palmer, Zachary D. Warren and Richard M. Daley to the Company’s Board of Directors, each for a three-year term expiring at the 2018 Annual Meeting of Stockholders;

(2) To approve the Diamond Resorts International, Inc. 2015 Equity Incentive Compensation Plan;

(3) To approve the Diamond Resorts International, Inc. Bonus Compensation Plan;

(4) To hold an advisory vote on the frequency of future advisory votes on executive compensation; and

(5) To ratify the appointment by the Board of Directors of independent registered public accounting firm BDO USA, LLP as the independent auditors of the Company’s financial statements for the year ending December 31, 2015.

Your vote is important. All stockholders are urged to attend the meeting in person or by proxy. Whether or not you expect to be present at the meeting, so that we can ensure that your vote will be counted, please complete, sign and date the enclosed proxy card and return it promptly in the envelope provided, or vote via Internet or telephone according to the instructions on the proxy card. Stockholders attending the meeting may vote in person even if they have previously returned proxy cards.

The Board of Directors has fixed the close of business on March 31, 2015 as the record date for determining stockholders entitled to notice of, and to vote at, the meeting.

By Order of the Board of Directors,

Jared T. Finkelstein

General Counsel and Corporate Secretary

Las Vegas, Nevada

April 10, 2015

10600 West Charleston Boulevard

Las Vegas, Nevada 89135

(702) 684-8000

PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors (the “Board”) of Diamond Resorts International, Inc., a Delaware corporation, for use at its Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 2:00 p.m., Las Vegas time, at Polo Towers Suites, 3745 S. Las Vegas Boulevard, Las Vegas, Nevada 89109, and at any adjournments or postponements thereof. You may obtain directions to the meeting location from our website www.diamondresorts.com in the “Investor Relations — Annual Meeting Materials” section, or by calling (702) 684-8000. This Proxy Statement and accompanying form of proxy are being mailed to stockholders on or about April 10, 2015. As used in this Proxy Statement, the terms “the Company,” “we,” “us” and “our” refer to Diamond Resorts International, Inc. and its subsidiaries.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2015

The Company’s Proxy Statement for the Annual Meeting of Stockholders

to be held on May 19, 2015 is available at:

www.diamondresorts.com/2015proxy

ABOUT THE MEETING

What proposals may I vote on at the Annual Meeting and how does the Board recommend I vote?

#	Proposal	Board Recommendation
1	To re-elect each of David F. Palmer, Zachary D. Warren and Richard M. Daley to the Company’s Board of Directors, each for a three-year term expiring at the 2018 Annual Meeting of Stockholders	FOR

2	To approve the Diamond Resorts International, Inc. 2015 Equity Incentive Compensation Plan	FOR

3	To approve the Diamond Resorts International, Inc. Bonus Compensation Plan	FOR

4	An advisory vote on the frequency of future advisory votes on executive compensation	FOR (1)

5	To ratify the appointment by the Board of Directors of independent registered public accounting firm BDO USA, LLP as the independent auditors of the Company’s financial statements for the year ending December 31, 2015	FOR

(1)	The Board recommends that you vote, on an advisory basis, FOR holding an advisory vote EVERY YEAR on the compensation of the Company’s named executive officers (Proposal 4)

Who is entitled to vote?

Only stockholders of record as of the close of business on March 31, 2015 (the “record date”) are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. As of the record date for the Annual Meeting, we had 73,322,556 shares of our common stock outstanding, and there were no other outstanding classes of stock that are entitled to vote at the Annual Meeting. A record holder of outstanding shares of our common stock on the record date is entitled to one vote per share held on each matter to be considered. As a result, the total number of votes that may be cast by holders of our common stock for the proposals to be voted on at the Annual Meeting is 73,322,556 votes.

Shares held as of the record date include shares that are held directly in your name as the registered stockholder of record on the record date and those shares of which you are the beneficial owner on the record date and which are held through a broker, bank or other institution, as nominee, on your behalf, that is considered the stockholder of record of those shares.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholders of Record

If shares of our common stock are registered directly in your name with the transfer agent for our common stock, Continental Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares of our common stock.

Beneficial Owners

If shares of our common stock are held through a bank, brokerage firm or other nominee on your behalf, you are considered the beneficial owner of those shares (sometimes referred to as being held in “street name”). If you are a beneficial owner, your broker or other nominee that is considered the stockholder of record of those shares is making these proxy materials available to you with a request for your voting instructions. As the beneficial owner, you have the right to direct your broker or other nominee regarding how to vote your shares using the voting methods which the broker or other nominee offers as options. For a discussion of the rules regarding the voting of shares held by beneficial owners, please see the question below titled “How do I vote if I am a beneficial owner of shares and my broker, bank or other institution holds my shares in ‘street name’?”

How do I vote if I am a stockholder of record?

Stockholders of record can vote their shares by either voting in person at the Annual Meeting or by proxy according to the instructions on the enclosed proxy card. For your vote to count, your proxy card must be received, or your vote must be otherwise effected, prior to the date of the Annual Meeting. Accordingly, please vote as early as possible so that we can ensure that your vote will be counted at the Annual Meeting. A stockholder should complete and return the enclosed proxy card promptly in the envelope provided, or vote via Internet or telephone according to the instructions on the enclosed proxy card. Signing and returning the proxy card does not affect the right to vote in person at the Annual Meeting. Each executed and returned proxy will be voted in accordance with the directions indicated thereon, or if no direction is indicated, such proxy will be voted in accordance with the recommendations of the Board contained in this proxy statement and on the proxy card.

Howard S. Lanznar and Jared T. Finkelstein, the persons named as proxies on the proxy card accompanying this proxy statement, were selected by the Board to serve in such capacity. Mr. Lanznar is the Company’s Executive Vice President and Chief Administrative Officer, and Mr. Finkelstein is the Company’s General Counsel and Secretary.

How do I vote if I am a beneficial owner of shares and my broker, bank or other institution holds my shares in “street name”?

If your shares are held in “street name,” your broker or other institution serving as nominee will send you a request for directions for voting those shares. Many brokers, banks and other institutions serving as nominees

(but not all) participate in a program that offers Internet voting options and may provide you with a Notice of Internet Availability of Proxy Materials. Follow the instructions on the Notice of Internet Availability of Proxy Materials to access our proxy materials online or to request a paper or email copy of our proxy materials. If you received these proxy materials in paper form, the materials included a voting instruction card so you can instruct your broker or other nominee how to vote your shares.

For a discussion of the rules regarding the voting of shares held by beneficial owners, please see the question below titled “What are ‘broker non-votes’?”

Can I revoke my proxy?

Yes. You can revoke your proxy and change your vote prior to the Annual Meeting by:

•	sending a written notice of revocation to our Secretary, Jared T. Finkelstein, at the address shown on the Notice of the Annual Meeting of Stockholders (which notification must be received by the close of business on May 18, 2015);

•	voting in person at the Annual Meeting (but attendance at the Annual Meeting will not by itself revoke a proxy); or

•	submitting a new, properly signed and dated proxy card with a later date (which proxy card must be received before the start of the Annual Meeting).

Who will count the votes?

A representative from Continental Stock Transfer & Trust Company, the transfer agent for our common stock, will act as the inspector of election who will count the votes at the Annual Meeting.

Is my vote confidential?

Your vote will not be disclosed except (1) as needed to permit the inspector of election to tabulate and certify the vote and (2) as required by law.

What quorum requirement applies?

There must be a quorum for the meeting to be held. The presence at the Annual Meeting, by person or by proxy, of stockholders holding a majority of our outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business. Accordingly, the presence of 36,661,279 shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum. If you submit a properly executed proxy card, even if you abstain from voting, you will be considered part of the quorum.

What vote is required to approve each proposal?

Proposal No. 1: Election of Directors. Assuming a quorum is present, to be elected, each of the director nominees, David F. Palmer, Zachary D. Warren and Richard M. Daley, must receive a plurality of the votes of shares cast at the Annual Meeting. This means that the three nominees receiving the highest number of “FOR” votes will be elected. In other words, because there are no other candidates for election as directors other than the persons named in the enclosed proxy card and assuming each of those persons receives at least one vote, all of them will be re-elected to our Board. See “Have any stockholders agreed to vote for any of the proposals?” below.

Proposal No. 2: Approval of a New Equity Incentive Compensation Plan. The affirmative vote of a majority of the votes of the shares present, in person or represented by proxy, and entitled to vote is required to approve the Diamond Resorts International, Inc. 2015 Equity Incentive Compensation Plan.

Proposal No. 3: Approval of a New Bonus Compensation Plan. The affirmative vote of a majority of the votes of the shares present, in person or represented by proxy, and entitled to vote is required to approve the Diamond Resorts International, Inc. Bonus Compensation Plan.

Proposal No. 4: Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation. Stockholders may vote in favor of holding the vote on the Company’s named executive officer compensation every year, every two years or every three years, and they may also choose to abstain. The Board will take the voting results on such proposal into account in determining whether to hold the advisory vote on executive compensation every year, every two years or every three years.

Proposal No. 5: Ratification of Appointment of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the votes of the shares present, in person or represented by proxy, and entitled to vote is required to ratify the appointment of BDO USA, LLP as the independent auditors of our financial statements for the year ending December 31, 2015.

Have any stockholders already agreed to vote for any of the proposals?

We and stockholders that, as of March 31, 2015 held an aggregate of approximately 27.0 million shares of our common stock, which represented approximately 36.8% of our outstanding common stock as of such date, are parties to a Stockholders’ Agreement, dated as of July 17, 2013, as amended (the “Stockholders Agreement”). Pursuant to the Stockholders Agreement, each stockholder party thereto agreed to cause the shares of our common stock held by such stockholder to be voted, in person or by proxy at any meeting of our stockholders called for such purpose, for all persons nominated by the Board for election thereto. An irrevocable proxy has been granted to Stephen J. Cloobeck, our Chairman, and David F. Palmer, our President and Chief Executive Officer (and their designees), to vote the shares of our common stock held by the parties to the Stockholders Agreement in the manner described above.

What other matters might arise at the meeting?

At the date of this proxy statement, the Board does not know of any matters to be raised at the Annual Meeting other than those referred to in this proxy statement. The proxies named in the proxy card are authorized to vote in their discretion upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

What if I mark abstain on my proxy card for a proposal?

Abstentions marked on a proxy card will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present and for purposes of voting on each of Proposal No. 2, Proposal No. 3 and Proposal No. 5. Accordingly, abstentions marked on a proxy card with respect to Proposal No. 2, Proposal No. 3 or Proposal No. 5 will have the same effect as votes against that Proposal. There will be no abstentions on Proposal No. 1, and abstentions will have no effect on the outcome of Proposal No. 4.

What are “broker non-votes”?

Under the rules of the New York Stock Exchange (“NYSE”), member brokers that hold shares in street name for their customers that are the beneficial owners of those shares have the authority to only vote on certain “routine” items in the event that they have not received instructions from beneficial owners. Under NYSE rules, when a proposal is not a “routine” matter and a member broker has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm may not vote the shares on that proposal because it does not have discretionary authority to vote those shares on that matter. A “broker non-vote” is submitted when a broker returns a proxy card and indicates that, with respect to particular matters, it is not voting a specified number of shares on those matters, as it has not received voting instructions with respect to those shares from the beneficial owner and does not have discretionary authority to vote those shares on such matters. “Broker non-votes” are not entitled to vote at the Annual Meeting with respect to the matters to which they apply; however, “broker non-votes” will be included for purposes of determining whether a quorum is present at the Annual Meeting.

Each of Proposal No. 1, Proposal No. 2, Proposal No. 3 and Proposal No. 4 is considered a “non-routine” matter. As a result, brokers that do not receive instructions with respect to Proposal No. 1, Proposal No. 2, Proposal No. 3 or Proposal No. 4 from their customers will not be entitled to vote on that proposal; any such “broker non-votes” will have no effect on the voting on these proposals. Proposal No. 5 is considered a “routine” matter, and accordingly, brokers and other nominees will have discretionary authority to vote on that proposal.

The Board strongly encourages you to vote your shares and exercise your right to vote as a stockholder on each of the proposals.

Who can attend the Annual Meeting?

All stockholders of record as of March 31, 2015, or their duly appointed proxies, may attend. A list of stockholders entitled to vote at the Annual Meeting, arranged in alphabetical order, showing the address of and number of shares registered in the name of each stockholder, will be available for review starting no later than May 9, 2015, and continuing until the Annual Meeting, at our principal executive offices located at 10600 West Charleston Boulevard, Las Vegas, Nevada 89135. Please note that, if you hold shares in “street name” (that is, through a broker or other nominee), you will need to bring valid picture identification and evidence of your beneficial ownership of our common stock as of the record date, such as a copy of a brokerage statement.

How will the results of voting be published?

We will disclose voting results by filing a current report on Form 8-K with the SEC within four business days following the Annual Meeting. If, on the date of filing that current report on Form 8-K, the inspector of elections for the Annual Meeting has not certified the voting results as final, we will indicate in the filing that the results are preliminary and publish the final results in a subsequent current report on Form 8-K, which we will file within four business days after the final voting results are known.

Our Annual Report to Stockholders for the year ended December 31, 2014, containing financial and other information pertaining to the Company, is being furnished to stockholders simultaneously with this Proxy Statement.

GOVERNANCE OF THE COMPANY

Is the Company party to any agreements affecting the governance of the Company?

In connection with our initial public offering in July 2013, we and certain stockholders that, as of March 31, 2015 collectively held approximately 27.2% of our outstanding common stock, entered into a Director Designation Agreement, dated as of July 17, 2013 (the “Director Designation Agreement”). Pursuant to the Director Designation Agreement, subject to its fiduciary duties, the Board agreed to take the following actions:

•	to nominate our Chief Executive Officer (currently David F. Palmer) for election to the Board;

•	so long as CDP and its affiliates, collectively, beneficially own at least 10% of our outstanding common stock, to nominate a number of designees of CDP for election to the Board equal to the percentage of our common stock beneficially owned by CDP and its affiliates, multiplied by the number of directors on the Board, rounded up to the nearest whole number (up to a maximum of two); provided, however, that in the event our then-current Board determines in good faith, after consultation with outside legal counsel, that the nomination of any such designee would constitute a breach of its fiduciary duties to our stockholders, then CDP must designate another individual (who will also be subject to the same determination by the Board); and

•	so long as DRP Holdco, LLC, an investment vehicle managed by an affiliate of Guggenheim Partners, LLC, with members that are clients of an affiliate of Guggenheim Partners, LLC, and one of our largest stockholders (the “Guggenheim Investor”), and its affiliates, collectively, beneficially own at least 10% of our common stock, to nominate a number of designees of the Guggenheim Investor for election to the Board equal to the percentage of our common stock beneficially owned by the Guggenheim Investor and its affiliates, multiplied by the number of directors on the Board, rounded up to the nearest whole number (up to a maximum of two); provided, however, that in the event our then-current Board determines in good faith, after consultation with outside legal counsel, that the nomination of any such designee would constitute a breach of its fiduciary duties to our stockholders, then the Guggenheim Investor must designate another individual (who will also be subject to the same determination by the Board).

The current designees of CDP are Mr. Cloobeck and Lowell D. Kraff, and the current designees of the Guggenheim Investor are Zachary D. Warren and B. Scott Minerd.

In addition, as discussed under the question titled “Have any stockholders already agreed to vote for any of the proposals?” above, we and stockholders that, as of March 31, 2015 held approximately 36.8% of our outstanding common stock are parties to the Stockholders Agreement, pursuant to which each stockholder party thereto agreed to cause the shares of our common stock held by such stockholder to be voted for the nominees of the Board designated pursuant to the Director Designation Agreement described above and for all other persons nominated by the Board for election thereto.

In addition, on January 6, 2015, we entered into a Master Agreement with Stephen J. Cloobeck, our Chairman of the Board, Hospitality Management and Consulting Service L.L.C. (“HM&C”), JHJM Nevada I, LLC (“JHJM”) and other entities controlled by Mr. Cloobeck or his immediate family members, pursuant to which at least through December 31, 2017, so long as Mr. Cloobeck is serving as a member of our Board, he will continue to serve as Chairman of the Board. See “Certain Relationships and Related Party Transactions — Master Agreement and HM&C Acquisition” below.

What are the consequences of ceasing to be a “controlled company?”

Under the rules of the NYSE, a company of which more than 50% of the outstanding voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards. We previously were, but on August 11, 2014 ceased to qualify as, a “controlled company” under the NYSE rules. As a result of this loss of “controlled company” status, we are required to have a majority of independent members on our Board by August 11, 2015 (the first anniversary of our loss of “controlled company” status). As disclosed below under “Proposal No. 1 Election of Directors — Director Elect,” the Board has elected Jeffrey W. Jones to serve on the Board, effective immediately following the Annual Meeting. The Board has determined that Mr. Jones will be an “independent director,” as defined by the marketplace rules of the NYSE; accordingly, following the effectiveness of Mr. Jones’s appointment to the Board, half of the members of the Board will be “independent directors,” as defined by the NYSE rules. The Board will take such steps as it determines are necessary to ensure we satisfy this NYSE director independence requirement by the deadline. As of August 11, 2014, we were already (and we remain) in compliance with all of the other corporate governance requirements applicable under NYSE rules to companies that do not qualify as “controlled companies.”

What are the consequences of ceasing to be an “emerging growth company?”

We previously were, but beginning in 2015 we ceased to be, an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (commonly referred to as the JOBS Act). As a result of our loss of “emerging growth company” status, we are no longer eligible to take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not “emerging growth companies.” In particular, following our loss of “emerging growth company” status, we are required to (i) comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, (ii) include full executive compensation disclosure in our proxy statement (see “Executive Compensation” below), (iii) seek stockholder approval for certain golden parachute payments and (iv) hold our first advisory vote on the frequency of future advisory votes on the Company’s executive compensation (see Proposal No. 4 below). Our loss of “emerging growth company” status triggers the requirement to hold such advisory votes on the Company’s executive compensation. However, due to applicable transition relief that we are taking advantage of, our first advisory vote on the Company’s executive compensation will not be required until our 2016 annual meeting of stockholders. Proposal No. 4 below asks stockholders to vote on the frequency of conducting such advisory votes.

What principles has the Board established with respect to corporate governance?

The Board has carefully reviewed the corporate governance rules adopted by the Securities Exchange Commission (the “SEC”) and the NYSE and other corporate governance recommendations and has adopted the corporate governance documents described below.

•	Corporate Governance Guidelines. Our Corporate Governance Guidelines address, among other things, the Board’s composition, qualifications and responsibilities, independence of directors, stock ownership guidelines, director compensation and communications between stockholders and our directors.

•	Board Committee Charters. The Board has adopted charters for its Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. See “What are the committees of the Board and what are their functions?” below.

•	Code of Ethics. Our Code of Ethics for Principal and Senior Financial Officers articulates standards of business and professional ethics applicable to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and all other senior financial officers of our Company. This Code functions as our “code of ethics for senior financial officers” under Section 406 of the Sarbanes-Oxley Act of 2002 and our “code of ethics” within the meaning of Item 406 of Regulation S-K.

Our Corporate Governance Guidelines, the Board Committee charters and our Code of Ethics are available in full text on our website at www.diamondresorts.com in the “Investor Relations — Corporate Governance” section. Our website also provides information on how to contact us and other items of interest to investors.

What is the composition of the Board?

Pursuant to our amended and restated certificate of incorporation and our amended and restated bylaws, our Board of Directors is divided into three classes with staggered three-year terms, with the terms of the directors of one class expiring at each annual meeting of our stockholders. The classes are currently composed as follows:

•	David J. Berkman, B. Scott Minerd and Hope S. Taitz are Class I directors, whose terms will expire at the 2017 annual meeting of stockholders;

•	David F. Palmer, Zachary D. Warren and Richard M. Daley are Class II directors, whose initial terms will expire at the Annual Meeting; and

•	Stephen J. Cloobeck, Lowell D. Kraff and Robert Wolf are Class III directors, whose initial terms will expire at the 2016 annual meeting of stockholders.

The Board has nominated David F. Palmer, Zachary D. Warren and Richard M. Daley for re-election to the Board at the Annual Meeting, and is recommending that you re-elect each of Messrs. Palmer, Warren and Daley for a new three-year term (and until a successor to such director shall be elected and qualified, or until the earlier resignation or removal of such director) at the Annual Meeting. Additionally, the Board has elected Jeffrey W. Jones to serve on the Board, effective immediately following the Annual Meeting. In connection with Mr. Jones’s election to the Board, the Board increased the size of the Board from nine to 10 directors, effective immediately following the Annual Meeting, and Mr. Jones will fill the vacancy on the Board resulting from that expansion. Mr. Jones will serve as a Class I director, with a term expiring at the 2017 annual meeting of the Company’s stockholders (and until his successor shall be elected and qualified, or until his resignation or removal).

Which directors are independent and how does the Board make that determination?

We are subject to the listing requirements of the NYSE and, as a result, our board of directors would typically be required to be composed of a majority of “independent directors,” as defined by the marketplace rules of the NYSE. Until August 11, 2014, we qualified as a “controlled company,” and were not required to have a majority of independent directors. As a result of the loss of “controlled company” status, we are required to have a majority independent board by August 11, 2015 (the first anniversary of our loss of “controlled company” status). Our board of directors has determined that each of David J. Berkman, Richard M. Daley, Hope S. Taitz and Robert Wolf is a non-employee director who meets the applicable independence requirements for directors of the NYSE, and has determined that each of Stephen J. Cloobeck, David F. Palmer, Lowell D. Kraff, Zachary D. Warren and B. Scott Minerd does not meet such standards. In addition, the Board has determined that Jeffrey W. Jones, who will become a member of the Board effective immediately following the Annual Meeting, will be a non-employee director who meets the applicable independence requirements for directors of the NYSE.

Discussed below is the composition of each of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, including as to the independence of each of the members of those committees.

In addition to the NYSE independence requirements, we also apply the independence guidelines set forth in our Corporate Governance Guidelines, which are available on our website at www.diamondresorts.com in the “Investor Relations — Corporate Governance” section and are substantially similar to the NYSE director independence requirements.

Do independent directors meet separately in regularly scheduled executive sessions?

Yes. The independent directors meet without the presence of any director who is not independent, for regularly scheduled sessions and at various other times throughout the year if deemed necessary.

How can I communicate with directors?

As set forth in our Corporate Governance Guidelines, stockholders or other interested parties may communicate with the Board, or any individual member or members of the Board, by sending a letter to Diamond Resorts International, Inc. Board of Directors, c/o Jared T. Finkelstein, Secretary, 10600 West Charleston Boulevard, Las Vegas, Nevada 89135. The Secretary will receive the correspondence and forward it to the Board or specified Board member or members to whom the communication is addressed.

How often did the Board meet in 2014?

During 2014, the Board met nine times. Other than Mr. Minerd, each director who served on the Board during 2014 attended at least 75% of the aggregate of (1) the total number of meetings held by the Board during the period in which such individual was a director, and (2) the total number of meetings held by all committees of the Board on which such director served during the period in which such individual served on such committees.

What is the Company’s policy regarding Board members’ attendance at the Annual Meeting?

The Corporate Governance Guidelines provide that directors are expected to attend the Annual Meeting. The full text of the Corporate Governance Guidelines is available on our website at www.diamondresorts.com in the “Investor Relations — Corporate Governance” section.

What is the Board’s leadership structure, and why does the Board believe it is the best structure for the Company at this time?

While the Board does not have a formal policy requiring the separation of the positions of Chairman of the Board and Chief Executive Officer, currently the roles of the Chairman of the Board and the Chief Executive Officer are separated.

Our Chairman of the Board presides at all meetings of stockholders and all meetings of the Board, approves the agendas for all Board meetings, approves information sent to the Board as a whole and, if requested by significant stockholders of the Company, is available for consultation and direct communication with such stockholders (subject to compliance with applicable Company policies). Our Chief Executive Officer manages and directs the day-to-day operations of the Company, and is responsible for leading strategic business decisions. He also serves as a member of the Board and is the primary liaison between the Board and our management.

The Board believes that separation of the roles of Chairman of the Board and Chief Executive Officer is the best governance model for the Company at this time, because it allows our Chief Executive Officer to focus on his duties while benefitting from the Chairman’s significant experience with our company and in the vacation ownership industry. Under our Corporate Governance Guidelines, however, the Board has the discretion to, and may in the future, determine that under certain circumstances it may be appropriate for the Chief Executive Officer to also serve as the Chairman of the Board.

Additionally, pursuant to amendments to the Corporate Governance Guidelines recently approved by the Board, if, as is currently the case, the office of Chairman of the Board is held by the Chief Executive Officer or another person who is not an independent director, the independent directors will designate one independent director to serve as the “Lead Director.” The Lead Director will preside at meetings of the Board at which the Chairman of the Board and Vice Chairman of the Board are not present and at executive sessions of the independent directors, serve as liaison between the Chairman of the Board and the independent directors, approve information sent to the Board and approve meeting agendas and schedules for the Board. The Lead Director will also have the authority to call meetings of the independent directors and, if requested by our significant stockholders, be available for consultation and direct communication with such stockholders (subject to compliance with applicable Company policies). The independent directors will first designate a Lead Director in conjunction with the first meeting of the Board held after the Annual Meeting.

What is the Board’s role in risk oversight?

From time to time, we are exposed to risks, including strategic, operational, financial, legal, regulatory and compliance risks. The Board as a whole, as well as the committees thereof, is responsible for overseeing our risk management process and evaluating whether this process, as designed, is adequate to effectively manage the risks that we face. Our management is responsible for developing and implementing the Company’s plans and processes for risk management and is responsible for preparing and delivering reports directly to the Audit Committee and the Board with respect to risk management.

Throughout the year, the Board and the committees to which it has delegated responsibility conduct risk assessments and discuss identified risk and how to eliminate or mitigate such risks, within such areas as operational, financial performance, financial reporting, legal, regulatory and strategic planning. The Board reviews with management its plans and processes for managing risk. In addition, while our Board is ultimately responsible for overseeing our risk management, the committees of our Board assist the Board in fulfilling this responsibility by evaluating and assessing risks within their respective areas of responsibility and advising the Board of any significant risks. For example, the Audit Committee focuses on assessing and mitigating financial risks, including risks related to internal control over financial reporting and disclosure controls and procedures. The Compensation Committee considers risks relating to the Company’s compensation programs and policies, and evaluates whether our compensation programs are designed so employees are incentivized to make decisions that lead to long-term value for our stockholders, without encouraging excessive risk-taking. The Nominating and Corporate Governance Committee evaluates whether proper corporate governance standards are maintained and whether the Board is comprised of qualified directors.

What are the committees of the Board and what are their functions?

The Board has established three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these committees consists of only non-employee directors. The current members of the committees are identified in the table below.

Name	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee
David J. Berkman	X	(1)	X		X
Richard M. Daley			X
Hope S. Taitz	X		X	(1)	X	(1)
Robert Wolf	X		X		X

X	Committee Member
(1)	Committee Chair

Audit Committee

The current members of our Audit Committee are David J. Berkman, Hope S. Taitz and Robert Wolf, each of whom is “financially literate” as required by the rules of the NYSE. Each of Mr. Berkman and Ms. Taitz also qualifies as an “audit committee financial expert” as defined in SEC rules under the Sarbanes-Oxley Act of 2002. Our Board has determined that each of Messrs. Berkman and Wolf and Ms. Taitz meets the independence requirements for audit committee members of the NYSE. The Audit Committee exercises oversight responsibility regarding the quality and integrity of our accounting and financial reporting processes and the auditing of our financial statements. In fulfilling this responsibility, the Audit Committee, among other things, selects the independent auditors, pre-approves any audit or non-audit services to be provided by the independent auditors, reviews the results and scope of the annual audit performed by the auditors and assesses processes related to risks and the control environment. The Audit Committee reports to the full Board regarding all of the foregoing. The Audit Committee operates pursuant to a written charter that is posted on our website at www.diamondresorts.com in the “Investor Relations — Corporate Governance” section. The Audit Committee held 11 meetings in 2014. See “Audit Committee Matters.”

Compensation Committee

The current members of our Compensation Committee are David J. Berkman, Richard M. Daley, Robert Wolf and Hope S. Taitz, each of whom meets the independence requirements of the NYSE and the charter for our Compensation Committee. Pursuant to its recently amended and restated charter, the Compensation Committee has the primary responsibility for a range of issues regarding compensation, including: (1) reviewing and approving the corporate goals and objectives relating to the compensation and benefits for the Company’s Chief Executive Officer and other executive officers; (2) coordinating an annual review of the performance of our Chief Executive Officer and our other executive officers relative to the established corporate goals and objectives, and determining and approving compensation paid to our Chief Executive Officer and our other executive officers based upon such evaluation; (3) overseeing the administration of, and making awards under, the Company’s equity compensation plans; provided, that the committee may delegate its responsibilities relating to awards under the Company’s equity compensation plans to such persons as permitted by applicable law, the terms of the applicable plan and the provisions of the Company’s Equity Award Approval Policy; and (4) recommending to the Board the compensation to be paid to non-employee directors. The Compensation Committee reports to the full Board regarding the foregoing matters. The Compensation Committee operates pursuant to a written charter, as amended, that is posted on our website at www.diamondresorts.com in the “Investor Relations — Corporate Governance” section. The Compensation Committee held seven meetings in 2014. For more information on the Compensation Committee’s scope of authority and responsibilities with regards to executive compensation, including as to its more limited responsibilities prior to 2015, see “Executive Compensation — Role of the Compensation Committee in the Compensation Process” below.

Nominating and Corporate Governance Committee

The current members of our Nominating and Corporate Governance Committee are David J. Berkman, Hope S. Taitz and Robert Wolf, each of whom meets the applicable independence requirements of the NYSE and the charter for our Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee has the primary responsibility for a range of issues, including: (1) identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board; (2) recommending to the Board the nominees for election to the Board at each annual meeting of stockholders (subject to the provisions of the Director Designation Agreement) and filling vacancies on the Board; (3) reviewing nominees for Board membership submitted by stockholders of the Company; (4) advising the Board with respect to Board composition, procedures and committees; (5) recommending directors to serve on each Board committee; (6) overseeing the annual evaluation of the Company’s management and the annual self-evaluation of the Board and the committees of the Board; and (7) reviewing and recommending any necessary updates or modifications to the corporate governance-related policies of the Company, and otherwise taking a leadership role in shaping the corporate governance of the Company. The Nominating and Corporate Governance Committee reports to the full Board regarding the foregoing matters. The Nominating and Corporate Governance Committee operates pursuant to a written charter that is posted on our website at www.diamondresorts.com in the “Investor Relations — Corporate Governance” section. The Nominating and Corporate Governance Committee was established in June 2014 and held two meetings during the year.

How are nominees for the Board selected?

As described under the question titled “Is the Company party to any agreements affecting the governance of the Company?” above, pursuant to the Director Designation Agreement, subject to its fiduciary duties, the Board agreed to nominate (i) our Chief Executive Officer (currently David F. Palmer), (ii) two individuals designated by CDP (currently Stephen J. Cloobeck and Lowell D. Kraff) and (iii) two individuals nominated by the Guggenheim Investor (currently Zachary D. Warren and B. Scott Minerd). Apart from such nominees, the Nominating and Corporate Governance Committee evaluates and recommends to the Board nominees for election to the Board at each annual meeting of the stockholders, including nominees for re-election. The Nominating and Corporate Governance Committee considers many factors when evaluating candidates for election to the Board, including that the proper skills, experiences and competencies are represented on the Board and its committees and that the composition of the Board and each such committee satisfies applicable legal requirements. Among other criteria, the Nominating and Corporate Governance Committee considers a candidate’s independence, ability to exercise business judgment, applicable industry knowledge and experience, other relevant business or professional experience and the ability to offer our management meaningful advice and guidance based on that experience, stockholder relationships and the core competencies or technical expertise necessary for our committees. Additionally, while we do not have a formal policy mandating the consideration of diversity in identifying or evaluating director nominees, directors or the Board as a whole, under our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee considers factors such as diversity when evaluating directors, director candidates and the overall composition of the Board, with diversity being broadly understood by the Board to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, including gender, race and ethnicity differences, as well as other differentiating characteristics. The director qualification standards that the Nominating and Corporate Governance Committee uses when considering candidates are included in the Corporate Governance Guidelines available on our website at www.diamondresorts.com in the “Investor Relations — Corporate Governance” section. The Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met by a nominee. However, we do believe that all members of the Board should have the highest personal and professional ethics, a commitment to representing the long-term interests of the stockholders and sufficient time to devote to Board matters.

The Nominating and Corporate Governance Committee considers candidates for the Board from any reasonable source, including stockholder recommendations and recommendations from current directors and executive officers. The Nominating and Corporate Governance Committee does not evaluate candidates differently based on who has proposed the candidate. After considering candidates and assessing any material relationships with the Company or third parties that might adversely impact independence and objectivity, as well as such other criteria as the Nominating and Corporate Governance Committee determines to be relevant at the time, the Nominating and Corporate Governance Committee determines which candidates to recommend to the Board for nomination.

How can a stockholder recommend a candidate for nomination as a director of Diamond Resorts International, Inc.?

Stockholders who wish to nominate a qualified director candidate should write to us at our principal executive offices. The procedures to submit stockholder proposals and candidates for nomination to the Board for the 2015 annual meeting of stockholders are described under the section entitled “Miscellaneous and Other Matters — Deadlines for Submission of Proxy Proposals of Stockholders and Stockholder Nominations of Directors.”

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board currently consists of nine directors. Article Fifth of our Certificate of Incorporation provides that the business and affairs of the Company shall be managed by, or under the direction of, a board of directors consisting of no less than three and no more than 13 directors. The directors are divided into three classes, Class I, Class II and Class III, with each class having three directors. The initial term of office of the Class I directors expired at the 2014 annual meeting of stockholders, and at such meeting each of the Class I directors was elected for a three-year term that will expire at the 2017 annual meeting of stockholders. The initial term of office of the Class II and Class III directors will expire at the Annual Meeting and the annual meeting of stockholders in 2016, respectively, and at each such annual meeting, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term. At the Annual Meeting, each of David F. Palmer, Zachary D. Warren and Richard M. Daley is to be elected for a term of three years expiring at the 2018 annual meeting of stockholders and until his or her successor is elected and qualified (or until his or her earlier resignation or removal).

On March 27, 2015, at a meeting of the Board, the Board elected Jeffrey W. Jones to serve as a member of the Board, effective immediately following the Annual Meeting. In connection with Mr. Jones’s election to the Board, the Board increased the size of the Board from nine to 10 directors, effective immediately following the Annual Meeting, and Mr. Jones will fill the vacancy on the Board resulting from that expansion. Mr. Jones will serve as a Class I director, with a term expiring at the 2017 annual meeting of the Company’s stockholders.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE IN FAVOR OF THE ELECTION OF EACH OF THE NOMINEES NAMED IN THIS PROXY STATEMENT TO SERVE AS OUR DIRECTORS FOR A THREE-YEAR TERM. See “Nominees” below.

The directors whose terms of office expire in 2016 and 2017 will continue to serve after the Annual Meeting until such time as their respective terms of office expire and their successors are duly elected and qualified (or until their earlier resignation or removal). See “Other Continuing Directors” and “Director Elect” below.

If at the time of the Annual Meeting a nominee should be unable or declines to serve, the person named in the proxy will vote for such substitute nominee as the Board recommends, or vote to allow the vacancy created thereby to remain open until filled by the Board, as the Board recommends. The Board has no reason to believe that any nominee for election at the Annual Meeting will be unable or will decline to serve as a director if elected.

The following table lists the nominees for election to the Board, the other current members of the Board and Mr. Jones (who will become a member of the Board, effective immediately following the Annual Meeting), their ages, their positions with us, the year each was first elected as a director, the expiration of their current terms and the years of the annual meetings for which their terms are to expire following the Annual Meeting.

Name	Age	Position with Company	Served as Director Since	Term Expires Prior to Annual Meeting	Term Expires After Annual Meeting	Class of Director
Nominees:
David F. Palmer (1)	53	Chief Executive Officer; President and Director	2007(2)	2015	2018	II
Richard M. Daley (1)	72	Director	2013	2015	2018	II
Zachary D. Warren (1)	41	Director	2010(2)	2015	2018	II

Other Continuing Directors:
Stephen J. Cloobeck	53	Chairman of the Board, Director	2007(2)	2016	2016	III
Lowell D. Kraff	54	Vice Chairman of the Board, Director	2007(2)	2016	2016	III
David J. Berkman	53	Director	2013	2017	2017	I
B. Scott Minerd	56	Director	2010(2)	2017	2017	I
Hope S. Taitz	50	Director	2013	2017	2017	I
Robert Wolf	53	Director	2013	2016	2016	III

Director Elect:

Jeffrey W. Jones	53	Director	2015(3)	2017	2017	I

(1)	Nominated for re-election to the Board at the Annual Meeting for a three-year term expiring in 2018.
(2)	Includes service as a member of the board of directors of Diamond Resorts Parent, LLC, the predecessor to the Company (“Diamond LLC”) through which we operated our business until the consummation of our initial public offering in July 2013.
(3)	Mr. Jones will become a member of the Board, effective immediately following the Annual Meeting, filling the vacancy on the Board resulting from the Board’s increase in the size of the Board from nine directors to 10 directors, also effective immediately following the Annual Meeting.

Below are the biographies for our director nominees, including information concerning their specific experiences, qualifications, attributes and skills that led the Board to conclude that the nominee should continue to serve on the Board:

Nominees

David F. Palmer served as President of Diamond LLC from September 2010 until the merger of Diamond LLC with and into the Company in July 2013. Mr. Palmer was appointed Chief Executive Officer of Diamond LLC effective as of January 1, 2013, and served as a member of the board of managers of Diamond LLC from April 2007 until the merger of Diamond LLC with and into the Company in July 2013. Mr. Palmer has served as our President and Chief Executive Officer, and as a member of the Board, since the inception of the Company in January 2013. Mr. Palmer served as an Executive Vice President of Diamond LLC from April 2007 through his appointment as President in September 2010, and as Chief Financial Officer of Diamond LLC from April 2007 through December 2012. Mr. Palmer has over 25 years of experience as a private equity/financial professional. Mr. Palmer served as a managing director of Trivergance, LLC, which he co-founded with Mr. Kraff, from its formation in June 2006 to July 2010. From September 2002 to December 2006, he served as a member of Onyx Capital Ventures, LLC, a private equity firm and minority business enterprise that specialized in investing in middle-market minority business enterprises. From 1996 to 2002, he was a principal of Vision Capital Partners,

LLC, together with Mr. Kraff, and was a founder of Velocity Capital, LLC. Both merchant banking partnerships focused on early stage venture capital and private equity investments. From 1989 to 1999, Mr. Palmer served as vice president of corporate development for Farley Industries, Inc., a diversified holding company with interests in the automotive, industrial and apparel industries. From 2003 to 2006, Mr. Palmer served as Chairman of the Board of Directors of CiDRA Corporation, an industrial and optical services provider to the oilsands, minerals processing and pulp and paper industries. Mr. Palmer received an A.B. in Physical Chemistry from Hamilton College and an M.B.A. from the J.L. Kellogg Graduate School of Management at Northwestern University.

The Board believes that Mr. Palmer should continue to serve as a director because of his significant executive experience, his financial and investment expertise and his extensive knowledge of our business and operations, which he has acquired through his service as our Chief Executive Officer and former Chief Financial Officer.

Richard M. Daley has served as a member of the Board since the consummation of our initial public offering in July 2013. Mr. Daley has spent his career in public service. From his initial election in 1989 through his decision to retire from government in May 2011, he served as Mayor of Chicago, one of the world’s largest cities, managing all aspects of a complex governmental organization, including a multi-billion dollar budget and over 30 departments with over 35,000 employees. Mr. Daley is currently the executive chairman of Tur Partners LLC, an investment and advisory firm focusing on sustainable solutions within the urban environment, a position he has held since May 2011. He has also been Of Counsel at Katten Muchin Rosenman LLP since June 2011. Additionally, in October 2011, he was appointed a senior advisor to JPMorgan Chase & Co., where he chairs the Global Cities Initiative, a joint project of JPMorgan Chase & Co. and the Brookings Institution to help cities identify and leverage their greatest economic development resources. Mr. Daley also has been a distinguished senior fellow at the University of Chicago Harris School of Public Policy since May 2011, and has served as a member of the International Advisory Board for the Russian Direct Investment Fund since September 2011. Since his retirement as Mayor of Chicago, he has continued a focus on developing international relationships, particularly in China through efforts such as the Chicago-China Friendship Initiative Campaign. Mr. Daley also serves as a member of the board of directors of The Coca-Cola Company, a multinational beverage corporation listed on the NYSE, and until September 2014, Mr. Daley served as a member of the board of directors of Ind Cor Properties, a Chicago based real estate investment trust. Mr. Daley received a J.D. from the DePaul University College of Law in 1968. Mr. Daley is a member of the Compensation Committee.

The Board believes that Mr. Daley should continue to serve as a director because of his expertise and experience managing the diverse operations (and associated risks) of a large, complex organization, which he acquired through his service as the mayor of Chicago. The Board also believes that Mr. Daley’s international experience, including his experience developing relationships in China, will be valuable to us as we expand our business into new geographic markets.

Zachary D. Warren served as a member of the board of managers of Diamond LLC from June 2010 until the merger of Diamond LLC with and into the Company in July 2013, and has served on our Board since the inception of the Company in January 2013. In April 2004, Mr. Warren joined Guggenheim Partners, LLC, where he has participated in numerous financings and currently serves as a senior managing director. Mr. Warren has over 15 years of experience in the equity and corporate debt markets, with a focus on making direct debt investments in middle-market companies. Mr. Warren received a B.A. in Economics from the College of William and Mary and an M.B.A. from the Anderson School at UCLA.

The Board believes that Mr. Warren should continue to serve as a director because of his financial and investment expertise, experience in the equity and corporate debt markets and his extensive knowledge of our business and operations, which he has acquired through his service as a member of the board of managers of Diamond LLC. As a senior managing director of one of the world’s most prominent financial services firms, Mr. Warren also contributes general expertise in investment evaluation and management, enhancement of balance sheet and financial strength, entrepreneurialism, management of credit and credit agreements and management of banking and investment banking relationships.

Other Continuing Directors

Stephen J. Cloobeck served as Chairman of the board of managers of Diamond LLC from April 2007 until the merger of Diamond LLC with and into the Company in July 2013, and has served as our Chairman of the Board since the inception of the Company in January 2013. Until January 2015, Mr. Cloobeck provided strategic oversight and direction for our hospitality services, including services provided to our managed resorts. From April 2007 through December 2012, Mr. Cloobeck also served as Chief Executive Officer of Diamond LLC. Mr. Cloobeck has over 30 years of experience in the vacation ownership industry, and the development, construction, management, operations, marketing and sales of real estate properties, including vacation ownership resorts, hotels, retail shopping centers, office and apartment buildings. Mr. Cloobeck coordinated the development of the Polo Towers Resort and spearheaded the design of Marriott’s Grand Chateau vacation ownership resort, through Diamond Resorts, LLC, a group of affiliated companies, that was founded in 1999. Mr. Cloobeck is a member of the American Resort Development Association (ARDA) and is active in a wide range of community affairs on the local, state and national levels. In September 2010, Mr. Cloobeck was appointed by the United States Secretary of Commerce, Gary Locke, as a director to the Corporation for Travel Promotion for the United States and was elected chairman of the board in October 2010. Mr. Cloobeck was also a member of the board of directors for the Nevada Cancer Institute from 2003 to 2010, serving as chairman of the board for the last year that he was on the board. In addition, Mr. Cloobeck has worked with many charities and civic organizations, including the Prostate Cancer Foundation, Kids Charities.org, the Police Athletic League, Boy Scouts of America, Inner City Games, the Alzheimer’s Association, the Andre Agassi Charitable Foundation, and Autism Speaks, and is a founder of the Brent Shapiro Foundation for Drug Awareness. Mr. Cloobeck received a B.A. in Psychobiology from Brandeis University.

The Board believes that Mr. Cloobeck, as our founder and the former Chief Executive Officer of Diamond LLC, should continue to serve as a director because of Mr. Cloobeck’s unique understanding of the opportunities and challenges that we face and his in-depth knowledge about our business, including our customers, operations, key business drivers and long-term growth strategies, derived from his 30 years of experience in the vacation ownership industry and his service as our founder and former Chief Executive Officer.

Lowell D. Kraff served as a member of the board of managers of Diamond LLC from April 2007 until the merger of Diamond LLC with and into the Company in July 2013, and has served on the Board since the inception of the Company in January 2013. He was appointed Vice Chairman of the Board on March 21, 2013. As the Vice Chairman of the Board, Mr. Kraff provides key advice regarding the strategic direction of the Company, and takes an active role in our consideration and pursuit of various strategic opportunities. Mr. Kraff has spent his career in the private equity, merchant banking and investment banking fields. He has been a principal equity investor for over 20 years, participating in leveraged buyouts, growth equity and early stage venture capital transactions. Mr. Kraff co-founded Trivergance, LLC with Mr. Palmer in June 2006, and has served as a managing member since its formation. From July 2001 to June 2006, Mr. Kraff was a founding principal of Connecting Capital & Partners, LLC, a merchant banking company organized to make principal investments in alternative assets and provide limited strategic investment banking advice. From June 1996 to July 2001, Mr. Kraff also served as a founding principal of Vision Capital Partners, LLC, together with Mr. Palmer. At Vision Capital, Mr. Kraff and his partners, including Mr. Palmer, sourced proprietary deals and invested in several early stage and growth capital opportunities. He currently is a member of the board of directors of Tranzact, a company focused on ways to sell insurance direct to consumers in scale, and on the board of directors of a sister company, Oursurance, which is a venture with Walmart to help them sell auto and health insurance to their customers. Mr. Kraff received a B.S. from The Wharton School, University of Pennsylvania and an M.B.A. from the University of Chicago.

The Board believes that Mr. Kraff should continue to serve as a director because of his financial and investment expertise and his extensive knowledge of our business and operations, which he acquired through his service as a member of the board of managers of Diamond LLC. His experience in the private equity and investment banking industry adds investment management and analysis experience, which is useful to our Board when reviewing potential acquisitions, joint ventures and other strategic transactions.

David J. Berkman has served as a member of the Board since the consummation of our initial public offering in July 2013. Since 2000, Mr. Berkman, has served as the managing partner of Associated Partners, LP, a private equity firm engaged in the telecommunications, media and internet market segments. He has also served as member of the board of directors of Entercom Communications Corp., a publicly held radio broadcasting company, since its initial public offering in 1999, and is currently the chairman of its compensation committee and a member of both the audit and nominating and governance committees. Mr. Berkman has also served as a member of the board of directors of Actua Corporation (formerly ICG, Corp.), a multi-vertical cloud company, since 2001, and is currently the chairman of its compensation committee and a member of its nominating and governance committee. Additionally, Mr. Berkman has been a member of the board of managers of Franklin Square Holdings, LP, a holding company which owns the manager of funds involved in the credit and energy markets, since 2011. He is also an advisory board member, and was the initial anchor investor, of First Round Capital, an early stage venture capital fund. Civically, Mr. Berkman served on the Board of Overseers for the University of Pennsylvania School of Engineering and Applied Science, and through December 31, 2014, served as a member of the Board of Trustees of the Franklin Institute. Mr. Berkman received a B.S. in Economics from the Wharton School of the University of Pennsylvania with a concentration in Finance and Entrepreneurial Management. Mr. Berkman is the Chair of the Audit Committee, a member of both the Nominating and Corporate Governance Committee and Compensation Committee and qualifies as an “audit committee financial expert” as defined in SEC rules under the Sarbanes Oxley Act of 2002.

The Board believes that Mr. Berkman should continue to serve as a director because of his deep experience in private equity markets and his significant experience with mergers and acquisitions, corporate finance, financial reporting and accounting and controls, which he has acquired from nearly 20 years holding executive and management positions with investment and private equity firms. In addition, our Board believes that Mr. Berkman’s nearly 15 years of experience serving as a director on various other boards and committees will enable him to offer valuable expertise in matters relating to our corporate governance and board responsibilities.

B. Scott Minerd served as a member of the board of managers of Diamond LLC from August 2010 until the merger of Diamond LLC with and into the Company in July 2013, and has served on the Board since the inception of the Company in January 2013. Mr. Minerd joined Guggenheim Partners in 1998. In his current role as Global Chief Investment Officer of Guggenheim Partners Investment Management, LLC, Mr. Minerd guides Guggenheim’s investment strategies and oversees client accounts across a broad range of fixed-income and equity securities. Mr. Minerd is also a founding managing partner of Guggenheim Partners, LLC. Previously, Mr. Minerd was a Managing Director of Credit Suisse First Boston in charge of trading and risk management for the Fixed Income Credit Trading Group. In this position, he was responsible for the corporate bond, preferred stock, money markets, U.S. government agency and sovereign debt, derivatives securities, structured debt and interest rate swaps trading business units. Prior to that, Mr. Minerd served as Morgan Stanley’s London-based European Capital Markets Products Trading and Risk Manager responsible for Eurobonds, Euro-MTNs, domestic European bonds, FRNs, derivative securities and money market products in 12 European currencies and Asian markets. Mr. Minerd has also held capital markets positions with Merrill Lynch and Continental Bank and was a Certified Public Accountant for Price Waterhouse. Mr. Minerd is a member of the Federal Reserve Bank of New York’s Investment Advisory Committee on Financial Markets, helping advise the Federal Reserve Bank of New York’s President and senior management about the current financial markets and ways the public and private sectors can better understand and mitigate systematic risks. Mr. Minerd is also currently working with the Organization for Economic Cooperation and Development (OECD), advising on research and analysis of private sector infrastructure investment, and is a contributing member of the World Economic Forum (WEF). Mr. Minerd holds a B.S. degree in Economics from The Wharton School, University of Pennsylvania, and has completed graduate work at the University of Chicago Graduate School of Business and The Wharton School, University of Pennsylvania.

The Board believes that Mr. Minerd should continue to serve as a director because of his financial and investment expertise, experience in capital markets and his extensive knowledge of our business and operations, which he acquired through his service as a member of the board of managers of Diamond LLC and as a member of the Board. As a managing partner of one of the world’s most prominent financial services firms, Mr. Minerd also contributes general expertise in investment evaluation and management, enhancement of balance sheet and financial strength, entrepreneurialism, management of credit and credit agreements and management of banking and investment banking relationships.

Hope S. Taitz has served as a member of the Board since her appointment to the Board in August 2013. After graduating from the University of Pennsylvania, majoring in economics with a concentration in marketing, Ms. Taitz began her investment banking career, first as a mergers and acquisitions analyst and then as an associate at Drexel Burnham Lambert from 1986 to 1990. Ms. Taitz continued as a Vice President at The Argosy Group (now part of the Canadian Imperial Bank of Commerce) from 1990 to 1992 and as a Managing Director at Crystal Asset Management from 1992 to 1995. From 1995 to 2004, Ms. Taitz was managing partner of Catalyst Partners, L.P., a money management firm focused on special situations in both debt and equity in sectors including retail, consumer and specialty finance. Ms. Taitz currently acts as a consultant in the retail/consumer industries and serves as a director at MidCap FinCo Holdings Limited, MidCap FinCo Limited and MCFeeder Limited, Apollo Residential Mortgage, Inc., Athene USA Corporation, Athene Annuity and Life Company, Athene Life Insurance Company of New York, Athene Annuity and Life Assurance Company of New York, Athene Annuity & Life Assurance Company, Athene Life Re Ltd. and Athene Holding Ltd. Ms. Taitz also serves as an external director and is a member of the audit committee for Lumenis Ltd. In addition, Ms. Taitz is a founding executive member of Pencils of Promise as well as the Youth Renewal Fund. Ms. Taitz is a member of the Audit Committee, the Chair of both the Compensation Committee and the Nominating and Corporate Governance Committee and qualifies as an “audit committee financial expert” as defined in SEC rules under the Sarbanes Oxley Act of 2002.

The Board believes that Ms. Taitz should continue to serve as a director because her business and marketing experience and her extensive investment and analytical expertise, which she has acquired through her years of experience in the investment banking industry, provides the Board with valuable insight when reviewing potential acquisitions, joint ventures and other strategic transactions and in making other strategic and operational decisions. In addition, Ms. Taitz’s other experience as a public company director provides the Board with perspective into corporate governance best practices.

Robert Wolf has served as a member of the Board since the consummation of our initial public offering in July 2013. Mr. Wolf is the founder and Chief Executive Officer of 32 Advisors, LLC, a New York-based, global consulting firm providing senior executives with strategic intelligence and actionable guidance on a broad spectrum of issues affecting immediate and long-term growth and success. Mr. Wolf spent 18 years at UBS, a global financial services firm, prior to leaving UBS and forming 32 Advisors, LLC in August 2012. He held several senior positions at UBS, including Global Head of Fixed Income, Chairman and CEO of UBS Americas, and President and Chief Operating Officer of UBS Investment Bank. He joined UBS in 1994 after spending approximately 10 years at Salomon Brothers in Fixed Income Sales and Trading. Mr. Wolf was a member of President Obama’s Council on Jobs and Competitiveness from 2011 through 2013 and a member of the President’s Economic Recovery Advisory Board from 2009 through 2011 and was on the Homeland Security Advisory Council’s Border Infrastructure Task Force in 2012. In June 2013, President Obama appointed Mr. Wolf to the President’s Export Council. He is also a member of the Council on Foreign Relations and is a graduate member of the Committee Encouraging Corporate Philanthropy, and serves on the Undergraduate Executive Board of the Wharton School, the Athletics Board of Overseers at the University of Pennsylvania and the advisory committee of Wisekey, a global digital technology company. In addition, he serves on the boards of a number of non-profit institutions, including the Robert F. Kennedy Center for Social Justice & Human Rights (as vice chairman), the Partnership for NYC and the Leadership Council for the Multiple Myeloma Research Foundation. Mr. Wolf graduated from the Wharton School of the University of Pennsylvania with a B.S. in Economics in 1984. Mr. Wolf is a member of each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

The Board believes that Mr. Wolf should continue to serve as a director because of his experience in the financial services and investment banking industries, as well as his experience offering economic advice and guidance to the President of the United States and other individuals and entities.

Director Elect

Jeffrey W. Jones will become a member of the Board, effective immediately following the Annual Meeting, filling the vacancy on the Board resulting from the Board’s increase in the size of the Board from nine directors to 10 directors, also effective immediately following the Annual Meeting. From 2003 to 2012, Mr. Jones served as the Chief Financial Officer for Vail Resorts, Inc., a publicly held resort management company, and also served as a member of the board of directors of Vail Resorts, Inc. from 2008 through 2012. In addition, later in his tenure at Vail Resorts, Inc., Mr. Jones served as President — Lodging, Retail and Real Estate. Mr. Jones is currently a member of the board of directors and chairs the audit committee for Noodles & Company, a publicly held fast-casual restaurant chain with over 430 locations system wide. Mr. Jones also serves on the board of directors and chairs the audit and finance committee of Hershey Entertainment and Resorts, a privately held entertainment and hospitality company. In addition, Mr. Jones is a member of the board of directors of Summit Hotel Properties, a publicly held real estate investment trust, where he is chairman of the audit committee and a member of the nominating and corporate governance committee and the compensation committee. He is also a member of the US Bank Advisory Board and is a member of the board of the Leeds School of Business, University of Colorado Boulder. Prior to joining Vail Resorts, Inc., Mr. Jones held chief financial officer positions with Clark Retail Enterprises and Lids Corporation. Mr. Jones received a BA in Accounting and American Studies from Mercyhurst College and is a member of the American Institute of Certified Public Accountants (AICPA).

The Board believes Mr. Jones should serve as a director because of his significant management, financial and hospitality industry experience and expertise, which he has acquired through his 15 years as a chief financial officer, including 10 years as chief financial officer and four years as a director, as well as president of lodging, retail and real estate, of a publicly held resort management company. In addition, Mr. Jones’s other experience as a public company director and audit committee member and chair provides the Board with perspective into corporate governance best practices.

Arrangements or Understandings Regarding Service as a Director

Pursuant to the Director Designation Agreement, subject to its fiduciary duties, the Board agreed to nominate (i) our Chief Executive Officer (currently David F. Palmer), (ii) two individuals designated by CDP (currently Stephen J. Cloobeck and Lowell D. Kraff) and (iii) two individuals nominated by the Guggenheim Investor (currently Zachary D. Warren and B. Scott Minerd) for service on the Board. In addition, pursuant to the Master Agreement, at least through December 31, 2017, so long as Stephen J. Cloobeck is serving as a member of the Board, he has the right to serve as Chairman of the Board. In addition, we and stockholders that, as of March 31, 2015 held approximately 36.8% of our outstanding common stock, are parties to the Stockholders Agreement, pursuant to which each stockholder party thereto agreed to cause the shares of our common stock held by such stockholder to be voted for the nominees of the Board designated pursuant to the Director Designation Agreement described above and for all other persons nominated by the Board for election thereto.

PROPOSAL NO. 2

APPROVAL OF THE DIAMOND RESORTS INTERNATIONAL, INC. 2015

EQUITY INCENTIVE COMPENSATION PLAN

We are requesting that our stockholders vote in favor of adopting our 2015 Equity Incentive Compensation Plan (the “Equity Plan”). On March 27, 2015, our Board adopted the Equity Plan, subject to approval by our stockholders. If our stockholders approve the Equity Plan, it will become effective as of the date upon which the Equity Plan was approved by our Board. The description of certain key features of the Equity Plan is subject to the specific provisions in the full text of the Equity Plan, which is attached as Appendix A to this Proxy Statement. Subject to approval of the Equity Plan by our stockholders, we will cease making equity-based awards under our 2013 Incentive Compensation Plan (the “2013 Incentive Plan”), although awards previously issued under the 2013 Incentive Plan will remain outstanding in accordance with their terms. The 2013 Incentive Plan is the only equity compensation plan under which equity-based compensation may currently be awarded to our officers, employees, consultants, advisors and non-employee directors.

Stockholder approval of the Equity Plan is important to us for many reasons. Among other things, stockholder approval of the Equity Plan is necessary (1) to meet the requirements of the NYSE, (2) for us to be able to grant performance-based awards that qualify for the exception to the deductibility limit set forth in Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”), and (3) to qualify certain stock options granted under the Equity Plan as incentive stock options. See the discussion below regarding incentive stock options and Section 162(m). If our stockholders do not approve the Equity Plan, we will continue to be able to grant awards under the 2013 Incentive Plan. However, we would be limited in our ability to make equity and other awards that we believe are necessary to effectively attract, retain and incentivize officers and other employees and non-employee directors, as we consider essential for our future success.

Although our future burn rate under the Equity Plan will depend upon and be influenced by a number of factors, such as the number of plan participants, the price per share of our common stock and the methodology used to establish the equity award mix, the shares of common stock reserved for issuance under the Equity Plan will enable us to continue to utilize stock-based awards as a significant component of our compensation program and help meet our objectives to attract, retain and incentivize talented personnel. The calculation of the Available Shares (as defined below) took into account, among other things, our stock price and volatility, our share burn rate and overhang and how they compare with our industry peers, the existing terms of our outstanding awards and our proposed fungible share rate of 1.67 for full-share awards under the Equity Plan. The results of this analysis were presented to the Compensation Committee and the full Board for their consideration.

Purposes and Eligibility

The Equity Plan is intended to assist us in attracting and retaining exceptionally qualified officers, employees, consultants, advisors and directors upon whom, in large measure, our sustained progress, growth and profitability depend, to motivate such individuals to achieve our long-term goals and to more closely align their interests with those of our stockholders by providing them with a proprietary interest in our growth and performance. Our officers, employees, non-employee directors, consultants and advisors (other than consultants and advisors providing services to us in connection with capital-raising securities offerings or the promotion or maintenance of a market for our securities) are eligible to participate in the Equity Plan. As of March 31, 2015, we had eight non-employee directors, seven executive officers and approximately 7,100 employees eligible to participate in the Equity Plan.

Highlights of Key Corporate Governance Practices and Provisions under the Equity Plan

We believe that the Equity Plan will promote the interests of our stockholders and is consistent with principles of good corporate governance. The Equity Plan includes the following practices and provisions.

•	Administered by an independent committee. The Equity Plan will be administered by our Compensation Committee, which is composed entirely of independent directors who meet the independence requirements of the NYSE and the charter for our Compensation Committee, qualify as “non-employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and qualify as “outside directors” for purposes of Section 162(m).

•	Granting of Performance Awards. Under the Equity Plan, the Board may grant performance-based awards intended to qualify as exempt performance-based compensation under Section 162(m), as well as other performance-based awards.

•	Awards require a minimum vesting period. At the time of grant, stock options, stock appreciation rights or any other award based on shares of our common stock that are awarded under the Equity Plan require one-year vesting (other than awards to individuals who are not our employees or officers).

•	No broad discretion to accelerate vesting. Except with respect to a small portion of the shares available under the Equity Plan, the Committee does not have the discretion to accelerate equity vesting absent a change in control, death or disability.

•	Double trigger vesting on change in control. If awards granted under the Equity Plan are assumed by a successor in connection with a change in control of our Company, they will not automatically vest and pay out solely as a result of the change in control.

•	Awards are subject to clawback. All awards under the Equity Plan are subject to recoupment or clawback under certain circumstances pursuant to our recently adopted “clawback policy.” See “Executive Compensation — Clawback Policy” below.

•	No liberal share counting. The Equity Plan prohibits the reuse of shares withheld or delivered to satisfy the exercise price of stock options or to satisfy tax withholding requirements of any award.

•	Cap on awards to non-employee directors. The value of shares awarded to a single non-employee director during a calendar year will not exceed $1,000,000.

•	No discounted stock options or stock appreciation rights. All stock options and stock appreciation rights awarded under the Equity Plan must have an exercise or strike price that is not less than the fair market value of the underlying common stock on the date of grant.

•	No repricing of stock options or stock appreciation rights. The Equity Plan prohibits any repricing of stock options or stock appreciation rights without stockholder approval.

•	No tax gross-ups. The Equity Plan does not include any tax gross-up provisions.

•	No reloads. The Equity Plan does not provide for reloads.

Shares Authorized for Issuance

The number of shares of our common stock that may be delivered under the Equity Plan will not exceed 8,500,000 (the “Available Shares”), which number includes approximately 1,500,000 shares that would otherwise remain available for future awards under the 2013 Incentive Plan. Accordingly, we are asking for an increase in approximately 7,000,000 shares over the number of shares we currently have available for new equity awards. The number of Available Shares may be adjusted by the Board if, upon a potential corporate transaction (such as a merger or spin-off), the Board deems it equitable in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made under the Equity Plan. The pool of Available Shares is intended to be fungible. As a result, the number of Available Shares under the Equity Plan will be reduced by (1) the number of shares underlying each outstanding option and (2) the number equal to the greater of (i) each share available to be delivered upon the exercise of a stock appreciate right (a “SAR”) and (ii) the number of shares underlying the SAR. In addition, the number of Available Shares will be reduced by 1.67 shares for each share delivered pursuant to or otherwise underlying, an award other than an option or SAR (or other substitute award, as described below). If any Available Shares granted pursuant to the Equity Plan are forfeited or otherwise terminated without the delivery of the shares, to the extent of any forfeiture and in the amount that the shares reduced the Available Shares upon the granting of the shares, those shares will again be treated as Available

Shares under the Equity Plan. The Equity Plan provides that shares withheld to pay the option price of an option, shares not issued in connection with a stock-settled SAR, shares purchased on the open market with option proceeds and shares used to satisfy tax withholding obligations will not be available for future awards under the Equity Plan. Shares of common stock that are issued under the Equity Plan are not affected by the cash payment of dividends (or dividend equivalents) in connection with any outstanding awards or any shares required to satisfy substitute awards.

Historical Share Usage

While the use of equity is an important part of our compensation program, we are mindful of our responsibility to our shareholders to exercise judgment in the granting of equity awards.

Overhang and Duration. As of March 31, 2015, we had 9,324,435 shares of common stock subject to outstanding equity awards or available for future equity awards under the 2013 Incentive Plan, which represented approximately 11% of the fully-diluted common shares then outstanding (or, the “overhang percentage”). The approximately 7,000,000 new shares proposed to be available under the Equity Plan would increase the overhang percentage by an additional 7% to approximately 18%. Based on current practices and share price, it is expected that the requested share reserve would allow us to continue our current equity grant practices for approximately four years.

The following table summarizes the actual shares outstanding and shares remaining for issuance under the 2013 Incentive Plan as of March 31, 2015. The table includes information regarding all of our outstanding equity awards and shares available for future awards under the 2013 Incentive Plan and the related award agreements as of March 31, 2015 (without giving effect to this Proposal 2).

	Outstanding	Weighted Average Term (in years)	Weighted Average Exercise Price
Stock options outstanding as of March 31, 2015	7,753,115	8.40	$15.01
Full-value awards outstanding as of March 31, 2015	44,910	1.75	N/A
Shares remaining available for future grant as of March 31, 2015	~1,500,000	N/A	N/A
Proposed increase in shares available for future grants	~7,000,000	N/A	N/A
Total proposed shares available for future awards	8,500,000	N/A	N/A

Administration and Types of Awards

The Equity Plan will be administered by the Compensation Committee (referred to in this proposal as the “Committee”). The Committee has broad discretion under the Equity Plan to select the eligible persons to whom awards will be granted, as well as the type, size and terms and conditions of each award, including the exercise price of stock options, the number of shares subject to awards and the expiration dates of, and the vesting schedules or other restrictions applicable to, awards. So long as it complies with the written terms of the Equity Plan (including limitations on acceleration of vesting of awards), the Committee has broad authority to amend outstanding awards (subject to participant consent in the case of a materially adverse effect on the participant), create programs under the Equity Plan for awards to individuals located outside the United States, and otherwise take any other action deemed necessary or appropriate for administration of the Equity Plan. The Equity Plan provides that the Committee may accelerate the vesting of share-based awards thereunder in the case of death, disability or a change in control (subject to the applicable provision of the Equity Plan in the case of a change in control). In addition, the Equity Plan permits the Committee to accelerate the vesting of share based awards representing less than 5% of the aggregate shares of the Available Shares under the Equity Plan in circumstances other than death, disability or a change in control.

The Equity Plan permits the Committee to delegate its authority to grant awards under the Equity Plan to any sub-committee of the Committee or to our Chief Executive Officer (subject, in the case of delegation to the

Chief Executive Officer, to the approval of the head of our Human Resources Department), subject to our Equity Award Approval Policy. This delegation is only available for awards made to anyone other than executive officers, those who are (or are expected to be) “covered employees” for purposes of Code Section 162(m) (see discussion below), and those who are subject to reporting requirements under Section 16 of the Exchange Act.

The Equity Plan allows us to grant the following types of awards:

•	stock options (non-qualified and incentive stock options)

•	SARs

•	restricted stock

•	restricted stock units
•	deferred stock

•	performance units

•	dividend equivalents

•	substitute awards

Stock Options. Stock options may be granted by the Committee and may be either non-qualified stock options or incentive stock options. Stock options are subject to the terms and conditions, including vesting conditions, set by the Committee (and incentive stock options are subject to further statutory restrictions that are set forth in the Equity Plan). The Equity Plan provides that no portion of any stock option may become vested less than one year after the grant date, subject to limited specified exceptions. Additionally, unless otherwise specified in an applicable award agreement (but subject to the one-year minimum vesting period), the Equity Plan provides that all stock options will vest with respect to (1) one-third of the shares purchasable under the option on the first anniversary of the grant date, (2) an additional one-third of shares purchasable under the option on the second anniversary of the grant date and (3) the remaining shares purchasable under the option vest on the third anniversary of the grant date. The exercise price for all stock options granted under the Equity Plan will be determined by the Committee, except that no stock options can be granted with an exercise price that is less than 100% of the fair market value of the underlying common stock on the grant date. Further, stockholders who own greater than 10% of our voting stock will not be granted incentive stock options that have an exercise price less than 110% of the fair market value of the underlying common stock on the date of grant.

The term of all stock options granted under the Equity Plan will be 10 years unless the Committee otherwise specifies a shorter period in an award agreement with a specific participant (five years for incentive stock options granted to stockholders who own greater than 10% of our voting stock). No incentive stock option may be granted to an optionee which, when combined with all other incentive stock options becoming exercisable in any calendar year that are held by that optionee, would have an aggregate fair market value in excess of $100,000. If an optionee is awarded incentive stock options in excess of $100,000 during the same year, the excess will be treated as non-qualified stock options.

Each stock option gives the holder the right to receive a number of shares of common stock upon exercise of the stock option and payment of the exercise price. The exercise price may be paid in cash (including cash obtained through a broker selling the shares acquired on exercise), by personal check, money order, cashier’s check, wire transfer or, if approved by the Committee, shares of common stock or shares of restricted stock or by “broker’s assisted cashless exercise” (provided that, if any portion of the exercise price is paid with restricted stock, the Committee may, in its discretion, specify that all or a number of shares acquired on the exercise of the option will be subject to the same restrictions as the tendered restricted shares). The Committee may also allow for “net issue exercise” of stock options.

The Equity Plan prohibits the repricing of stock options unless stockholder approval is obtained. For this purpose, “repricing” means (a) lowering the exercise price of a stock option (or the strike price of a SAR) after it is granted; (b) any other action that is treated as a repricing under generally accepted accounting principles; and (c) cancelling a stock option (or a SAR) at a time when its exercise price exceeds the fair market value of the underlying shares of common stock, in exchange for another stock option or SAR, restricted stock, other equity, cash or other property. Repricing does not occur if any of the foregoing are completed in connection with an adjustment of a stock option following a corporate transaction (such as a merger or spin-off). The Equity Plan provides that dividend equivalents will not be payable with respect to stock options.

Stock Appreciation Rights or SARs. All SARs may be granted on a stand-alone basis (i.e., not in conjunction with stock options granted under the Equity Plan) or on a tandem basis. SARs are subject to the terms and conditions, including vesting conditions, set by the Committee. A SAR granted under the Equity Plan entitles its holder to receive, at the time of exercise, an amount per share equal to the excess of the fair market value (at the date of exercise) of common stock over a specified price, known as the strike price, fixed by the Committee, which will not be less than 100% of the fair market value of the common stock on the grant date of the SAR. Payment may be made in cash, shares of common stock, or other property, in any combination as determined by the Committee. The Equity Plan provides that no portion of any SAR granted thereunder may become vested less than one year after the grant date, subject to limited specified exceptions. Additionally, unless otherwise specified in an applicable award agreement (but subject to the one-year minimum vesting period), the Equity Plan provides that all SARs will vest with respect to one-third of the shares to which the SARs pertain on the first anniversary of the grant date, (2) an additional one-third of shares to which the SARs pertain on the second anniversary of the grant date and (3) the remaining shares to which the SARs pertain vest on the third anniversary of the grant date. The Equity Plan prohibits the repricing of SARs (as described in the “Stock Options” section above). The Equity Plan provides that dividend equivalents will not be payable with respect to SARs.

Restricted Stock and Restricted Stock Units. Restricted stock is common stock that is forfeitable until the restrictions lapse. Restricted stock units are rights granted as an award to receive shares of common stock, conditioned upon the satisfaction of certain restrictions set by the Committee. The Committee will determine the restrictions for each award and the purchase price, if any, in the case of restricted stock. Restrictions on the restricted stock and restricted stock units may be based upon the passage of time, the satisfaction of performance criteria and/or the occurrence of one or more events or conditions, and will lapse separately or in combination upon the conditions and the time or times, in installments or otherwise, as the Committee may specify. Participants may have voting and dividend rights in respect of restricted stock, while participants do not have voting rights in restricted stock units, but restricted stock units may be credited with dividend equivalents to the extent dividends are paid or distributions are made prior to settlement. If, as applicable, the performance goals are not achieved or the restrictions do not lapse within the time period provided in the award agreement, the restricted stock and/or restricted stock units will be forfeited (along with any accrued, but unvested dividends and dividend equivalents). Unless otherwise specified in an applicable award agreement (but subject to the one-year minimum vesting period described in “Stock Options” and “Stock Appreciation Rights or SARs” above), the Equity Plan provides that all restricted stock awards and restricted stock units will become fully vested on the third anniversary of the grant date, except in cases of death, disability or upon a change in control. Nonetheless, the Equity Plan provides that no portion of awards of restricted stock and restricted stock units to employees may become vested prior to the first anniversary of the grant date.

Deferred Stock. Deferred stock is the right to receive shares of common stock at the end of a specified deferral period. The Committee will determine the number of shares and terms and conditions for each deferred stock award, and whether the deferred stock will be acquired upon the lapse of restrictions on restricted stock or restricted stock units. Participants do not have voting rights in deferred stock, but participants’ deferred stock may be credited with dividend equivalents for dividends that are paid or distributions made during the deferral period. The Equity Plan provides that no portion of awards of deferred stock to employees may become vested prior to the first anniversary of the grant date.

Performance Units. Performance units are any grant of (1) a bonus consisting of cash or other property, the amount and value of which, and/or the receipt of which, is conditioned upon the achievement of certain performance goals specified by the Committee or (2) a unit valued by reference to a designated amount of property. Performance units may be paid in cash, shares of common stock, restricted stock or restricted stock units. The Committee will determine the number and terms of all performance units, including the performance goals and performance period during which the goals must be met. If the performance goals are not met during the performance period specified in the award agreement, the performance units will be forfeited. The Equity Plan provides that no portion of awards of performance units based on shares to employees may become vested prior to the first anniversary of the grant date.

Dividend Equivalents. Dividend equivalents are rights to receive payments equal to dividends or property, if and when paid or distributed, on shares or restricted stock units. The Committee may grant dividend equivalents alone or in conjunction with other awards (other than options or SARs), on the terms and conditions as the Committee determines in accordance with the Equity Plan. Unless otherwise specified, dividend equivalents will be paid immediately when accrued, and a participant’s right to the dividend equivalents will be forfeited if the participant incurs a termination of employment or service (as described below) prior to the date that the dividend equivalents accrue. Notwithstanding the foregoing, no dividend equivalents may be paid with respect to unvested performance units.

Substitute Awards. Substitute awards are awards that may be granted in replacement of stock or stock-based awards from another business held by current and former employees or non-employee directors of, or consultants to, the business that is, or whose stock is, acquired by the Company, in order to preserve the economic value of all or a portion of the substituted awards on the terms and conditions (including price) as the Committee determines. Shares of common stock that underlie substitute awards granted under the Equity Plan do not reduce the number of Available Shares under the Equity Plan.

Performance-Based Compensation

The objective performance criteria for awards (other than stock options and SARs which are presumed to be intended to satisfy the performance-based exception) granted under the Equity Plan that are designed to qualify for the performance-based exception from the tax deductibility limitations of Section 162(m) are to be based on one or more of the following measures:

•	Earnings before any or all of interest, tax, depreciation or amortization (actual and adjusted and either in the aggregate or on a per-share basis);

•	Net income or loss (either in the aggregate or on a per-share basis);

•	Operating profit;

•	Free cash flow (either in the aggregate or on a per-share basis);

•	Costs;

•	Revenues;

•	Management and member service revenues;

•	Vacation interest sales;

•	Club revenues;

•	Measures of guest satisfaction;

•	Reductions in expense levels;

•	Operating cost management and employee productivity;

•	Share price or total stockholder return (including growth measures and total stockholder return (on an absolute or relative basis) or attainment by the shares of a specified value for a specified period of time);

•	Net economic value;

•	Economic value added;

•	Strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market share, market penetration, geographic business expansion goals, objectively identified project milestones, return on assets, return on equity, return on capital, return on investment, cost targets and goals relating to acquisitions or divestitures; and

•	Debt ratings, debt leverage and debt service.

In any calendar year, (1) no participant may be granted awards for stock options or SARs that exceed, in the aggregate, 1,000,000 shares, any or all of which may be incentive stock options, and (2) no participant may be granted awards for restricted stock, deferred stock, restricted stock units or performance units, or any other award other than stock options or SARs which is determined by reference to the value of shares or appreciation in the value of shares, that exceed, in the aggregate, 600,000 shares. During any calendar year, no grantee may be granted cash-based awards that (a) have a performance period with a duration of up to one year, that have an aggregate maximum payout which could exceed $8,000,000; and (b) have a performance period with a duration of longer than one year, that have an aggregate maximum payout which could exceed $8,000,000. However, other than the annual limit applicable to stock options and SARs, the limits described in this paragraph will only apply to the extent any award is intended to qualify for the performance-based exception from the tax deductibility limitations of Section 162(m).

With respect to awards intended to satisfy the performance-based exception, the Committee will establish performance goals for the applicable performance period and may establish the threshold, target and/or maximum vesting provisions for each participant for the attainment of specified threshold, target and/or maximum performance goals.

Limitations on Grants to Non-Employee Directors

In any calendar year, no grantee who is a member of the Board and is not otherwise employed by us may be granted awards with an aggregate grant date value (calculated by multiplying the fair market value of a share on the grant date by the aggregate number of shares subject to such award) that exceeds $1,000,000.

Change in Control

Unless a more restrictive provision is set forth in an award agreement, upon the occurrence of a “change in control,” during the two-year period immediately following any change in control, a participant’s awards will become vested, the relevant restrictions will lapse and the relevant performance goals will be deemed to be met at target levels if the participant’s employment or service is (1) involuntarily terminated without “cause” or (2) terminated by the participant for “good reason.” In addition, to the extent an award is assumed in connection with a change in control, it will be adjusted to reflect the terms of the applicable transaction. If an award is not assumed in connection with a change in control, it will be settled based on the price paid in the applicable transaction. To the extent options and SARs are not assumed in connection with a change in control and the option price or strike price, as applicable, exceeds the price paid per share as part of the transaction which constitutes the change in control, the options and SARs will be cancelled in connection with the change in control.

For purposes of the Equity Plan, a “change in control” occurs when (1) any corporation, person or other entity, including a group, becomes the beneficial owner of stock representing more than 50% of the combined voting power of our then-outstanding common stock, (2) we engage in a merger with or into another corporation (other than one of our majority-owned subsidiaries) or the sale, lease, exchange or disposition of at least 65% of our assets, and the persons who were members of the Board prior to such a transaction do not represent a majority of the directors of the surviving, resulting or acquiring entity or parent thereof, (3) we consummate a plan of liquidation, or (4) within any period of 12 consecutive months, persons who were members of the Board immediately prior to the 12-month period, together with persons who were first elected as directors (other than as a result of any settlement of a proxy or consent solicitation contest or any action taken to avoid such a contest) during the 12-month period by or upon the recommendation of persons who were members of the Board immediately prior to the 12-month period and who constituted a majority of the Board at the time of the election, cease to constitute a majority of the Board. Notwithstanding the foregoing, a change in control will not occur with respect to a deferred compensation award unless the change in control constitutes a “change in control event” within the meaning of Treasury Regulations Section 1.409A-3(i)(5).

Except as set forth in the applicable award agreements, for purposes of the Equity Plan, “cause” means, as determined by the Committee, the occurrence of any one of the following: (1) commission of an act of fraud, embezzlement or other act of dishonesty that would reflect adversely on our integrity, character or reputation, or that would cause harm to our customer relations, operations or business prospects; (2) breach of a fiduciary duty owed to us; (3) violation or threatening to violate a restrictive covenant agreement, such as a non-compete, non-solicit, or non-disclosure agreement, between an eligible person (under the Equity Plan) and us; (4) unauthorized disclosure or use of confidential information or trade secrets; (5) violation of any of our lawful policies or rules, including any applicable code of conduct; (6) commission of criminal activity; (7) failure to reasonably cooperate in any investigation or proceeding concerning the Company; or (8) neglect or misconduct in the performance of the participant’s duties and responsibilities, provided that, if curable, the participant did not cure the neglect or misconduct within 10 days after we gave written notice of neglect or misconduct to the participant.

Except as set forth in the applicable award agreements, for purposes of the Equity Plan, “good reason” means any of the following after the date of a change in control (without the participant’s consent): (1) a material diminution in the participant’s authority, duties or responsibilities as in effect immediately prior to the change in control; (2) a material reduction in the participant’s base salary or other compensation or benefits from the base salary and other compensation or benefits in effect immediately prior to the change in control; or (3) a required relocation of the participant’s primary job location immediately prior to the change in control to a location more than 50 miles from the participant’s prior primary job location.

Termination of Employment or Service

With respect to stock options and SARs granted pursuant to the Equity Plan, unless the applicable award agreement provides otherwise, in the event of a participant’s termination of employment or service (referred to in this proposal as a “Termination”) due to the participant’s death or disability, the participant’s stock options or SARs will vest and remain exercisable until one year after the Termination (but not beyond the original stock option term), and thereafter will be canceled and forfeited to us. In the event of a Termination without “cause” or due to “good reason” following a change in control, the options and SARs may thereafter be exercised, to the extent they were vested and exercisable at the time of the Termination, for a period of 90 days from the date of the Termination (but not beyond the original term). To the extent that the options or SARs are either (i) not exercised at the end of the 90-day period or (ii) not vested and exercisable on the date of Termination (and do not become vested as a result of the Termination), they will be immediately canceled and forfeited to us. In the event of a Termination which is voluntary on the part of the participant (and not due to the participant’s death, disability or Termination due to “good reason” following a change in control), the options and SARs may thereafter be exercised, to the extent they were vested and exercisable at the time of Termination, for a period of 30 days from the date of Termination (but not beyond the original term). To the extent that the options or SARs are either (i) not exercised at the end of the 30-day period or (ii) not vested and exercisable on the date of Termination, they will be immediately canceled and forfeited to us. In the event of a Termination for “cause,” all unexercised options and SARs (whether vested or unvested) will be immediately canceled and forfeited to us.

With respect to restricted stock and restricted stock units, in the event of a participant’s Termination by reason of the participant’s death or disability, the participant’s restricted stock or restricted stock units will become immediately vested and no longer subject to restrictions (as set forth in the award). In the event of a Termination without cause, (a) one-third of the restricted stock or restricted stock units will become vested and no longer subject to restrictions if the Termination occurs after the first anniversary of the grant date and prior to the second anniversary of the grant date, and (b) two-thirds of the restricted stock or restricted stock units will become vested and no longer subject to restrictions if the Termination without cause occurs after the second anniversary of the grant date. All restricted stock or restricted stock units that did not become vested prior to or as of the date of Termination will immediately be cancelled and forfeited to us.

If dividend equivalents have been credited with respect to any award and the award is forfeited (in whole or in part), all unvested dividend equivalents issued in connection with the forfeited award (or portion of an award) will also be forfeited to us.

Plan Term

Unless earlier terminated by our Board, awards under the Equity Plan may be granted until the earlier to occur of (1) the date all shares subject to the Equity Plan have been purchased or acquired and the restrictions on all restricted stock granted under the plan have lapsed, according to the Equity Plan’s provisions, and (2) 10 years from the effective date of the Equity Plan (provided that incentive stock options may not be granted after the 10th anniversary of the date the Equity Plan was approved by our Board).

Amendment or Termination

The Board may at any time amend, alter, suspend, discontinue or terminate the Equity Plan, in whole or in part, provided that (1) any amendment will be subject to the approval of our stockholders if approval is required by any federal or state law or regulation or any stock exchange or market on which the shares may then be listed or quoted (either on its own or in order to maintain the intended tax, legal and accounting treatment) and (2) no plan amendment or termination may accelerate the timing of any payments that constitute non-qualified deferred compensation under Code Section 409A.

Amendment of Previously Granted Award

The Board or the Committee (as applicable) has wide discretion to amend any or all of the terms of any award. However, no amendment or termination by the Board may materially and adversely affect the rights of any participant with respect to outstanding awards without the participant’s written consent (except (a) to the extent an amendment relates to the adoption of a new law or regulation where an amendment or termination is necessary or advisable to carry out the purpose of the award, and (b) the Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict any unexercised or unsettled award at any time if the participant is not in compliance with all applicable provisions of the applicable award agreement and the Equity Plan, or is in violation of any restrictive covenant or other agreement with the Company).

Transferability

Unless otherwise determined by the Committee, awards granted under the Equity Plan are not transferable except (1) by will or the laws of descent and distribution and (2) non-qualified stock options may be transferred to a “permitted transferee,” which for purposes of the Equity Plan, means an immediate family member of such participant, any trust of which all of the primary beneficiaries are participant’s immediate family members, or any partnership, limited liability company, corporation or similar entity of which all of the partners, members or stockholders are participant’s immediate family members.

Awards Subject to Holding and Clawback Policies

Awards granted under the Equity Plan are subject to all of our applicable policies that relate to share ownership and recoupment of compensation subject to our recently adopted clawback policy. See “Executive Compensation – Clawback Policy” below.

Federal Income Tax Consequences

The following summary is based on U.S. federal income tax laws in effect as of March 31, 2015, which laws and regulations are subject to change. This summary assumes that all awards will be exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. If an award fails to comply with Section 409A of the Code, the award may be subject to immediate taxation, interest and tax penalties in the year the award vests or is granted. This summary does not constitute tax advice and does not address possible state, local or foreign tax consequences.

Stock Options. The grant of stock options under the Equity Plan will not result in taxable income to the recipient of the stock option or an income tax deduction for the Company. However, the transfer of common stock to a holder upon exercise of the participant’s stock options may or may not give rise to taxable income to the holder and tax deductions for the Company, depending upon whether the stock options are incentive stock options or nonqualified stock options.

A stock option holder’s exercise of a non-qualified stock option generally results in immediate recognition of taxable ordinary income by the holder and a corresponding tax deduction for the Company in the amount by which the fair market value of the shares of common stock purchased on the date of exercise exceeds the aggregate exercise price paid. Any appreciation or depreciation in the fair market value of those shares after the date of exercise will generally result in a capital gain or loss to the holder at the time he or she disposes of those shares.

In general, the exercise of an incentive stock option is exempt from income tax (although not from the alternative minimum tax) and does not result in a tax deduction for the Company if the holder has been an employee of ours at all times beginning with the stock option grant date and ending three months before the date the holder exercises the stock option (or 12 months in the case of Termination due to disability). If the holder has not been so employed during that time, the holder will be taxed as described above for nonqualified stock options. If the holder disposes of the shares purchased more than two years after the incentive stock option was granted and more than one year after the stock option was exercised, then the holder will recognize any gain or loss upon disposition of those shares as capital gain or loss. However, if the holder disposes of the shares prior to satisfying these holding periods (known as “disqualifying dispositions”), the holder will be obligated to report as taxable ordinary income for the year in which that disposition occurs the excess, with certain adjustments, of the fair market value of the shares disposed of, on the date the incentive stock option was exercised, over the exercise price paid for those shares. The Company would be entitled to a tax deduction equal to that amount of ordinary income reported by the holder. Any additional gain realized by the holder on the disqualifying disposition of the shares would be capital gain. If the total amount realized in a disqualifying disposition is less than the exercise price of the incentive stock option, the difference would be a capital loss for the holder.

Stock Appreciation Rights. The granting of SARs does not result in taxable income to the recipient of a SAR or a tax deduction for the Company. Upon exercise of an SAR, the amount of any cash the participant receives and the fair market value as of the exercise date of any common stock received are taxable to the participant as ordinary income and the amount will be deductible by the company.

Restricted Stock. Unless an election is made by the participant under Section 83(b) of the Code, a participant will not recognize any taxable income upon the award of shares of restricted stock that are not transferable and are subject to a substantial risk of forfeiture. Dividends paid with respect to restricted stock prior to the lapse of restrictions applicable to that stock will be taxable as compensation income to the participant. Generally the participant will recognize taxable ordinary income at the first time those shares become transferable or are no longer subject to a substantial risk of forfeiture, in an amount equal to the fair market value of those shares when the restrictions lapse, less any amount paid with respect to the award of restricted stock. The recipient’s tax basis will be equal to the sum of the amount of ordinary income recognized upon the lapse of restrictions and any amount paid for the restricted stock. The recipient’s holding period will commence on the date on which the restrictions lapse.

As indicated above, a participant may elect, under Section 83(b) of the Code, to recognize taxable ordinary income upon the award date of restricted stock (rather than being taxed as described above) based on the fair market value of the shares of common stock subject to the award date. If a participant makes that election, any dividends paid with respect to that restricted stock will not be treated as compensation income, but rather as dividend income, and the participant will not recognize additional taxable income when the restrictions applicable to the restricted stock award lapse. Assuming compliance with the applicable tax withholding and reporting requirements, the Company will be entitled to a tax deduction equal to the amount of ordinary income recognized by a participant in connection with the participant’s restricted stock award in the taxable year in which that participant recognizes that ordinary income.

Deferred Stock. The granting of deferred stock generally should not result in taxable ordinary income to the recipient, or a tax deduction for the Company. The payment or settlement of deferred stock should generally result in immediate recognition of taxable ordinary income by the recipient equal to the amount of any cash paid or the then-current fair market value of the shares of common stock received, and a corresponding tax deduction by the Company. Rules relating to the timing of payment of deferred compensation under Section 409A of the Code are applicable to deferred stock and any violation of Section 409A of the Code may result in potential acceleration of income taxation, as well as interest and tax penalties to the participant.

Other Awards. The granting of restricted stock units or performance units generally should not result in the recognition of taxable income by the recipient or a tax deduction by the Company. The payment or settlement of these awards should generally result in immediate recognition of taxable ordinary income by the recipient equal to the amount of any cash paid or the then-current fair market value of the shares of common stock received, and a corresponding tax deduction by the Company. If the award consists of shares of common stock that are not transferable and are subject to a substantial risk of forfeiture, the tax consequences to the participant and the Company will be similar to the tax consequences of restricted stock awards described above, assuming that the award is payable upon the lapse of the restrictions. If the award consists of unrestricted shares of common stock, the recipient of those shares will immediately recognize as taxable ordinary income the fair market value of those shares on the date of the award, and the Company will be entitled to a corresponding tax deduction.

Section 162(m) of the Code. Section 162(m) of the Code provides that any compensation paid to a “covered employee” within the meaning of Section 162(m) that exceeds $1,000,000 cannot be deducted by the Company for federal income tax purposes unless, in general, (1) such compensation constitutes “qualified performance-based compensation” satisfying the requirements of Section 162(m) and (2) certain components of the plan or agreement providing for such performance-based compensation have been approved by the stockholders. We intend that options, stock appreciation rights, performance units and certain other performance-based awards under the Equity Plan that are granted to persons expected to be “covered employees” will constitute “qualified performance-based compensation” and, accordingly, will not be subject to the $1,000,000 Section 162(m) deductibility cap. The Committee considers its primary goal to design compensation strategies that further the best interests of the Company and its stockholders. In certain cases, the Committee may determine that the amount of tax deductions lost is insignificant when compared to the potential opportunity a compensation program provides for creating stockholder value. The Committee therefore retains the ability to evaluate the performance of our executive officers and to pay appropriate compensation, even if it may result in the non-deductibility of certain compensation. See “Tax-Deductible Performance-Based Compensation” below.

Section 280G of the Code. Under certain circumstances, accelerated vesting, exercise or payment of awards under the Equity Plan in connection with a “change in control” of the Company might be deemed an “excess parachute payment” for purposes of the golden parachute payment provisions of Section 280G of the Code. To the extent that it is so considered, the participant holding the award would be subject to an excise tax equal to 20% of the amount of the excess parachute payment, and the Company would be denied a tax deduction for the amount of the excess parachute payment. The Equity Plan provides that, to the extent a participant’s awards under the Equity Plan, alone or together with other payments and rights accruing to the participant, would result in any excess parachute payment that would trigger an excise tax, such payments and rights will be automatically reduced. However, if the participant would net a greater amount if the automatic reduction did not apply and the participant paid the applicable ordinary and excise taxes on that amount, then the reduction will not apply.

Equity Plan Benefits

We have not yet made any awards under Equity Plan. Furthermore, because benefits under the Equity Plan will depend on the Committee’s actions and the fair market value of our common stock at various future dates, the benefits payable under the Equity Plan, and the benefits that would have been payable had the Equity Plan been in effect during the most recent fiscal year, are not determinable.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 2 TO APPROVE THE DIAMOND RESORTS INTERNATIONAL, INC. 2015 EQUITY INCENTIVE COMPENSATION PLAN

PROPOSAL NO. 3

APPROVAL OF THE DIAMOND RESORTS INTERNATIONAL, INC.

BONUS COMPENSATION PLAN

We are requesting that our stockholders vote in favor of adopting our Bonus Compensation Plan (the “Bonus Plan”). On March 27, 2015, our Board adopted the Bonus Plan, subject to approval by our stockholders. If our stockholders approve the Bonus Plan, it will become effective as of the date upon which the Bonus Plan was approved by our Board. The description of certain key features of the Bonus Plan is subject to the specific provisions in the full text of the Bonus Plan, which is attached as Appendix B to this Proxy Statement.

Stockholder approval of the Bonus Plan is necessary to enable us to grant performance-based awards under this Bonus Plan that qualify for the exception to the deductibility limit set forth in Section 162(m). If our stockholders do not approve the Bonus Plan, our ability to grant awards that qualify for the performance-based exception under Section 162(m) will be limited, which could adversely affect our overall compensation program.

Purposes and Eligibility

The Bonus Plan is intended to assist us in attracting and retaining exceptionally qualified officers and employees upon whom, in large measure, our sustained progress, growth and profitability depend, to motivate the participants to achieve short-term and long-term Company goals by providing them with short-term and long-term performance-based incentive compensation, and to help ensure tax-deductibility of performance-based incentive amounts paid to the Company’s officers.

Highlights of the Key Corporate Governance Practices and Provisions under the Bonus Plan

We believe that the Bonus Plan will promote the interests of our stockholders and is consistent with principles of good corporate governance. The Bonus Plan includes the following practices and provisions.

•	Administered by an independent committee. The Bonus Plan will be administered by our Compensation Committee, which is composed entirely of independent directors who meet the independence requirements of the NYSE and the charter for our Compensation Committee and qualify as “outside directors” for purposes of Section 162(m).

•	Granting of Performance Awards. Under the Bonus Plan, the Board may grant performance-based awards intended to qualify as exempt performance-based compensation under Section 162(m) of the Code, as well as other performance-based awards.

•	Double trigger vesting on change in control. If awards granted under the Bonus Plan are assumed by a successor in connection with a change in control of our Company, they will not automatically vest and pay out solely as a result of the change in control.

•	Awards are subject to clawback. All awards under the Bonus Plan are subject to recoupment or clawback under certain circumstances pursuant to our recently adopted “clawback policy.” See “Executive Compensation — Clawback Policy” below.

•	No tax gross-ups. The Bonus Plan does not include any tax gross-up provisions.

•	No reloads. The Bonus Plan does not provide for reloads.

Administration and Awards

The Bonus Plan is administered by the Compensation Committee of the Board (referred to in this proposal as the “Committee”). The Committee has broad discretion under the Bonus Plan to select the eligible persons to whom awards will be granted, as well as, the type, size and terms and conditions of each award, including any performance goals or vesting conditions relating to the earning of the award or other restrictions. So long as it complies with the Bonus Plan, the Committee has broad authority to amend outstanding awards (subject to participant consent in the case of a materially adverse effect on the participant), create programs under the Bonus Plan for awards to individuals located outside the United States, and otherwise take any other action deemed necessary or appropriate for administration of the Bonus Plan.

Under the Bonus Plan, the Committee may make incentive awards based upon a performance period, which may be one year or any other performance period established by the Committee. The Committee will establish limitations regarding the maximum aggregate of amounts of awards payable for any year or other performance period, and will establish performance goals and may establish threshold, target and/or maximum bonus opportunities for each participant to obtain if they meet their specified threshold, target and/or maximum performance goals. The awards will be paid as soon as administratively practicable after the Committee determines the amount of the award payable, but not later than two and one-half months after the end of the applicable year or other performance period. The participants’ awards under the Bonus Plan may be paid out in cash, in the form of awards under any equity compensation plan maintained by the Company, or in any other form as provided in the applicable award agreement.

Performance-Based Compensation

The objective performance measures for awards granted under the Bonus Plan that are designed to qualify for the performance-based exception from the tax deductibility limitations of Section 162(m) are to be based on one or more of the following performance measures, to which the Committee will have flexibility in setting the value and weight of the performance measures:

•	Earnings before any or all of interest, tax, depreciation or amortization (actual and adjusted and either in the aggregate or on a per-share basis);

•	Net income or loss (either in the aggregate or on a per-share basis);

•	Operating profit;

•	Cash flow (either in the aggregate or on a per-share basis);

•	Free cash flow (either in the aggregate or on a per-share basis);

•	Costs;

•	Revenues;

•	Management and member service revenues;

•	Vacation interest sales;

•	Club revenues;

•	Measures of guest satisfaction;

•	Reductions in expense levels;

•	Operating cost management and employee productivity;

•	Share price or total stockholder return (including growth measures and total stockholder return (on an absolute or relative basis) or attainment by the shares of a specified value for a specified period of time);

•	Net economic value;

•	Economic value added;

•	Strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market share, market penetration, geographic business expansion goals, objectively identified project milestones, return on assets, return on equity, return on capital, return on investment, cost targets and goals relating to acquisitions or divestitures; and

•	Debt ratings, debt leverage and debt service.

In any calendar year, (1) no participant may be granted awards that are intended to satisfy the performance-based exception and have a performance period with a duration of up to one year, that have an aggregate maximum payout which could exceed $8,000,000, in which case, the Committee will establish performance goals for the applicable awards on or prior to the date that is no later than 25% through the duration of the performance period and (2) no participant may be granted awards that are intended to satisfy the performance-based exception and have a performance period with a duration longer than one year, that have an aggregate maximum payout which could exceed $8,000,000, in which case the Committee will establish performance goals within the first 90 days of the applicable year or performance period. However, the limits described in this paragraph will only apply to the extent any award is intended to qualify for the performance-based exception from the tax deductibility limitations of Section 162(m).

With respect to awards intended to satisfy the performance-based exception, the Committee will establish the performance goals for the applicable performance period and may establish the threshold, target and/or maximum bonus opportunity for each participant for the attainment of specified threshold, target and/or maximum performance goals. The Committee will have the discretion to adjust the determinations of the degree of attainment of the pre-established performance goals, provided that any award that is designed to qualify for the performance-based exception may not be adjusted upward; and provided further that the Committee will retain the discretion to adjust any award downward. The Bonus Plan provides that the Committee may not delegate any responsibility with respect to any award intended to qualify for the performance-based exception.

Change in Control

Unless otherwise provided in the applicable award agreement, upon the occurrence of both (1) a change in control and (2) the participant’s involuntary Termination (as defined in Proposal No. 2), other than due to “cause,” that occurs during the 24-month period immediately following a change in control, the award will become vested, all restrictions will lapse and all performance goals will be deemed to be met at target levels, as applicable; provided that no payment of an award will be accelerated to the extent the payment would cause the award to be subject to the adverse tax consequences under Code Section 409A. The Committee may, in its discretion, include further provisions and limitations with respect to a change in control in any award agreement as it may deem desirable.

In order to maintain the participant’s rights upon the occurrence of any event satisfying the definition of change in control with respect to an award, the Committee, as constituted before the event, may, in its sole discretion, as to such award, either at the time the award is made hereunder or any time thereafter: (1) make an adjustment to any award then outstanding as the Committee deems appropriate to reflect such change in control; and/or (2) cause any award then outstanding to be assumed, or new rights substituted therefor, by the acquiring or surviving entity after a change in control. In order to maintain the participant’s rights with respect to an award upon the occurrence of a change in control in which the award is not to be assumed by the acquiring or surviving entity, the Committee will cause the award to be settled at the time of the change in control; provided that, unless determined otherwise by the Committee in its sole discretion, no action taken pursuant to a change in control may cause an award that is intended to satisfy the performance-based exception to fail to satisfy the exception.

Notwithstanding anything in the foregoing two paragraphs to the contrary, to the extent that a participant is subject to an employment agreement that requires the treatment of the participant’s performance bonus in the event of a change in control that is different than the treatment otherwise required in the Bonus Plan, the terms of the employment agreement controls.

For purposes of the Bonus Plan, a “change in control” occurs when occurs when (1) any corporation, person or other entity, including a group, becomes the beneficial owner of stock representing more than 50% of the combined voting power of our then-outstanding common stock, (2) we engage in a merger with or into another corporation (other than one of our majority-owned subsidiaries) or the sale, lease, exchange or disposition of at least 65% of our assets, and the persons who were members of the Board prior to such a transaction do not represent a majority of the directors of the surviving, resulting or acquiring entity or parent thereof, (3) we consummate a plan of liquidation, or (4) within any period of 12 consecutive months, persons who were members of the Board immediately prior to the 12-month period, together with persons who were first elected as directors (other than as a result of any settlement of a proxy or consent solicitation contest or any action taken to avoid such a contest) during the 12-month period by or upon the recommendation of persons who were members of the Board immediately prior to the 12-month period and who constituted a majority of the Board at the time of the election, cease to constitute a majority of the Board. Notwithstanding the foregoing, a change in control will not occur with respect to a deferred compensation award unless the change in control constitutes a “change in control event” within the meaning of Treasury Regulations Section 1.409A-3(i)(5).

For purposes of this Bonus Plan, “cause” means, as determined by the Committee, the occurrence of any one of the following: (1) commission of an act of fraud, embezzlement or other act of dishonesty that would reflect adversely on our integrity, character or reputation, or that would cause harm to our customer relations, operations or business prospects; (2) breach of a fiduciary duty owed to us; (3) violation or threatening to violate a restrictive covenant agreement, such as a non-compete, non-solicit, or non-disclosure agreement, between an eligible person (under the Bonus Plan) and us; (4) unauthorized disclosure or use of confidential information or trade secrets; (5) violation of any of our lawful policies or rules, including any applicable code of conduct; (6) commission of criminal activity; (7) failure to reasonably cooperate in any investigation or proceeding concerning the Company; or (8) neglect or misconduct in the performance of the participant’s duties and responsibilities, provided that, if curable, the participant did not cure the neglect or misconduct within 10 days after we gave written notice of neglect or misconduct to the participant.

Termination of Employment or Service

Except as provided in an award agreement, all awards that remain subject to forfeiture restrictions or that are not otherwise vested at the time of a Termination will be cancelled and forfeited to us. Notwithstanding anything to the contrary in the Bonus Plan, the Committee may (1) determine that some or all awards by participant will become vested or that restrictions will lapse during employment or upon a Termination, (2) determine that some or all awards held by a participant will continue to become vested, in full or in installments, or restrictions will continue to lapse, after a Termination, or (3) provide that any award will, in whole or in part, not be forfeited upon a Termination.

Notwithstanding the foregoing, to the extent a participant is subject to an employment agreement that requires treatment of participant’s performance bonus in the event of the Participant’s Termination that is different than the treatment otherwise required by the Bonus Plan, the terms of the employment agreement control.

Plan Term

Unless earlier terminated by the Committee, the Bonus Plan will become effective upon approval by stockholders of the Bonus Plan at the Annual Meeting and remain in effect until the first meeting of our stockholders that occurs in the year 2020.

Amendment or Termination

The Board may at any time amend, alter, suspend, discontinue or terminate the Bonus Plan, in whole or in part, provided that (1) any amendment will be subject to the approval of our stockholders if approval is required by any federal or state law or regulation or any stock exchange or market on which the shares may then be listed or quoted (either on its own or in order to maintain the intended tax, legal and accounting treatment) and (2) no plan amendment or termination may accelerate the timing of any payments that constitute non-qualified deferred compensation under Code Section 409A.

Amendment to Previously Granted Award

The Board or the Committee (as applicable) has wide discretion to amend any or all of the terms of any award. However, no amendment or termination by the Board may materially and adversely affect the rights of any participant with respect to outstanding awards without the participant’s written consent (except (a) to the extent an amendment relates to the adoption of a new law or regulation where an amendment or termination is necessary or advisable to carry out the purpose of the award, and (b) the Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict any unexercised or unsettled award at any time if the participant is not in compliance with all applicable provisions of the applicable award agreement and the Bonus Plan, or is in violation of any restrictive covenant or other agreement with us). Further, unless determined otherwise by the Committee in its sole discretion, no action may be taken that will cause an award that is intended to satisfy the performance-based exception to fail to satisfy the exception.

Transferability

Each award granted under the Bonus Plan is payable only to the participant during the participant’s lifetime, or, if permissible under the applicable law, by participant’s guardian or legal representative.

Awards Subject to Holding and Clawback Policies

Awards granted under the Bonus Plan are subject to all of our applicable policies that relate to share ownership and recoupment of compensation subject to Clawback Policy. See “Executive Compensation – Clawback Policy” below.

Non-Exclusivity

Our adoption of the Bonus Plan does not limit our right to either (a) continue to issue cash-based awards under our 2013 Incentive Plan or any other plan or program maintained by us, or (b) issue cash-based awards outside of any plan or program.

Federal Income Tax Consequences

The following summary is based on U.S. federal income tax laws in effect as of March 31, 2015, which laws and regulations are subject to change. This summary assumes that all awards will be exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. If an award fails to comply with Section 409A of the Code, the award may be subject to immediate taxation, interest and tax penalties in the year the award vests or is granted. This summary does not constitute tax advice and does not address possible state, local or foreign tax consequences.

Generally. The granting of awards under the Bonus Plan generally should not result in the recognition of taxable income by the recipient or a tax deduction by the Company. The payment or settlement of these awards should generally result in immediate recognition of taxable ordinary income by the recipient equal to the amount of any cash paid or the then-current fair market value of the shares of common stock received, and a corresponding tax deduction by the Company.

Section 162(m) of the Code. Section 162(m) of the Code provides that any compensation paid to a “covered employee” within the meaning of Section 162(m) that exceeds $1,000,000 cannot be deducted by the Company for federal income tax purposes unless, in general, (1) such compensation constitutes “qualified performance-based compensation” satisfying the requirements of Section 162(m) and (2) certain components of the plan or agreement providing for such performance-based compensation have been approved by the stockholders. We generally intend that awards under the Bonus Plan that are granted to persons expected to be “covered employees” will constitute “qualified performance-based compensation” and, accordingly, will not be subject to the $1,000,000 Section 162(m) deductibility cap. The Committee considers its primary goal to design compensation strategies that further the best interests of the Company and its stockholders. In certain cases, the

Committee may determine that the amount of tax deductions lost is insignificant when compared to the potential opportunity a compensation program provides for creating stockholder value. The Committee therefore retains the ability to evaluate the performance of our executive officers and to pay appropriate compensation, even if it may result in the non-deductibility of certain compensation. See “Tax-Deductible Performance-Based Compensation” below.

Section 280G of the Code. Under certain circumstances, accelerated vesting, exercise or payment of awards under the Bonus Plan in connection with a “change in control” of the Company might be deemed an “excess parachute payment” for purposes of the golden parachute payment provisions of Section 280G of the Code. To the extent that it is so considered, the participant holding the award would be subject to an excise tax equal to 20% of the amount of the excess parachute payment, and the Company would be denied a tax deduction for the amount of the excess parachute payment. The Bonus Plan provides that, to the extent a participant’s awards under the Equity Plan, alone or together with other payments and rights accruing to the participant, would result in any excess parachute payment that would trigger an excise tax, such payments and rights will be automatically reduced. However, if the participant would net a greater amount if the automatic reduction did not apply and the participant paid the applicable ordinary and excise taxes on that amount, then the reduction will not apply.

Bonus Plan Benefits

We have not yet made any awards under the Bonus Plan. Furthermore, because benefits under the Bonus Plan will depend on the Committee’s actions and the overall incentive compensation philosophy of the Committee, the benefits payable under the Bonus Plan, and the benefits that would have been payable had the Bonus Plan been in effect during the most recent fiscal year, are not determinable.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 3 TO APPROVE THE DIAMOND RESORTS INTERNATIONAL, INC. BONUS COMPENSATION PLAN.

PROPOSAL NO. 4

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES

ON EXECUTIVE COMPENSATION

Beginning in 2016, we will be required to hold advisory votes on the Company’s executive compensation, or “say-on-pay” votes. This Proposal No. 4 asks that our stockholders vote on whether future advisory votes on executive compensation should occur every year, every two years or every three years. This vote on Proposal No. 4 is non-binding on the Board.

After careful consideration, the Board has determined that holding an advisory vote on the Company’s executive compensation every year, commencing in 2016 when our proxy statement will first reflect individual compensation decisions for each of the Named Executive Officers, is most appropriate for the Company at this time, and recommends that stockholders vote to hold such future advisory votes every year. The Board believes that, because the intention of the “say-on-pay” vote is to provide a vehicle to communicate with the Compensation Committee, it is most useful to have a communication that is received on a regular basis and in a timely manner. Given the importance of stockholder engagement to our company, an annual “say-on-pay” vote will provide the highest level of accountability and direct communication by enabling each “say-on-pay” vote to correspond to the majority of the information presented in the proxy statement for the applicable stockholders’ meeting. We also believe that it is generally the desire of investors to have an annual “say-on-pay” vote. Although the advisory vote is non-binding, our Board will review the results of the vote and take them into account in making a determination concerning the frequency of advisory votes on executive compensation. In that regard, we currently intend to provide annual “say-on-pay” voting in the future unless by their votes our stockholders indicate they would prefer less frequent voting. However, notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on the Company’s executive compensation on a less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

You may specify one of four choices for this proposal on the proxy card: every year, two years, three years or abstain. You are not voting to approve or disapprove of the Board’s recommendation.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE, ON AN ADVISORY BASIS, FOR CONDUCTING AN ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY YEAR.

EXECUTIVE OFFICERS

The following sets forth certain information regarding the executive officers of the Company. Information pertaining to Mr. Palmer, who is both a director and the Chief Executive Officer and President of the Company, may be found in the “Nominees” section of Proposal No. 1 above. The Board elects officers annually. For more information pertaining to the employment agreements and compensation of our executive officers, see “Executive Compensation” below.

The following table lists the current executive officers of the Company, their ages, their positions with the Company and the year each was first serving as an executive officer.

Name	Position	Age	Executive Officer Since
David F. Palmer	Chief Executive Officer and President	53	2007	(1)

C. Alan Bentley	Executive Vice President and Chief Financial Officer	55	2013	(1)

Howard S. Lanznar	Executive Vice President and Chief Administrative Officer	59	2012	(1)

Michael A. Flaskey	Executive Vice President and Chief Marketing and Sales Officer	47	2014

Steven F. Bell	Executive Vice President, Human Resources	65	2014

Brian P. Garavuso	Executive Vice President and Chief Information Officer	52	2014

Ronan O’Gorman	Senior Vice President, Resort Operations	58	2014

(1)	For each individual, includes service as an executive officer of Diamond LLC.

C. Alan Bentley served as Executive Vice President and Chief Financial Officer of Diamond LLC from January 1, 2013 until the merger of Diamond LLC with and into the Company in July 2013. Mr. Bentley has served as our Executive Vice President and Chief Financial Officer since the inception of the Company in January 2013. In addition, since September 2008, Mr. Bentley has served in various officer capacities, including as Executive Vice President, and as a director, of certain subsidiaries of the Company. Until December 2014, Mr. Bentley was also a partner at Mackinac Partners, LLC, a financial advisory firm, which provided services to Diamond LLC from April 2007 until the merger of Diamond LLC with and into the Company in July 2013, and now provides services to the Company. Mr. Bentley has over 30 years of broad-based business experience, with extensive expertise in the areas of corporate restructuring, business management and strategic planning, complex financing transactions, capital formation, mergers and acquisitions, and financial and SEC reporting. Prior to joining Mackinac Partners, LLC, Mr. Bentley was a managing director at KPMG LLP and a senior manager at Arthur Andersen & Co. In addition, Mr. Bentley previously served as Executive Vice President and Chief Financial Officer of Swifty Serve Corporation and Pic N’ Save, Inc. Mr. Bentley received a B.S. in Accounting from Western Kentucky University. Mr. Bentley is a Certified Public Accountant.

Howard S. Lanznar, who joined Diamond LLC in September 2012, was its Executive Vice President and Chief Administrative Officer until the merger of Diamond LLC with and into the Company in July 2013, and he has served as our Executive Vice President and Chief Administrative Officer since the inception of the Company. Through August 2014, Mr. Lanznar was a partner of Katten Muchin Rosenman LLP, with which he has been associated for over 20 years (previously serving as Chair of that firm’s National Corporate Practice), and he is now Of Counsel at that firm. He has also served as general counsel of Fruit of the Loom, Inc., an international apparel company. Preceding his legal career, he worked in marketing management for the Procter & Gamble Company. Mr. Lanznar received a B.A. in Philosophy from Amherst College, where he was elected to Phi Beta Kappa, and a law degree from the University of Chicago Law School, where he was a member of The University of Chicago Law Review.

Michael A. Flaskey served as Executive Vice President of Sales and Marketing, North America for Diamond LLC from January 2011 until the merger of Diamond LLC with and into the Company in July 2013. Mr. Flaskey has served in a senior executive role with the Company since its inception in January 2013, and is currently our Executive Vice President and Chief Sales and Marketing Officer, a position he has held since March 2014, when he was promoted from Executive Vice President of Sales and Marketing, North America. Mr. Flaskey has over 20 years of experience in the hospitality and vacation ownership industry. Prior to joining the Company, Mr. Flaskey held senior leadership positions with Starwood Vacation Ownership from October 2003 to July 2006 and with Fairfield Resorts (now Wyndham Vacation Ownership) from August 1992 to September 2003. Mr. Flaskey graduated in 1992 from Limestone College with a Bachelor’s Degree in Physical Education. Currently, Mr. Flaskey serves on the board of directors of Soberlink, Inc. and is a member of its compensation committee.

Steven F. Bell served in senior human resources positions, including as Executive Vice President — Human Resources, with Diamond LLC and its predecessor from May 2006 until the merger of Diamond LLC with and into the Company in July 2013. Mr. Bell has served as our Executive Vice President — Human Resources since the inception of the Company in January 2013. Prior to joining Diamond LLC, Mr. Bell held top level executive Human Resources positions for various companies in hospitality, finance and administration, including Caesars Entertainment, Inc., Teligent, American Express, Comsat and Sprint. Mr. Bell earned a Bachelor’s Degree in Education from the University of Connecticut.

Brian P. Garavuso served as Executive Vice President and Chief Information Officer of Diamond LLC from April 7, 2008 until the merger of Diamond LLC with and into the Company in July 2013. Mr. Garavuso has served as our Executive Vice President and Chief Information Officer since the inception of the Company in January 2013. From 2003 until he joined the Company in 2008, Mr. Garavuso was Senior Vice President and Chief Information Officer of Hilton Grand Vacations Company. Mr. Garavuso has over 30 years of experience in the hospitality and vacation ownership industry. He started his hospitality career with South Seas Resorts (acquired by CapStar Hotels in 1998) where he held a variety of hotel operations, financial and technology management positions. Later, as Vice President of Technology of MeriStar Hotel and Resorts, Mr. Garavuso oversaw the technology aspects of the merger of MeriStar Hotels and Resorts and Interstate Hospitality (now Interstate Hotels and Resorts). Mr. Garavuso subsequently served as Chief Technology Officer of Interstate Hotels and Resorts for four years. Mr. Garavuso received a B.S. in Accounting from the University of South Florida. He is an active member of the Hospitality Financial and Technology Professionals association, as well as the Technology Advisory Board of the America Hotel and Lodging Association.

Ronan O’Gorman served as Senior Vice President of Resort Operations of Diamond LLC from January 2012 until the merger of Diamond LLC with and into the Company in July 2013. Mr. O’Gorman has served as our Senior Vice President of Resort Operations since the inception of the Company in January 2013. Mr. O’Gorman has over 30 years of experience in resort operations. Prior to joining the Company, Mr. O’Gorman served as Assistant General Manager and then Vice President and General Manager at Red Rock Casino Resort & Spa in Las Vegas, Nevada from April 2005 to December 2011. Prior to that, Mr. O’Gorman served in various senior operations positions, including ultimately Executive Vice President of Operations, for Caesars Entertainment, Inc. from 1999 to 2005. Mr. O’Gorman earlier held several senior management positions in various locations for Four Season Hotels. Mr. O’Gorman received a B.A. in Management from St. Mary’s College of California.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) explains our executive compensation program for our President and Chief Executive Officer, David F. Palmer; our Executive Vice President and Chief Financial Officer, C. Alan Bentley; and each of our three other most highly compensated executive officers: our Executive Vice President and Chief Administrative Officer, Howard S. Lanznar; our Executive Vice President and Chief Sales and Marketing Officer, Michael A. Flaskey; and our Executive Vice President, Human Resources, Steven F. Bell (collectively, the “Named Executive Officers”). Mr. Flaskey, who has served in senior sales and marketing positions with the Company since January 2011, and Mr. Bell, who has served in senior human resources positions with the Company and its predecessor since May 2006, were first named as executive officers in December 2014.

This CD&A describes our compensation philosophy and objectives and the Compensation Committee’s role in establishing executive compensation for the Named Executive Officers. This CD&A also discusses our relationship with HM&C, an entity that was beneficially owned and controlled by Stephen J. Cloobeck, our Chairman of the Board, and Mr. Palmer until January 2015. HM&C has provided management services to us pursuant to the terms of a Homeowner Association Oversight, Consulting and Executive Management Services Agreement (the “HM&C Agreement”), including the services of each of Messrs. Palmer, Bentley, Lanznar and Bell and approximately 52 other officers and employees (and prior to 2015, Mr. Cloobeck). Each of Messrs. Palmer, Bentley, Lanznar and Bell is an employee of HM&C (with Mr. Palmer having served as an independent contractor until 2015) and, prior to 2015, was paid cash compensation by HM&C from the lump sum amounts that we paid to HM&C pursuant to the HM&C Agreement. Effective as of January 1, 2015, we acquired HM&C (the “HM&C Acquisition”), and because HM&C has become a wholly-owned subsidiary of Diamond Resorts Corporation, Messrs. Palmer, Bentley, Lanznar and Bell are now our employees. For a discussion of the HM&C Acquisition, see “Certain Relationships and Related Party Transactions” below.

Compensation Philosophy and Objectives; Elements of Executive Compensation

Our compensation program is intended to provide competitive levels of total compensation to attract, reward and retain qualified executives who are critical to our long-term success. The executive compensation program is designed to motivate these individuals to achieve short-term and long-term corporate objectives, align the financial interests of our executives, including the Named Executive Officers, and our stockholders and enhance stockholder value. In establishing and evaluating our executive compensation program, we believe it is important to take into account the total size of the business managed by our executives, considering not only our own direct operations but also the operations of our managed resorts. We quantify the size of our business for that purpose by including not only our revenues but also operations of the homeowner’s associations (“HOAs”) of the resorts and resort collections (the “Collections”) we manage.

Our executive compensation program complements and enhances the alignment of the interests of the Named Executive Officers with those of our stockholders that results from the substantial equity holdings of the Named Executive Offers (as discussed below and elsewhere in this Proxy Statement). We believe that our executive compensation program supports our overall performance goals, as well as our core values and culture.

As described in greater detail below, none of Messrs. Palmer, Bentley, Lanznar and Bell received direct cash remuneration from us for services provided to us prior to the HM&C Acquisition. Rather, HM&C received an annual management fee and annual incentive payment (based on performance metrics approved by the Compensation Committee) pursuant to the HM&C Agreement described below, and Messrs. Palmer, Bentley, Lanznar and Bell were compensated pursuant to services agreements with HM&C. Our arrangement with HM&C has served underlying business purposes, including in connection with our allocation of corporate expenses to resorts under our management contracts, substantially reducing the impact of our payments to HM&C on our financial performance. Prior to the HM&C Acquisition, neither the Compensation Committee nor the Board had any authority to make or control any decisions as to the specific compensation paid by HM&C to Messrs. Palmer, Bentley, Lanznar or Bell, and none of the Company, the Compensation Committee or the Board had any right to require HM&C to disclose the individual compensation arrangements of Messrs. Palmer, Bentley, Lanznar or Bell or other individuals compensated directly by HM&C or the allocation of the annual management fees or annual incentive payments to those Named Executive Officers or any other person. Furthermore, in addition to the payments that we made to HM&C under the HM&C Agreement, the Compensation Committee, in its discretion, has granted long-term equity incentive awards to certain of the Named Executive Officers associated with HM&C, and Named Executive Officers received perquisites and benefits from us pursuant to the HM&C Agreement. In 2014, Mr. Flaskey, our only Named Executive Officer who was not associated with HM&C, received compensation from us that consisted of a base salary, cash bonuses, a stock option award and perquisites and other personal benefits, with the amount and mix of compensation established pursuant to the terms of his employment agreement and otherwise determined by Mr. Palmer (in consultation with other members of management) and by the Compensation Committee, as discussed below. See “ — Employment Agreements; Potential Payments Upon Termination or Change in Control” for a description of the employment agreements to which the Named Executive Officers are party.

As discussed further below, in 2014, the Compensation Committee established and approved Adjusted EBITDA as the relevant performance metric for the annual incentive payment under the HM&C Agreement given its significance to our company, as it is used for purposes of determining compliance with covenants in our debt-related agreements and management uses Adjusted EBITDA in preparing our annual operating budget and in evaluating the effectiveness of our business strategies. Similarly, Mr. Flaskey’s annual performance bonus for 2014 was based upon our actual Adjusted EBITDA, as compared to Adjusted EBITDA set forth in our annual operating budget approved by the Board. As a result, a significant portion of the compensation for the Named Executive Officers for 2014 was directly tied to our performance. For additional information regarding our Adjusted EBITDA, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Indebtedness — Senior Credit Facility” in our Annual Report on Form 10-K for the year ended December 31, 2014.

Role of the Compensation Committee in the Compensation Process

Under the rules of the NYSE, we previously qualified as a “controlled company” and, as such, we were permitted to elect not to comply with certain NYSE corporate governance requirements, including the requirement that employee and officer compensation matters be decided by a compensation committee. However, in connection with our initial public offering of common stock, we established a limited purpose Compensation Committee that was responsible for various compensation-related matters, including: (1) reviewing and approving the lump sum payments to be made by us under the HM&C Agreement; (2) negotiating and (if appropriate) recommending that the Board approve any amendment or renewal of the HM&C Agreement; (3) coordinating an annual review of the performance of our Chief Executive Officer and other executive officers, in light of goals and objectives established by the Compensation Committee; (4) overseeing the administration of, and making equity awards under, our incentive compensation plans, including the 2013 Incentive Plan; and (5) establishing our overall compensation philosophy.

In accordance with the Compensation Committee charter as it existed during 2014 and given our arrangement with HM&C, for 2014 the Compensation Committee served a limited role in determining the compensation paid to Messrs. Palmer, Bentley, Lanznar and Bell through its involvement in establishing payments made to HM&C under the HM&C Agreement and granting individual long-term equity awards under the 2013 Incentive Plan. Furthermore, as a result of Mr. Flaskey not becoming an executive officer until December 2014, the Compensation Committee did not have a direct role in establishing a substantial portion of the 2014 compensation payable to him. It did, however, determine his equity compensation and, following his designation as an executive officer, approved the bonus payable to him under our discretionary management bonus program.

In contemplation of our ceasing to be a “controlled company” in August 2014, in accordance with NYSE requirements, the Board, upon the recommendation of the Compensation Committee, amended and restated the Compensation Committee charter to provide that (1) to the extent that we were responsible for paying all or any part of the compensation and/or other benefits of our Chief Executive Officer, the Compensation Committee was responsible for determining, in light of its evaluation of our Chief Executive Officer’s performance, such compensation payable to our Chief Executive Officer, and (2) to the extent that we were responsible for paying all or any part of the compensation or any other benefits to our other executive officers, the Compensation Committee was responsible for evaluating and establishing, in consultation with our Chief Executive Officer, corporate goals and objectives relevant to such compensation and determining, in consultation with our Chief Executive Officer, the compensation levels for those other executive officers.

Following the HM&C Acquisition, the Compensation Committee charter was further amended and restated to provide that, beginning in 2015, the Compensation Committee is responsible for determining and approving compensation payable by us to our Chief Executive Officer and, in consultation with our Chief Executive Officer, all of our other executive officers, based upon the Compensation Committee’s evaluation of the performance of our Chief Executive Officer and our other executive officers relative to the corporate goals and objectives established by the Compensation Committee. We anticipate that these compensation determinations with respect to our Named Executive Officers will be made in a manner consistent with our overall compensation philosophy discussed above, subject as applicable to the terms of existing executive officer employment agreements.

In light of its expanded role, the Compensation Committee is further formalizing its practices with respect to compensation of our executive officers, including benchmarking against industry/peer group compensation and, beginning in fiscal 2015, has engaged a compensation consultant to advise on compensation elements.

A copy of the current Compensation Committee charter is publicly available in the “Corporate Governance” section of our website at www.diamondresorts.com. See “What are the committees of the Board and what are their functions? — Compensation Committee” above for further details regarding the composition, duties and responsibilities of the Compensation Committee.

Executive Officers Associated with Hospitality Management and Consulting Service, LLC

Overview

Pursuant to the HM&C Agreement, HM&C has provided two categories of management services to us through their employees, including Messrs. Palmer, Bentley, Lanznar and Bell: (1) executive and strategic oversight of the services we provide to HOAs and the Collections through our hospitality and management services operations, for the benefit of us and of the HOAs and the Collections (the fees for which are generally included in the determination of corporate costs in resort and collection budgets and paid to us); and (2) executive, corporate and strategic oversight of our operations and certain other administrative services. Prior to the HM&C Acquisition, pursuant to the HM&C Agreement, HM&C was entitled to receive (a) a lump sum annual management fee for providing HOA management services; (b) a lump sum annual management fee for providing corporate management services; (c) a lump sum annual incentive payment based on performance metrics determined by the Compensation Committee, subject to certain minimum amounts set forth in the HM&C Agreement; and (d) reimbursement of HM&C’s expenses incurred in connection with its activities under the HM&C Agreement. For the year ended December 31, 2014, we paid a total of approximately $25.6 million in management fees, incentive payments and expense reimbursements under the HM&C Agreement. These payments were reviewed and approved on an annual basis and were subject to increase as agreed to by the Compensation Committee. However, neither the Compensation Committee nor the Board had the authority to allocate the aggregate annual fees and incentive payments paid to HM&C to Messrs. Palmer, Bentley, Lanznar or Bell, to the other officers and employees furnished by HM&C or to Mr. Cloobeck.

Our management arrangement with HM&C has been mutually beneficial to us, HM&C and the Named Executive Officers and other personnel associated with HM&C. We receive management fees with respect to resorts (as well as Collections), based on a cost-plus structure and calculated based on the direct and indirect costs (including the absorption of a substantial portion of our overhead related to the provision of management services) incurred by the HOA of the applicable resort. Under our current resort management agreements, we receive management fees generally ranging from 10% to 15% of the other costs of operating the applicable resort (with a weighted average of 12.9% based upon the total management fee revenue for the year ended December 31, 2014). The management fee structure with HM&C has served underlying business purposes, including in connection with our allocation of corporate expenses to resorts under these management agreements. Our allocation to the resorts of a significant portion of our payments to HM&C has substantially reduced the impact of such payments on our financial performance.

In January 2015, our Board (acting upon the recommendation of our Audit Committee) determined that it was in our best interests and the best interests of our stockholders to enter into the HM&C Acquisition and the other transactions entered into concurrently with Mr. Cloobeck and his related entities, creating a more direct and transparent management and compensation structure. As discussed above, following the HM&C Acquisition, the Compensation Committee is now responsible for determining and approving all elements of compensation payable to all of our executive officers, including those associated with HM&C.

For additional information regarding the HM&C Agreement, the HM&C Acquisition and the other transactions entered into with Mr. Cloobeck and his related entities, see “Certain Relationships and Related Party Transactions” below.

Annual Incentive Payment under HM&C Agreement

At the Compensation Committee’s meeting held in the first quarter of 2014, in connection with the Board’s approval of our annual operating budget for 2014, the Compensation Committee established and approved an Adjusted EBITDA target of $258 million for 2014 as the target performance metric relating to the annual incentive payment under the HM&C Agreement for 2014. The Compensation Committee established Adjusted EBITDA as the relevant performance metric given its significance to us and our business, including that Adjusted EBITDA is used for purposes of determining compliance with covenants in our debt-related agreements and that management uses Adjusted EBITDA for planning purposes (including the preparation of our annual operating budget) and to evaluate the effectiveness of our business strategies. The Compensation Committee determined the specific Adjusted EBITDA target in light of our annual operating budget and our financial and strategic goals for 2014 as approved by the full Board.

In January 2015, because our projected Adjusted EBITDA for 2014 of approximately $340 million, based upon our preliminary operating results, exceeded the established 2014 performance target by 32%, the Compensation Committee approved, and HM&C was paid, an annual incentive payment of $5,956,329 for 2014 pursuant to the HM&C Agreement.

Perquisites and Generally Available Benefit Programs under HM&C Agreement

In accordance with the HM&C Agreement, we have provided each of the Named Executive Officers associated with HM&C with perquisites and benefits that we make generally available to our employees and members of management, as discussed below under “ — Other Named Executive Officer Compensation — Perquisites and Generally Available Benefit Programs.” In addition, we have provided or otherwise made available to each of the Named Executive Officers other benefits, including payment of premiums and all related expenses for a group health plan offered only to senior management, personal use of our aircraft, matching payments based upon contributions to the Named Executive Officer’s 401(k) plan and payment of life insurance premiums. The Compensation Committee believes that the foregoing benefits that we provide to the Named Executive Officers associated with HM&C are reasonable and consistent with our overall compensation philosophy and objective.

For the year ended December 31, 2014, the total value of the perquisites and other benefits (representing, in the case of personal use of our aircraft, the aggregate incremental cost to us for travel on our aircraft not related to our business, calculated by multiplying the hourly variable cost rate for the aircraft used by the hours used) provided by us to HM&C personnel on behalf of HM&C was approximately $0.8 million.

Severance and Change in Control Benefits under HM&C Agreement

Prior to the HM&C Acquisition, we were not party to the employment agreements with the Named Executive Officers associated with HM&C, nor had we agreed to directly provide any change of control or similar benefits to any of those Named Executive Officers. Under the HM&C Agreement, however, HM&C was entitled to terminate the employment or independent contractor arrangement, as applicable, of any of its employees or independent contractors, including Messrs. Palmer, Bentley, Lanznar and Bell, at any time and for any reason. In the event HM&C terminated the employment of any of such Named Executive Officers, whether during the term, or immediately following the termination, of the HM&C Agreement, we would have been required to pay any severance payments payable to the terminated employees under the severance agreements then maintained by HM&C. Because HM&C is now a wholly-owned subsidiary of Diamond Resorts Corporation, in the event of the termination of employment of any of the Named Executive Officers, we would be required to pay amounts payable under any severance arrangement with that Named Executive Officer. For a discussion of the potential payments and benefits to which the Named Executive Officers would be entitled to receive upon a termination of employment, see “ — Potential Payments Upon Termination or Change in Control” below. The Compensation Committee believes that these severance obligations are reasonable and provide job security for the applicable Named Executive Officers, allowing them to focus on achieving our strategic goals and growing our business.

Long-Term Equity Incentive Awards

For a discussion of equity awards granted to the Named Executive Officers, see “ — Long Term Equity Incentive Awards” below.

Other Named Executive Officer Compensation

In 2014, Mr. Flaskey, our only Named Executive Officer who was not associated with HM&C, received a mix of compensation pursuant to the terms of an employment agreement with us, in addition to an equity award as discussed below. Pursuant to Mr. Flaskey’s employment agreement, Mr. Flaskey is entitled to an annual base salary, an annual sales incentive bonus and an annual performance bonus under our discretionary management bonus program, which is generally available to similarly situated executives. Since Mr. Flaskey did not become an executive officer until December 2014, the Compensation Committee did not have a direct role in establishing a substantial portion of the 2014 compensation payable to Mr. Flaskey as discussed below. Beginning in 2015, however, the Compensation Committee is responsible for determining and approving compensation payable to Mr. Flaskey, subject to the terms of his employment agreement.

Base Salary

The base salary component of the compensation that we pay to Mr. Flaskey is intended to provide a fixed payment that compensates him for services rendered during the fiscal year, taking into account his primary responsibilities, experience and individual performance. Although the base salary that we pay to Mr. Flaskey is established by the terms of his employment agreement, his base salary had been subject to annual review by our Chief Executive Officer and discretionary annual increases under extraordinary circumstances, as determined by our Chief Executive Officer following his review of Mr. Flaskey’s individual performance and the performance of his team. Mr. Flaskey received a base salary of $500,000 in 2014, an amount consistent with his base salary in 2013, as our Chief Executive Officer determined that such base salary continued to be appropriate in light of Mr. Flaskey’s total compensation package, including performance-related bonus opportunities, and relative to base salaries for other members of our management.

Sales Incentive Bonus

Pursuant to the terms of Mr. Flaskey’s employment agreement, Mr. Flaskey is entitled to a sales incentive bonus, payable in monthly installments, based upon our actual North American vacation ownership interest sales for a given month, as compared to projected sales for such month as included in our annual operating budget approved by the Board. The target annual sales incentive bonus opportunity for Mr. Flaskey is fixed at $500,000 per year pursuant to the terms of Mr. Flaskey’s employment agreement. For 2014, Mr. Flaskey received an aggregate sales incentive bonus of $783,560. The details of Mr. Flaskey’s employment agreement are discussed below under “ — Employment Agreements; Potential Payments Upon Termination or Change in Control.”

Annual Performance Bonus

Mr. Flaskey is also entitled to receive an annual performance bonus payable in cash under our discretionary management bonus program. We use discretionary bonuses, including under our discretionary management bonus program, to motivate our officers and reward them for their performance and the performance of their respective teams, consistent with our compensation philosophy. Under our discretionary management bonus program, designated officers, including Mr. Flaskey, are eligible to receive performance-based cash bonuses based on both (1) our achievement of corporate financial and/or operating performance goals, and/or (2) the officers’ achievement of strategic individual goals and team objectives. For 2014, our Chief Executive Officer, in consultation with other members of management, established the maximum target cash bonus opportunity for each participating officer under our discretionary management bonus program, expressed as a percentage of the officer’s then current base salary. In accordance with Mr. Flaskey’s employment agreement, for 2014, Mr. Palmer set the target bonus opportunity for Mr. Flaskey at 100% of his base salary (or $500,000) and established Adjusted EBITDA, as set forth in our annual operating budget approved by the Board, as the applicable goal for Mr. Flaskey. Our target for Adjusted EBITDA, as well as our actual Adjusted EBITDA, for 2014 were as discussed above under “Annual Incentive Payment under HM&C Agreement.”

As a result of Mr. Flaskey’s designation as an executive officer in December 2014, the Compensation Committee, acting in accordance with its charter and the 2013 Incentive Plan, ratified Mr. Flaskey’s 2014 corporate goal and his related bonus opportunities, and determined his annual performance bonus based upon the amount by which our actual Adjusted EBITDA exceeded the target Adjusted EBITDA. As a result, Mr. Flaskey was paid a cash bonus under our discretionary management bonus program for 2014 of $660,000.

Perquisites and Generally Available Benefit Programs

Mr. Flaskey is entitled to perquisites and benefits that we make generally available to our employees and members of management, including payment of premiums for health and dental plans and matching payments based upon contributions by such individuals to their respective 401(k) plans. We believe that the foregoing perquisites and benefits are reasonable and consistent with our overall compensation philosophy and objective to attract and retain the most talented executives possible. While we do not have a formal policy regarding perquisites, the Compensation Committee intends to periodically review the levels of perquisites and other personal benefits provided to our executives.

Severance and Change in Control Benefits

Pursuant to the terms of Mr. Flaskey’s employment agreement, Mr. Flaskey is entitled to receive severance payments in the event that his employment with us is terminated under specified circumstances. For a discussion of the potential payments and benefits to which Mr. Flaskey would be entitled to receive upon a termination of employment, see “ — Employment Agreements; Potential Payments Upon Termination or Change in Control.”

Long-Term Equity Incentive Awards

The Compensation Committee has the authority to grant stock options, restricted stock and other awards under the 2013 Incentive Plan to our executive officers and other employees, directors, consultants and advisors (including certain personnel of HM&C who provide services to us). We believe that long-term equity compensation is an important component of our executive compensation program and fosters a long-term focus on our financial results. These awards typically include multi-year vesting requirements, which are designed to promote the retention of our executives and achieve strong long-term company performance. These long-term equity awards are designed to align the interests of our executive officers with those of our stockholders, allowing our executive officers to share in the creation of value for our stockholders through stock appreciation. For the Named Executive Officers, in particular, the equity compensation is intended to motivate them to make sound business decisions, improve financial performance and focus on both short-term and long-term objectives and to encourage behavior that protects and enhances the long-term interests of our stockholders. Equity incentive awards also help to facilitate executive officer stock ownership, consistent with our stock ownership guidelines discussed below.

The Compensation Committee determines grants of long-term equity incentive awards based on factors such as our overall performance, and the individual performance of such Named Executive Officer, responsibilities within our organization and growth potential. The Compensation Committee also considers, for each individual, equity holdings, previous equity awards granted to each individual as well as to other similarly situated members of management, historical compensation, the executive officer’s total compensation as compared to other members of our management, length of time in current position and any change in responsibility, as well as the financial statement expense associated with the grants.

Additionally, in connection with the Compensation Committee’s determinations with respect to equity incentive awards, our Chief Executive Officer reviews and discusses with the Compensation Committee the performance of each of the other Named Executive Officers and makes recommendations to the Compensation Committee regarding specific equity awards to the other Named Executive Officers under the 2013 Incentive Plan.

Considering the above factors, for 2014, the Compensation Committee determined to grant the following stock options to Named Executive Officers pursuant to the 2013 Incentive Plan: an option to purchase 500,000 shares of our common stock to Mr. Lanznar and an option to purchase 250,000 shares of common stock to Mr. Flaskey. The Compensation Committee considers stock options to be particularly effective in promoting our overall financial objectives by motivating the executives who are granted stock options to achieve long-term growth in stockholder equity and by retaining those individuals who are instrumental in achieving this growth. The Compensation Committee did not grant equity awards to the other Named Executive Officers in 2014, in large part due to substantial equity grants made to them in 2013 in connection with the consummation of our initial public offering of common stock and their respective holdings of our common stock, which significantly align their interests with those of our stockholders generally.

Role of Compensation Consultant

We have not historically used compensation consultants in determining compensation for our Named Executive Officers and did not utilize any consultants related to the compensation of the Named Executive Officers for 2014. Furthermore, the Compensation Committee has not historically engaged in any specific compensation benchmarking or reviewed or relied upon any formal surveys of compensation practices within our industry or more broadly. As noted above, however, the Compensation Committee is further formalizing its practices with respect to compensation of our executive officers and has engaged a compensation consultant to assist it in making compensation decisions for 2015.

Advisory Vote on Executive Compensation

Prior to 2015 we were an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and, as such, we have availed ourselves of the exemption available to emerging growth companies from the requirements of holding a non-binding advisory vote on executive compensation. As a result, no results from any such advisory vote are or were available for the consideration of the Compensation Committee in determining its approach as to the compensation of the Named Executive Officers. We no longer qualified as an emerging growth company as of the beginning of 2015. As a result, based upon applicable transition rules, we are required to hold our first non-binding advisory vote on executive compensation at our 2016 annual meeting of stockholders. We are, however, required to hold at the Annual Meeting our first advisory vote on the frequency of future advisory votes on the Company’s executive compensation. See “Proposal No. 4: Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation.”

Other Matters

Stock Ownership Guidelines

We have adopted stock ownership guidelines for our directors and executive officers, as set forth in our Corporate Governance Guidelines. These guidelines provide that directors and executive officers, consistent with their responsibilities to our stockholders, should hold meaningful equity interests in the Company. Specifically, under these guidelines as recently amended, (1) our Chief Executive Officer is required to own shares of our common stock having a market value of at least six times the Chief Executive Officer’s annual base salary (such shares to be acquired within five years of first becoming our Chief Executive Officer); and (2) each director (other than the Chief Executive Officer) is required to own shares of our common stock having a market value of at least five times such director’s base annual cash retainer (such shares to be acquired within five years of first becoming a director). While unvested shares of restricted stock are counted, pledged shares are not counted toward satisfaction of these guidelines, and if upon exercise of a stock option by a director or our Chief Executive Officer, if he or she is not in compliance with these guidelines, he or she may not sell any of the shares of our common stock acquired upon the exercise (other than to cover taxes and the option exercise price).

Anti-Hedging Policies; Pledging Policy

Pursuant to the terms of our Insider Trading Compliance Policy, our directors, officers, employees and other personnel are prohibited from engaging in the following activities with respect to our securities:

•	Short sales;

•	Hedging transactions, such as “costless collars” or forward sale contracts;

•	Buying or selling put options, call options or other derivative securities relating to us on a securities exchange or in any other organized securities market; and

•	Purchasing our securities on margin.

Furthermore, while we do not prohibit personnel from pledging our securities, pursuant to our Insider Trading Compliance Policy we have established procedures and guidelines for pledging and margining of our securities. Specifically, our directors, executive officers and other designated individuals are prohibited from entering into pledge arrangements or arrangements to borrow against our securities during “blackout periods,” as specified under the Insider Trading Compliance Policy, and any such arrangements must be pre-approved by our insider trading compliance officer. In any event, similar to restrictions included in our Insider Trading Compliance Policy with respect to trading our securities, all of our personnel are prohibited from entering into such arrangements while in possession of material, non-public information about us. Pledged shares are not counted toward satisfaction of our stock ownership guidelines.

Clawback Policy

We recently adopted a policy providing that, if we are required to prepare an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under the federal securities laws, and the Compensation Committee determines that a covered executive’s fraud or intentional misconduct materially contributed to the need for the restatement, the Compensation Committee will take action to recoup incentive compensation (including bonuses and equity awards) received by the applicable covered executive during the three-year period preceding the date on which the Company is required to prepare the accounting restatement. The amount of incentive compensation to be recovered will be the excess of the incentive compensation paid to the covered executive based on the erroneously reported financial results over the incentive compensation that would have been paid to the covered executive had it been based on the restated results. The Clawback Policy provides that the Compensation Committee has flexibility (1) as to the method of recoupment and (2) to not seek recoupment if it determines doing so would not be in the best interests of the Company and our stockholders.

Tax-Deductible Performance-Based Compensation

Generally, Section 162(m) of the Internal Revenue Code limits the annual tax deduction for compensation paid to a Named Executive Officer (other than the Chief Financial Officer) to $1,000,000, unless such compensation qualifies as performance-based compensation and is paid pursuant to a plan approved by stockholders in advance of payment. However, for a transition period and subject to limitations, in the case of a company that becomes “publicly held” (like we did in 2013), the deduction limit does not apply to any remuneration paid pursuant to a compensation plan or agreement that existed during the period in which the corporation was not publicly held. Accordingly, compensation granted or paid under the 2013 Incentive Plan is intended to qualify as fully deductible under Internal Revenue Code Section 162(m), as are the management fees and other payments that we made to HM&C pursuant to the HM&C Agreement. We do not, however, represent that all compensation of the Named Executive Officers has been or will be fully deductible for federal income tax purposes. While the Compensation Committee considers tax deductibility in making compensation determinations with respect to our executive officers, the Compensation Committee also realizes that in order to attract and retain qualified executives, it may be appropriate to pay compensation to our executive officers that is not deductible.

Compensation Risk Assessment

Our management, along with the Compensation Committee, has considered whether our compensation policies and practices had the potential to create risks that are reasonably likely to have a material adverse effect on us. Management considered the risk profile of our business and the design and structure of our compensation policies and practices. We concluded that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us based on the following:

•	We awarded stock options as long-term incentive compensation to certain of our executives. Management does not believe that these stock options encourage employees to take risks that are reasonably likely to have a material adverse effect on us or our business. In particular, these long-term incentive compensation awards that vest over a significant number of years are designed to align the interests of our executive officers with long-term stock appreciation, do not incentivize short-term risk- taking and align with our overall objective of providing value to these employees when value is also created for our stockholders.

•	The base management fees payable to HM&C prior to the HM&C Acquisition were not directly impacted by our financial performance or the performance of management. As a result, this part of our arrangement with HM&C did not create an incentive for our Named Executive Officers who were employed, or otherwise engaged as independent contractors, by HM&C to take excessive or unnecessary risks.

•	The performance metrics that HM&C was required to meet prior to the HM&C Acquisition in order to receive an annual incentive payment, in excess of a specified minimum amount, pursuant to the HM&C Agreement was approved by the Compensation Committee as discussed above, and the Compensation Committee had the authority to determine, in its sole discretion, whether such performance metrics had been achieved. This right of the Compensation Committee allowed the Compensation Committee to establish, in advance, performance targets consistent with the appropriate mix of short-term and long-term objectives and risk.

•	When establishing total compensation and compensation mix, as well as setting performance measures and goals, for our executive officers, the Compensation Committee considers management’s views on whether the compensation program’s measures or goals are appropriate in light of our near-term and long-term interests, as well as those of our stockholders. Due to corporate and individual performance measures and goals being tied to our strategic objectives, consistent with our annual operating budget approved by the Board, the Compensation Committee and our management believe that our compensation program for our executives has an appropriate balance of risk and reward in relation to our business plan, and will not encourage excessive or unnecessary risk-taking behavior.

•	The base salary that we pay to our executive officers, executive perquisites and generally available benefit programs create little, if any, risk to us.

•	Our stock ownership guidelines encourage our executive officers to hold a meaningful amount of our stock to further align their interests with stockholders. In addition, (a) our Insider Trading Compliance Policy prohibits our personnel, including executive officers and other employees, from entering into hedging and other similar transactions designed to limit or eliminate economic risks related to owning our common stock, and (b) we recently adopted a “clawback” policy providing that, if we are required to prepare an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under the federal securities laws, and the Compensation Committee determines that a covered executive’s fraud or intentional misconduct materially contributed to the need for the restatement, the Compensation Committee will take action to recoup incentive compensation (including bonuses and equity awards) granted to our covered executive officers to the extent such incentive awards exceeded the amounts that would have been paid based on the restated financial results. We believe that the foregoing policies serve to mitigate excessive risk-taking behavior by executives.

These factors were discussed with the Compensation Committee during the preparation of this Proxy Statement, and it was concluded that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us.

Named Executive Officer Compensation

The following table sets forth summary information for the years indicated with respect to cash and all other compensation paid by the Company to, or earned by, each of our Named Executive Officers, including Messrs. Palmer, Bentley, Lanznar and Bell, each of whom was compensated pursuant to services agreements with HM&C, and Mr. Flaskey, who became an executive officer in December 2014 and has at all times received cash compensation directly from us.

Because neither the Compensation Committee nor the Board had any authority to make or control any decisions as to the specific compensation paid or to be paid by HM&C to Messrs. Palmer, Bentley, Lanznar or Bell, and none of the Company, the Compensation Committee or the Board had any right to require HM&C to disclose the individual compensation arrangements of Messrs. Palmer, Bentley, Lanznar or Bell or other individuals compensated directly by HM&C or the allocation of the annual management fees or annual incentive payments to such Named Executive Officers or any other person, we previously have not disclosed any such allocation. However, reflecting a commitment to greater transparency as to compensation-related matters and given that HM&C is now one of our subsidiaries, the Company has elected to present the allocation to each of Messrs. Palmer, Bentley, Lanznar and Bell of the annual lump sum management fee and the annual incentive payment that we paid to HM&C for 2014, and the applicable amounts for 2014 are set forth in the Summary Compensation Table below under the headings “Salary” and “Non-equity incentive plan compensation,” respectively, and to disclose the benefits provided to such Named Executive Officers on behalf of HM&C for 2014 under the heading “All other compensation.”

Consistent with our prior disclosure, the only other compensation presented in the table below is the grant date value of the equity awards we made in 2013 to the three Named Executive Officers who were then our executive officers (all associated with HM&C). The information for 2013 relates to Diamond LLC from January 2013 until the merger of Diamond LLC with and into the Company at the time of our initial public offering in July 2013.

Summary Compensation Table

Name and principal position	Year	Salary ($)		Option awards ($) (1)		Non-equity incentive plan compensation ($)		All other compensation ($)		Total ($)
David F. Palmer	2014	$2,000,000	(2)	—		$4,560,000	(3)	$508,627	(4)	$7,068,627
Chief Executive Officer and President	2013	—		$12,109,030	(5)	—		—		$12,109,030

C. Alan Bentley	2014	$500,000	(2)	—		$924,000	(3)	$11,923	(6)	$1,435,923
Executive Vice President and Chief Financial Officer	2013	—		$6,112,160	(5)	—		—		$6,112,160

Howard S. Lanznar	2014	$403,846	(2)	$4,646,092	(5)	$1,980,000	(3)	—		$7,029,938
Executive Vice President and Chief Administrative Officer	2013	—		$6,112,160	(5)	—		—		$6,112,160

Michael A. Flaskey Executive Vice President and Chief Sales and Marketing Officer (7)	2014	$500,000		$2,323,046	(8)	$1,443,560	(9)	—		$4,266,606

Steven F. Bell Executive Vice President, Human Resources (7)	2014	$500,000	(2)	—		$1,100,000	(3)	$13,875	(6)	$1,613,875

(1)	Even though an award may be forfeited, the amounts reported do not reflect this contingency. Amounts reported for these option awards may not represent the amounts that our Named Executive Officers will actually realize from the awards. Whether, and to what extent, our Named Executive Officers realize value will depend on (a) our stock price; and (b) an individual’s continued employment for awards that are subject to time-based vesting. The amount reported reflects the aggregate grant date fair value of each stock option, calculated using the Black-Scholes option pricing model. The assumptions used in calculating these amounts are incorporated by reference to Note 21 to the Company’s Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.
(2)	Reflects the allocation to the Named Executive Officer of the annual management fee paid to HM&C pursuant to the HM&C Agreement for 2014.
(3)	Reflects the allocation to the Named Executive Officer of the annual incentive payment paid to HM&C pursuant to the HM&C Agreement for 2014.
(4)	Reflects the perquisites and other benefits that we provided to Mr. Palmer pursuant to the HM&C Agreement, on HM&C’s behalf, including the payment of premiums and all related expenses for a group health plan offered only to senior management ($30,588), personal use of our aircraft ($361,919) and reimbursement of certain unanticipated tax liabilities of Mr. Palmer resulting from actions by HM&C ($111,720). The amounts presented for personal use of our aircraft represent the aggregate incremental cost to us for travel on our aircraft not related to Company business, calculated by multiplying the hourly variable cost rate for the aircraft used by the hours used.

(5)	Represents the grant date fair value of an option to purchase shares of our common stock granted to the Named Executive Officer, determined in accordance with FASB ASC Topic 718 as if the Named Executive Officer was an employee of the Company at the time of the grant. Through December 31, 2014 (prior to the Company’s acquisition of HM&C), for purposes of our financial statements, the option issued to the Named Executive Officer was treated as a non-employee grant in accordance with FASB ASC Topic 505-50. In accordance with ASC 505-50, we measured compensation expense at the fair value of the stock-based compensation issued to non-employees by using the stock price and other measurement assumptions as of the date of the earlier of: (i) a commitment for performance by the grantees has been reached or (ii) the performance by the grantees has been completed. Accordingly, grants were re-measured at each balance sheet date as additional services were performed, as applicable. The fair market value of the option granted to Mr. Lanznar in 2014 was $7,476,224 as of December 31, 2014, and the fair market values of the options granted to Messrs. Palmer, Bentley and Lanznar in 2013 were $13,179,005, $6,647,147 and $6,647,147, respectively, as of December 31, 2013. For 2013, the amounts represent the value of stock option awards granted to each of Messrs. Palmer, Bentley and Lanznar in connection with our initial public offering, each with a per share exercise price equal to the initial public offering price, for services rendered (or to be rendered) to us, which also include, for each of Messrs. Palmer, Bentley and Lanznar, options issued to such individuals, as former holders of Class B common units of Diamond LLC, in part to maintain the incentive value intended when we originally issued the Class B common units to those individuals and to provide an incentive for such individuals to continue providing services to us.
(6)	Reflects the perquisites and other benefits that we provided to the Named Executive Officer pursuant to the HM&C Agreement, on HM&C’s behalf, including the payment of premiums and all related expenses for a group health plan offered only to senior management, matching payments based upon contributions by such individual to his 401(k) plan and payment of life insurance premiums.
(7)	Each of Messrs. Flaskey and Bell became an executive officer in December 2014.
(8)	The option issued to Mr. Flaskey is treated as an employee grant in accordance with FASB ASC Topic 718. In accordance with ASC Topic 718, we measure compensation expense at fair value on the grant date and recognize this expense in the statements of operations and comprehensive income (loss) over the expected term during which our grantees provide service in exchange for the award.
(9)	Includes an annual performance bonus of $660,000 and an annual sales incentive bonus of $783,560.

For the years ended December 31, 2013 and 2012, Diamond LLC and the Company incurred approximately $28.1 million and $19.2 million, respectively, in management fees, incentive payments and expense reimbursements in connection with the HM&C Agreement. Additionally, for the years ended December 31, 2013 and December 31, 2012, the total value of these perquisites and other benefits provided by Diamond LLC and the Company to our Named Executive Officers and certain other HM&C personnel on behalf of HM&C was approximately $0.4 million and $0.4 million, respectively. Of such aggregate amounts in 2013, pursuant to the HM&C Agreement and on HM&C’s behalf, we provided perquisites and other benefits with an aggregate value of approximately $0.3 million, $0.01 million, $0.04 million and $0.01 million to Messrs. Palmer, Bentley, Lanznar and Cloobeck, respectively.

2014 Grants of Plan-Based Awards

The following table shows the grants of awards made directly by the Company in 2014 to our Named Executive Officers (which exclude, for the avoidance of doubt, the allocation to any Named Executive Officer of the annual incentive payment paid to HM&C pursuant to the HM&C Agreement for 2014 included in the Summary Compensation Table above):

Name	Type of Award	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards						All other option awards: Number of securities underlying options (#)		Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards
			Threshold ($)		Target ($)		Maximum ($)
David F. Palmer	—	—		(1)		(1)		(1)	—		—		—

C. Alan Bentley	—	—		(1)		(1)		(1)	—		—		—

Howard S. Lanznar	Stock Option	2/27/2014		(1)		(1)		(1)	500,000	(2)	$18.60	(3)	$4,646,092	(4)

Michael A. Flaskey	Stock Option	2/27/2014		(1)		(1)		(1)	250,000	(2)	$18.60	(3)	$2,323,046
	Annual Performance Bonus	—		(5)	$500,000	(5)		(5)	—		—		—
	Annual Sales Incentive Bonus	—		(6)	$500,000	(6)		(6)	—		—		—

Steven F. Bell	—	—		(1)		(1)		(1)	—		—		—

(1)	The Named Executive Officer received an allocation of the annual incentive payment paid by the Company to HM&C pursuant to the HM&C Agreement, as discussed and set forth in the Summary Compensation Table above.
(2)	The stock option was immediately vested with respect to 25% of the underlying shares of our common stock and will vest with respect to an additional 25% of such shares on each of the first three anniversaries of the grant date.
(3)	Represents the closing price of our common stock on February 27, 2014, the grant date of the stock option.
(4)	Represents the grant date fair value of an option to purchase shares of our common stock granted to Mr. Lanznar, determined in accordance with FASB ASC Topic 718 as if Mr. Lanznar was an employee of the Company at the time of the grant. See Note 5 to the Summary Compensation Table above for further information regarding the fair value of this option granted to Mr. Lanznar.
(5)	The target annual performance bonus opportunity was based on our Adjusted EBITDA. Mr. Flaskey’s actual annual performance bonus for 2014 was based upon the amount by which our actual Adjusted EBITDA exceeded the target Adjusted EBITDA and is included in the Non-equity incentive plan compensation column of the Summary Compensation Table above. For further discussion regarding Mr. Flaskey’s annual performance bonus, see “Compensation Discussion and Analysis — Other Named Executive Officer Compensation — Annual Performance Bonus” above.
(6)	The target annual sales incentive bonus opportunity was based on our North American vacation ownership interest sales. Mr. Flaskey’s actual annual sales incentive bonus for 2014 was based upon our actual North American vacation ownership interest sales for a given month, as compared to projected sales for such month as included in our annual operating budget approved by the Board and is included in the Non-equity incentive plan compensation column of the Summary Compensation Table above. For further discussion regarding Mr. Flaskey’s annual sales incentive bonus, see “Compensation Discussion and Analysis — Other Named Executive Officer Compensation — Sales Incentive Bonus” above.

Outstanding Equity Awards at 2014 Year-End

The following table provides information regarding unexercised stock options at the end of 2014 held by our Named Executive Officers, all of which were granted under the 2013 Incentive Plan. Our Named Executive Officers do not currently hold any outstanding equity awards, other than stock options.

Name	Number of securities underlying unexercised options (#) Exercisable		Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date ($) (1)
David F. Palmer	1,073,850	(1)	—		$14.00	7/18/2023
	200,000	(2)	200,000	(2)	$14.00	7/18/2023

C. Alan Bentley	543,630	(1)	—		$14.00	7/18/2023
	100,000	(2)	100,000	(2)	$14.00	7/18/2023

Howard S. Lanznar	543,630	(1)	—		$14.00	7/18/2023
	100,000	(2)	100,000	(2)	$14.00	7/18/2023
	125,000	(3)	375,000	(3)	$18.60	2/27/2024

Michael A. Flaskey	135,907	(1)	—		$14.00	7/18/2023
	60,000	(2)	60,000	(2)	$14.00	7/18/2023
	62,500	(3)	187,500	(3)	$18.60	2/27/2024

Steven F. Bell	40,000	(2)	40,000	(2)	$14.00	7/18/2023

(1)	Represents stock options issued to each of Messrs. Palmer, Bentley, Lanznar and Flaskey in connection with our initial public offering, each with a per share exercise price equal to the initial public offering price, issued to such Named Executive Officers, as former holders of Class B common units of Diamond LLC, in part to maintain the incentive value intended when we initially issued the Class B common units to those individuals and to provide an incentive for such individuals to continue providing services to us. These options were fully vested as of the grant date.
(2)	Represents stock options issued to the Named Executive Officers in connection with our initial public offering, each with a per share exercise price equal to the initial public offering price, for services rendered (or to be rendered) to us. These options were vested with respect to 25% of the underlying shares of common stock on the grant date and vest with respect to an additional 25% of such shares on each of the first three anniversaries of the grant date.
(3)	Represents stock options issued to the Named Executive Officer on February 27, 2014. These options were vested with respect to 25% of the underlying shares of common stock on the grant date and vest with respect to an additional 25% of such shares on each of the first three anniversaries of the grant date.

Employment Agreements; Potential Payments Upon Termination or Change in Control

Employment Agreements

Each of the Named Executive Officers is party to an employment agreement with one of our subsidiaries (which subsidiary, in the case of Messrs. Palmer, Bentley, Lanznar and Bell, is HM&C and, in the case of Mr. Flaskey, is Diamond Resorts International Marketing, Inc.). Each employment agreement provides for a specified employment term, without any express automatic or other renewal provisions, a minimum base salary, subject to increase, following annual performance reviews, in the sole discretion of the Compensation Committee or, in the case of Mr. Flaskey, the Chief Executive Officer. In addition, each of the employment agreements provides that the Named Executive Officer is eligible to earn an annual performance bonus based upon achievement of objectives, in the case of Messrs. Palmer Bentley, Lanznar and Bell, determined by the Compensation Committee and, in the case of Mr. Flaskey, mutually agreed upon with Mr. Flaskey. All decisions by our Chief Executive Officer with respect to Mr. Flaskey’s compensation are subject to review and approval by the Compensation Committee in accordance with its charter.

Mr. Palmer’s employment agreement, which is scheduled to expire on January 1, 2018, provides for a minimum base salary of $2,000,000 and an annual performance bonus target equal to 200% of Mr. Palmer’s base salary. Mr. Bentley’s employment agreement, which is scheduled to expire on January 1, 2017, provides for a minimum base salary of $750,000 and an annual performance bonus target equal to 200% of Mr. Bentley’s base salary. Mr. Lanznar’s employment agreement, which is scheduled to expire on January 1, 2017, provides for a minimum base salary of $750,000 and an annual performance bonus target equal to 200% of Mr. Lanznar’s base salary. Mr. Bell’s employment agreement, which is scheduled to expire on January 1, 2018, provides for a minimum base salary of $500,000 and an annual performance bonus target equal to 150% of Mr. Bell’s base salary. Mr. Flaskey’s employment agreement, which is scheduled to expire on January 3, 2016, provides for a minimum base salary of $500,000 and an annual performance bonus target equal to 100% of Mr. Flaskey’s base salary. Mr. Flaskey’s employment agreement also provides that he is entitled to an annual sales incentive bonus, payable in monthly installments, with the target annual sales incentive bonus opportunity for Mr. Flaskey set at $500,000. The respective annual performance bonus targets for Messrs. Palmer, Bentley, Lanznar and Bell are subject to increase in the determination of the Compensation Committee.

These employment agreements also provide for compensation and benefits under specified circumstances in connection with the termination of the Named Executive Officer’s employment:

•	In the event the Named Executive Officer’s employment is terminated during his employment term by the Company for “Cause” or by the resignation of the Named Executive Officer, other than for “Good Reason” (as such terms are defined in the applicable employment agreement), the Named Executive Officer will be entitled to receive his base salary and benefits through the effective date of termination, in the case of each of Messrs. Palmer, Bentley, Lanznar and Bell, any annual performance bonus earned in the prior year that has not yet been paid, and, in the case of Mr. Flaskey, any monthly installment of the annual sales incentive bonus due and earned through the effective date of termination.

•	In the event the Named Executive Officer’s employment is terminated due to his death or disability, the Named Executive Officer will be entitled to receive his base salary and benefits through the effective date of termination, in the case of each of Messrs. Palmer, Bentley, Lanznar and Bell, a pro rata portion of his target annual performance bonus for the year in which the termination takes place, and, in the case of Mr. Flaskey, a pro rata portion of his annual performance bonus and any monthly installment of the annual sales incentive bonus due and earned through the effective date of termination.

•	In the event the Named Executive Officer’s employment is terminated without “Cause” during his employment term, subject to compliance with specified conditions, the Named Executive Officer will be entitled to receive his base salary for a period of 12 months following the effective date of termination, in the case of each of Messrs. Palmer, Bentley, Lanznar and Bell, a pro rata portion of his target annual performance bonus for the calendar year in which the termination takes place and, in the case of Mr. Flaskey, payment of his target annual performance bonus equal to $500,000 and payment of his target annual sales incentive bonus equal to $500,000. In the case of each of Messrs. Palmer, Bentley, Lanznar and Bell, such payments are in addition to those to which the Named Executive Officer is entitled if his employment were terminated for “Cause.”

•

In the event the Named Executive Officer’s employment is terminated without “Cause,” or by the Named Executive Officer for “Good Reason,” within six months following a “Change in Control,” subject to compliance with specified conditions, the Named Executive Officer will be entitled to receive an amount equal to two times his base salary, an amount equal to two times his target annual performance bonus and, in the case of Mr. Flaskey, an amount equal to two times his target annual sales incentive bonus. In the case of each of Messrs. Palmer, Bentley, Lanznar and Bell, such payments are in addition to those to which the Named Executive Officer is entitled if his employment were terminated for “Cause.”

Under the employment agreements, “Cause” means any of the following: (1) the Named Executive Officer’s negligence or willful misconduct in the performance of his obligations under the employment agreement; (2) the Named Executive Officer’s breach of any provision of the employment agreement; (3) any felony indictment or conviction of the Named Executive Officer; (4) a failure of the Named Executive Officer to substantially perform his duties under the employment agreement; (5) fraud, embezzlement or any other illegal or wrongful conduct by the Named Executive Officer upon the Company, whether prior or subsequent to the commencement of the term; (6) the Named Executive Officer’s intentional infliction of any damage of material nature to any property of the Company; (7) the Named Executive Officer’s use of illegal narcotics or other illegal substances; (8) the Named Executive Officer’s breach of Company policies or the confidentiality and non-competition agreement entered into by the Named Executive Officer, including without limitation, sexual harassment and discrimination; and (9) the Named Executive Officer’s failure to comply with laws and regulations which are applicable to the Company.

In addition, under the employment agreements, a resignation following a change in control shall be deemed to be for “Good Reason” if: (1) it follows a material reduction of the Named Executive Officer’s duties and responsibilities; (2) it follows the Named Executive Officer’s being required to work at a location more than 50 miles from a location where he has been permitted to work prior to the change in control (or, in the case of Mr. Flaskey, Orlando, Florida); (3) it follows a material breach of the employment agreement by the Company (which includes, among other things, a reduction in the Named Executive Officer’s base salary, target annual performance bonus opportunity or, in the case of Mr. Flaskey, target annual sales incentive bonus opportunity); or (4) as of the effective date of the change in control, the remaining term of the employment agreement is less than one year, and the Named Executive Officer’s resignation follows the Company’s refusal to enter into either an extension or a new employment agreement that provides for an employment term of at least one additional year and employment on substantially identical terms as contained in the then-current employment agreement.

Each of the employment agreements also provides that the Named Executive Officer is entitled to participate in the Company’s executive health insurance package available to Diamond’s executives and additional benefit programs, subject to satisfaction of eligibility requirements, and reimbursement of reasonable expenses incurred in connection with the performance of his duties. In addition, each of the employment agreements includes restrictions, for a period of two years following the term of the employment agreement, on the Named Executive Officer’s ability to compete with the Company, interfere with Company relationships with HOAs or solicit employees, members, prospective purchasers, guests or customers of the Company to terminate their relationships with the Company.

None of the employment agreements provides for any income tax gross-up or similar payments. Furthermore, none of the employment agreements provides for any acceleration of equity awards upon, or in connection with, any change in control of the Company, such matters currently being addressed only in our 2013 Incentive Compensation Plan and the related equity award agreements, as discussed below.

Equity Awards in connection with Termination of Employment (other than in connection with Change in Control)

Through the date of this Proxy Statement, the only equity awards that have been made to the Named Executive Officers by the Company have been stock options. With respect to stock options granted pursuant to an award agreement under the 2013 Incentive Plan, including stock options held by the Named Executive Officers, unless the applicable award agreement provides otherwise, in the event of a grantee’s termination of employment or service due to disability or death, such grantee’s stock options (to the extent exercisable at the time of such termination) will remain exercisable until one year after such termination (but not beyond the end of the original terms of such stock options) and thereafter will be cancelled and forfeited to us. In the event of a grantee’s termination of employment or service without cause or due to good reason (as such terms are defined in the 2013 Incentive Plan) following a change in control, such grantee’s stock options (to the extent exercisable at the time of such termination) will remain exercisable until 90 days after such termination (but not beyond the end of the original terms of such stock options) and thereafter will be cancelled and forfeited to us. In the event of a grantee’s voluntary termination of employment (for any reason other than due to disability, death or good reason following a change in control), such grantee’s stock options (to the extent exercisable at the time of such termination) will remain exercisable until 30 days after such termination (but not beyond the end of the original terms of such stock options) and thereafter will be cancelled and forfeited to us. In the event of a grantee’s termination of employment or service for cause, such grantee’s outstanding stock options will immediately be cancelled and forfeited to us.

Equity Awards in connection with Change in Control

Unless provided otherwise in an award agreement, a grantee’s stock options granted under the 2013 Incentive Plan (including stock options held by the Named Executive Officers) will become vested, the relevant restrictions will lapse and the relevant performance goals will be deemed to be met at maximum levels upon the involuntary termination of such grantee’s employment or service without cause during the 24-month period following the occurrence of a change in control of the Company. None of the Named Executive Officers is party to an award agreement that overrides this general change of control provision. In addition, the Compensation Committee may, in order to maintain a grantee’s rights in the event of any change in control of the Company, (1) make any adjustments to an outstanding award to reflect such change in control or (2) cause the acquiring or surviving entity to assume or substitute rights with respect to an outstanding award. Furthermore, the Compensation Committee may cancel any outstanding unexercised options (whether or not vested) that have an exercise price that is greater than the fair market value of a share of our common stock as of the date of the change in control. Under the 2013 Incentive Plan, the Compensation Committee also has the ability to cash out any options (whether or not vested) that have an exercise price that is less than the fair market value of a share of our common stock as of the date of the change in control. If the Compensation Committee determines that such an award should be cashed out, the grantee will receive the lesser of the fair market value of a share of our common stock on the date of the change in control or the price paid per share in the transaction that constitutes the change in control.

For purposes of the 2013 Incentive Plan, a “change in control” occurs (1) when any corporation, person or other entity, including a group, becomes the beneficial owner, directly or indirectly, of more than 50% of the outstanding securities of the Company; (2) upon the consolidation or merger of the Company or upon any sale, lease, exchange or other transfer of more than 65% of the assets of the Company, provided that following such a transaction the members of the Board prior to such transaction no longer constitute a majority of the board surviving after such transaction; (3) when the Company is liquidated; and (4) if, within any 12-month period, persons who were members of the Board immediately prior to such 12-month period, together with persons who were first elected as directors (other than as a result of any settlement of a proxy consent solicitation contest or any action taken to avoid such a contest) during such 12-month period by or upon the recommendation of persons who were members of the board immediately prior to such 12-month period and who constituted a majority of the board at the time of such election, cease to constitute a majority of the board. With respect to any award which would be considered deferred compensation subject to Section 409A of the Code, a similar, but Section 409A compliant, definition of “change in control” applies.

For a description of the treatment of equity awards upon a change in control or a termination of employment under the Equity Plan, see “Proposal No. 2: Approval of Diamond Resorts International, Inc. 2015 Equity Incentive Compensation Plan.”

Potential Payments Upon Termination or Change in Control

As disclosed above, prior to the HM&C Acquisition, we were not party to the employment agreements with the Named Executive Officers associated with HM&C, nor had we agreed to directly provide any change of control or similar benefits to any of those Named Executive Officers. Under the HM&C Agreement, however, prior to the HM&C Acquisition, we are required to pay any severance payments payable to terminated employees under the severance agreements then maintained by HM&C (provided they were no more favorable than any severance arrangements provided by Diamond Resorts Corporation). As described in greater detail above, the employment agreements, dated as of January 1, 2015, that we entered into with each of Messrs. Palmer, Bentley, Lanznar and Bell in connection with the HM&C Acquisition, provide for payments upon termination of employment, including following a change in control.

The following table provides information regarding the amount of compensation to the Named Executive Officers in each situation involving a termination of employment, assuming that each had occurred as of December 31, 2014, and that the employment agreements entered into with Messrs. Palmer, Bentley, Lanznar and Bell were in effect on, and for the year ended, December 31, 2014 (excluding, for the avoidance of doubt, any payments of compensation that had been earned through such date and not yet been paid out).

				Before Change in Control	After Change in Control (1)
Name	Benefit	Termination with Cause or for Good Reason	Death or Disability	Termination without Cause or for Good Reason	Termination without Cause		Termination for Good Reason
David F. Palmer	Base Salary	$—	$—	$2,000,000	$4,000,000		$4,000,000

	Annual Performance Bonus	—	4,000,000	4,000,000	8,000,000		8,000,000

	Acceleration of Equity Awards	—	—	—	2,780,000	(2)	—

	Subtotal:	$—	$4,000,000	$6,000,000	$14,780,000		$12,000,000

C. Alan Bentley	Base Salary	$—	$—	$750,000	$1,500,000		$1,500,000

	Annual Performance Bonus	—	1,500,000	1,500,000	3,000,000		3,000,000

	Acceleration of Equity Awards	—	—	—	1,390,000	(2)	—

	Subtotal:	$—	$1,500,000	$2,250,000	$5,890,000		$4,500,000

Howard S. Lanznar	Base Salary	$—	$—	$750,000	$1,500,000		$1,500,000

	Annual Performance Bonus	—	1,500,000	1,500,000	3,000,000		3,000,000

	Acceleration of Equity Awards	—	—	—	3,715,000	(2)	—

	Subtotal:	$—	$1,500,000	$2,250,000	$8,215,000		$4,500,000

Michael A. Flaskey	Base Salary	$—	$—	$500,000	$1,000,000		$1,000,000

	Annual Performance Bonus	—	500,000	500,000	1,000,000		1,000,000

	Annual Sales Incentive Bonus	—	—	500,000	1,000,000		1,000,000

	Acceleration of Equity Awards	—	—	—	1,996,500	(2)	—

	Subtotal:	$—	$500,000	$1,500,000	$4,996,500		$3,000,000

Steven F. Bell	Base Salary	$—	$—	$500,000	$1,000,000		$1,000,000

	Annual Performance Bonus	—	750,000	750,000	1,500,000		1,500,000

	Acceleration of Equity Awards	—	—	—	556,000	(2)	—

	Subtotal:	$—	$750,000	$1,250,000	$3,056,000		$2,500,000

(1)	Assumes a change in control of the Company as of December 31, 2014.
(2)	The amounts represent the value of accelerated unvested stock options, determined as to each stock option held by the Named Executive Officer by calculating the amount by which $27.90, the closing price of our common stock on December 31, 2014 as reported by the New York Stock Exchange, exceeded the exercise price of that stock option, multiplied by the number of shares of common stock underlying the unvested portion of that stock option.

Securities Authorized for Issuance Under Equity Compensation Plans

As of December 31, 2014, we maintained the 2013 Incentive Plan, which was approved prior to our initial public offering by our sole stockholder at such time. Pursuant to the 2013 Incentive Plan, up to an aggregate of 9,733,245 shares of our common stock were initially authorized and available for issuance to participants. These shares were registered pursuant to a Registration Statement on Form S-8 filed by the Company on July 23, 2013 (file number 333-190087). In addition, the Board has approved, and proposes that our stockholders approve at the Annual Meeting, the Equity Plan, pursuant to which the Board is proposing to authorize an additonal approximately 7,000,000 shares of our common stock for future equity awards. See “Proposal No. 2: Approval of Diamond Resorts International, Inc. 2015 Equity Incentive Compensation Plan.”

Equity Compensation Plan Information

The following table provides information, as of December 31, 2014, about the securities authorized for issuance under the 2013 Incentive Plan. This table does not reflect any awards that have been made in 2015 and does not reflect the shares authorized for issuance under the Equity Plan, which Equity Plan has been approved by the Board, subject to stockholder approval thereof at the Annual Meeting. See “Proposal No. 2: Approval of Diamond Resorts International, Inc. 2015 Equity Incentive Compensation Plan.”

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	7,868,865	$15.02	1,526,410	(2)

Equity compensation plans not approved by security holders	—	—	—

Total	7,868,865	$15.02	1,526,410	(2)

(1)	The 2013 Incentive Plan was approved by the stockholders of the Company prior to our initial public offering.
(2)	The Company will not make additional equity awards under the 2013 Incentive Plan upon the stockholder approval of the Equity Plan.

DIRECTOR COMPENSATION

Pursuant to our policy for 2014 regarding compensation of members of the Board who are not officers or employees of the Company or the Chairman or Vice Chairman of the Board, each such member of the Board was entitled to receive an annual retainer of $75,000 and annual equity compensation with a grant date value of $75,000 for his or her service as a member of the Board of Directors. In addition, pursuant to our policy for 2014, the Chair of each of the Audit Committee and the Compensation Committee was entitled to receive an additional annual cash retainer of $20,000, each other member of the Audit Committee and the Compensation Committee was entitled to receive an additional annual cash retainer of $10,000 per committee and each member of the Nominating and Corporate Governance Committee (including the Chair) was entitled to receive an additional annual cash retainer of $5,000. In accordance with the Non-Officer Director Share Accumulation Program pursuant to the 2013 Incentive Compensation Plan, each member of the Board who is not an officer or employee of the Company or the Chairman or Vice Chairman of the Board has been entitled to elect to utilize all or a portion of his or her annual cash retainer fees (including committee fees) to acquire shares of our common stock pursuant to our Non-Officer Director Share Accumulation Program; provided that, for 2014, because the Nominating and Corporate Governance Committee was established in June 2014, members of such committee did not have the right to make such election to receive shares of our common stock in lieu of the cash committee fee. In addition, to enable our Directors to better understand our business and experience it from the perspective of a customer and more effectively perform their responsibilities, each member of the Board who is not an officer or employee of the Company or the Chairman or Vice Chairman of the Board has annually been awarded 15,000 vacation ownership points, which can be used to stay at any of the destinations within our network of resort properties, including both our managed properties as well as affiliated resorts, hotels and cruises. These points expire 18 months from the date they were granted to the members of our Board.

On March 27, 2015, the Board approved a new policy regarding compensation of members of the Board who are not officers or employees of the Company or the Chairman or Vice Chairman of the Board. Each such member of the Board will continue to be entitled to receive an annual cash retainer of $75,000. Under the new policy, however, each such member of the Board will be entitled to receive an award of restricted stock vesting over three years based upon continued service on the Board, with a grant date value of $375,000. A director will receive such an award once every three years, as opposed to the annual equity compensation with a value of $75,000 under the prior policy. In addition, under our new policy, a Lead Director selected pursuant to our amended Corporate Governance Guidelines will be entitled to an additional annual cash retainer of $25,000, and the Chair of each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee will be entitled to receive an additional annual cash retainer of $35,000, $30,000 and $20,000, respectively. Further, under the new compensation policy, each other member of the Audit Committee and Compensation Committee will be entitled to receive an additional annual cash retainer of $10,000 and each additional other member of the Nominating and Corporate Governance Committee will be entitled to an additional annual cash retainer of $5,000.

Prior to January 1, 2015, neither the Chairman nor the Vice Chairman of the Board received any compensation for service as a director. Effective as of January 1, 2015, in connection with the termination of Mr. Cloobeck’s agreement to provide management and consulting services to HM&C concurrently with the consummation of the HM&C Acquisition, the Company agreed to pay Mr. Cloobeck (1) an annual cash retainer equal to two times the annual cash retainer, and (2) annual equity compensation equal to two times the annual equity compensation, in each case payable to members of the Board who are not officers or employees of the Company or the Vice Chairman of the Board. Such annual cash retainer and equity compensation will be paid at the same times and on the same bases as applicable to the other members of the Board, and, like other non-officer directors, Mr. Cloobeck is entitled to elect to use all or a portion of his annual cash retainer to acquire shares of our common stock pursuant to the Non-Officer Director Share Accumulation Program.

As described in greater detail above under “ — Named Executive Officer Compensation,” HM&C has provided management services to us, and, pursuant to the HM&C Agreement, we historically paid to HM&C an annual management fee and annual incentive payment. The services provided to us by HM&C prior to the HM&C Acquisition included the services of Mr. Cloobeck as Chairman of the Board, in which role he historically had been actively involved in our business, providing strategic oversight and direction for our hospitality services. Prior to the HM&C Acquisition, neither the Compensation Committee nor the Board had any authority to make or control any decisions as to the specific compensation paid or to be paid by HM&C to Mr. Cloobeck or any other person associated with HM&C, and none of the Company, the Compensation Committee or the Board had any right to require HM&C to disclose the individual compensation arrangements of Mr. Cloobeck or the allocation of the annual management fees or annual incentive payments to him, nor had any right to require HM&C to disclose any such compensation arrangements or allocation of the annual management fees or annual incentive payments with respect to periods prior to the HM&C Acquisition. Accordingly, we previously did not disclose any such allocation. However, reflecting a commitment to greater transparency as to compensation-related matters and given that HM&C is now one of our subsidiaries, the Company has elected to present the allocation to Mr. Cloobeck of the annual management fee and annual incentive payment that we paid to HM&C for 2014, and the applicable amount for 2014 is set forth in the table below under the heading “Fees Earned or Paid in Cash.”

Additionally, while Mr. Kraff has not been, and will continue to not be, entitled to receive annual director compensation that we pay to directors who are not officers or employees of the Company, we provide to Mr. Kraff perquisites and benefits for the significant services that he provides to us in his capacity as Vice Chairman, including providing advice regarding the strategic direction of the Company and taking an active role in our consideration and pursuit of various strategic opportunities. The perquisites and benefits that we provided to Mr. Kraff for 2014 are included in the table below under the heading “All other compensation.”

The table below summarizes the compensation earned by each member of the Board (other than David F. Palmer, our President and Chief Executive Officer) for service on the Board for 2014. For a summary of the compensation earned by Mr. Palmer, see “Executive Compensation” above.

Name	Fees Earned or Paid in Cash (1)		Stock Awards (2)	All other compensation		Total
David J. Berkman	$110,000		$75,000	$2,738	(3)	$187,738

Stephen J. Cloobeck (4)	$7,216,000	(5)	—	$172,652	(6)	$7,388,652

Richard M. Daley	$85,000		$75,000	$2,738	(3)	$162,738

Lowell D. Kraff (4)	—		—	$124,171	(7)	$124,171

B. Scott Minerd	$75,000		$75,000	$2,738	(3)	$152,738

Hope S. Taitz	$110,000		$75,000	$2,738	(3)	$187,738

Zachary D. Warren	$75,000		$75,000	$2,738	(3)	$152,738

Robert Wolf	$100,000		$75,000	$2,738	(3)	$177,738

(1)	In accordance with the Non-Officer Director Share Accumulation Program, each member of the Board who is not an officer or employee of the Company or the Chairman or Vice Chairman of the Board, other than Mr. Berkman, elected to use all of his or her $75,000 annual retainer fee and, to the extent applicable, committee fees to which he or she was entitled (excluding fees for service on the Nominating and Corporate Governance Committee) to acquire shares of our common stock at the price of $19.16 per share, the closing price of our common stock on the NYSE as of May 20, 2014, the date of grant. Accordingly, such members of the Board were issued the following number of shares of common stock in lieu of such annual retainer fee and, as applicable, such committee fees: Mr. Daley — 4,436 shares; Mr. Minerd — 3,914 shares; Ms. Taitz — 5,480 shares; Mr. Warren — 3,914 shares; and Mr. Wolf — 4,958 shares. Such shares are valued at the fair value of $19.16 per share, the closing price of our common stock on the NYSE as of May 20, 2014, in accordance with FASB ASC Topic 718.
(2)	In accordance with our policy regarding compensation of members of the Board who are not officers or employees of the Company or the Chairman or Vice Chairman of the Board, each such member of the

Board received shares of restricted stock, vesting in three equal installments on each of the first three anniversaries of the grant date. The number of shares issued to each such member of the Board was calculated using a price of $19.16 per share, the closing price of our common stock on the NYSE as of May 20, 2014, the date of grant, and, as a result, each such member of the Board was issued 3,914 shares of our common stock as annual equity compensation. Such shares of common stock are valued at the fair value of $19.16 per share, the closing price of our common stock on the NYSE as of May 20, 2014, in accordance with FASB ASC Topic 718. The number of unvested restricted stock awards outstanding as of December 31, 2014 for each member of the Board (other than Mr. Palmer, our President and Chief Executive officer) was as follows: Mr. Berkman — 7,485 shares; Mr. Daley — 7,485 shares; Mr. Minerd — 7,485 shares; Ms. Taitz — 7,485 shares; Mr. Warren — 7,485 shares; and Mr. Wolf — 7,485 shares.
(3)	Includes the fair value of the 15,000 points awarded to such member of the Board, which may be used until January 29, 2016, 18 months from the date on which they were granted.
(4)	As of December 31, 2014, Messrs. Cloobeck and Kraff held options to purchase 114,706 shares and 1,212,585 shares of our common stock, respectively, which options are fully-vested.
(5)	Prior to the HM&C Acquisition, Mr. Cloobeck provided strategic oversight and direction for our hospitality services, including the services provided to our managed resorts, on behalf of HM&C under the HM&C Agreement. This amount reflects the allocation to Mr. Cloobeck of the annual management fee and the annual incentive payment paid to HM&C pursuant to the HM&C Agreement for 2014. In 2015 and future years, Mr. Cloobeck will not receive any compensation for service as our Chairman or as a director comparable to what he received in prior years as a result of this allocation of our payments to HM&C. Rather, he will be paid for such service (a) an annual cash retainer equal to two times the annual cash retainer, and (b) annual equity compensation equal to two times the annual equity compensation, in each case payable to members of the Board who are not officers or employees of the Company or the Chairman or the Vice Chairman of the Board.
(6)	Reflects the perquisites and other benefits that we provided to Mr. Cloobeck pursuant to the HM&C Agreement, on HM&C’s behalf, including the payment of premiums and all related expenses for a group health plan offered only to senior management ($43,880), personal use of our aircraft ($105,912) and personal security for Mr. Cloobeck and his family members ($22,860).
(7)	During the year ended December 31, 2014, in consideration of Mr. Kraff’s service as Vice Chairman and active involvement in strategic matters, we provided Mr. Kraff with personal use of our aircraft ($124,171). See also “Certain Relationships and Related Party Transactions” below for disclosure regarding payments made to Praesumo Partners, LLC, a limited liability company of which Mr. Kraff is a beneficial owner and a controlling party, which provides acquisition, development and finance consulting services to the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2014, David J. Berkman, Richard M. Daley, Robert Wolf and Hope S. Taitz served on the Compensation Committee of the Board. None of the persons who served on the Compensation Committee during 2014 was an officer or employee of the Company during 2014, or at any time has been an officer of the Company or had any relationship requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934. In addition, none of the Company’s executive officers serves, or has served during the last completed year, as a member of the board of directors or compensation committee of any other entity that has or had one or more of its executive officers serving as a member of the Compensation Committee or the Board.

COMPENSATION COMMITTEE REPORT

The Compensation Committee oversees the Company’s executive compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with Company management the Compensation Discussion and Analysis set forth in this Proxy Statement. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors the inclusion of the Compensation and Discussion Analysis in this Proxy Statement.

The Compensation Committee:

Hope S. Taitz, Chair

David J. Berkman

Richard M. Daley

Robert Wolf

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2015, by the following individuals or groups: (1) each person known by us to own beneficially more than 5% of the outstanding shares of our common stock; (2) each of our directors; (3) each of the Named Executive Officers; and (4) all of our directors and executive officers as a group.

Unless otherwise indicated, to our knowledge, each person listed below has sole dispositive and voting power with respect to the shares of our common stock shown below as beneficially owned by such person, except to the extent authority is shared by spouses under applicable law and except for the shares of our common stock set forth next to our directors and executive officers listed as a group. We have determined beneficial ownership in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof, or has the right to acquire such powers within 60 days. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2015 are deemed to be outstanding and beneficially owned by the person holding the options. Shares issuable pursuant to stock options or warrants are deemed outstanding for computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person.

As of March 31, 2015, 73,322,556 shares of our common stock were issued and outstanding.

	Amount and Percentage of Beneficial ownership
Name and address of beneficial owner (1)	Shares	%
5% or Greater Stockholders:
Cloobeck Diamond Parent, LLC (2)(3)	10,522,446	14.4%
DRP Holdco, LLC (3)(4)	9,448,697	12.9%
Wellington Management Group, LLP (5)	9,277,624	12.6%
1818 Partners, LLC (6)	4,967,301	6.8%
Named Executive Officers and Directors:
Stephen J. Cloobeck (2)(3)(7)	16,678,402	22.7%
David F. Palmer (3)(8)	10,148,243	13.6%
Lowell D. Kraff (3)(9)	7,766,743	10.4%
Howard S. Lanznar (3)(10)	1,010,861	1.4%
C. Alan Bentley (3)(11)	695,744	*
Michael A. Flaskey (3)(12)	352,407	*
Steven F. Bell (3)(13)	193,956	*
David J. Berkman (14)	104,628	*
Robert Wolf (15)	34,586	*
Richard M. Daley (16)	27,114	*
Hope S. Taitz (17)	20,108	*
B. Scott Minerd (18)	18,542	*
Zachary D. Warren (19)	18,542	*
All executive officers and directors as a group (15 persons) (2)(7)(8)(9)(10)(11)(12)(13)(14)(15)(16)(17)(18)(19)(20)	27,450,722	35.2%

*	Denotes beneficial ownership of less than 1%.
(1)	Unless otherwise specified, the address of each beneficial owner listed in the table below is c/o Diamond Resorts International, Inc., 10600 West Charleston Boulevard, Las Vegas, Nevada 89135.
(2)

Mr. Cloobeck is the sole manager of, and indirectly holds equity interests in, Cloobeck Diamond Parent, LLC. As a result, Mr. Cloobeck has the sole power to vote and dispose of all shares of our common stock held by Cloobeck Diamond Parent, LLC. The shares of our common stock previously pledged by Cloobeck

Diamond Parent, LLC to secure loans to Cloobeck Diamond Parent, LLC under a revolving credit facility were released from such pledge in connection with the termination of such facility.
(3)	The shares of our common stock beneficially owned by such stockholder(s) are subject to that certain Stockholders Agreement. See “Certain Relationships and Related Party Transactions — Director Designation Agreement and Stockholders Agreement” for additional details regarding the terms of the Stockholders Agreement. As of March 31, 2015, an aggregate of approximately 27.0 million outstanding shares of our common stock were subject to this Stockholders Agreement, representing approximately 36.8% of the total number of shares of our common stock outstanding as of such date. As a result of the Stockholders Agreement, as amended, the parties thereto constitute a “group” (as such term is defined in Section 13(d)(3) of the Exchange Act and Rule 13d-5 promulgated thereunder).
(4)	Includes an aggregate of 4,535,426 shares of our common stock which 1818 Partners, LLC may acquire from DRP Holdco, LLC pursuant to a call option agreement. The address for DRP Holdco, LLC is 330 Madison Avenue, New York, NY 10017. DRP Holdco, LLC is an investment vehicle managed by an affiliate of Guggenheim Partners, LLC, and has members that are clients of an affiliate of Guggenheim Partners, LLC.
(5)	The address for Wellington Management Group LLP is 280 Congress Street, Boston, MA 02210. The shares of our common stock that are beneficially owned by Wellington Management Group LLP, are owned of record by clients of one or more investment advisers directly or indirectly owned by Wellington Management Group LLP, which was an investment adviser to these clients as of December 31, 2014. These clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such shares. No such client is known to have such right or power with respect to more than five percent of the shares of our common stock. The information with respect to Wellington Management Group LLP and clients of one or more investment advisers directly or indirectly owned by Wellington Management Group LLP was obtained from a Schedule 13G filed by Wellington Management Group LLP on February 12, 2015.
(6)	Includes an aggregate of 4,535,426 shares of our common stock which 1818 Partners, LLC may acquire from DRP Holdco, LLC and an aggregate of 431,875 shares of our common stock which 1818 Partners, LLC may acquire from Silver Rock Financial LLC, IN — FP1 LLC, DNSMORE, LLC and CM — NP LLC (collectively, the “Silver Rock Investors”), in each case pursuant to a call option agreement.
(7)	Includes an aggregate of 4,535,426 shares of our common stock which 1818 Partners, LLC may acquire from DRP Holdco, LLC and an aggregate of 431,875 shares of our common stock which 1818 Partners, LLC may acquire from the Silver Rock Investors, in each case pursuant to a call option agreement. Mr. Cloobeck will have shared voting and dispositive power with Mr. Palmer and Mr. Kraff with respect to any shares of our common stock issuable upon exercise of each call option agreement held by 1818 Partners, LLC. Also includes 1,073,949 shares of our common stock held by a trust with respect to which Mr. Cloobeck has shared voting and dispositive power with his spouse. Also includes an aggregate of 114,706 shares of our common stock currently issuable upon the exercise of stock options held by Mr. Cloobeck.
(8)	Includes an aggregate of 4,535,426 shares of our common stock which 1818 Partners, LLC may acquire from DRP Holdco, LLC and an aggregate of 431,875 shares of our common stock which 1818 Partners, LLC may acquire from the Silver Rock Investors, in each case pursuant to a call option agreement. Mr. Palmer will have shared voting and dispositive power with Mr. Cloobeck and Mr. Kraff with respect to any shares of our common stock issuable upon exercise of each call option agreement held by 1818 Partners, LLC. Also includes 2,673,798 shares of our common stock held by an entity with respect to which Mr. Palmer has sole voting and dispositive power, 616,647 shares our common stock held by an entity with respect to which Mr. Palmer has sole voting and sole dispositive power, and 616,647 shares of our common stock held by an entity with respect to which Mr. Palmer’s spouse has shared voting and shared dispositive power. 401,619 shares of our common stock held by the entity over which Mr. Palmer has sole voting and dispositive power have been pledged to Guggenheim Corporate Funding, LLC, for the benefit of the lenders, to secure loans to Mr. Palmer, and an additional aggregate of 1,500,000 shares of our common stock held by such entity have been pledged to secure loans to such entity under a revolving credit facility. Also includes an aggregate of 1,273,850 shares of our common stock currently issuable upon the exercise of stock options held by Mr. Palmer.

(9)	Includes an aggregate of 4,535,426 shares of our common stock which 1818 Partners, LLC may acquire from DRP Holdco, LLC and an aggregate of 431,875 shares of our common stock which 1818 Partners, LLC may acquire from the Silver Rock Investors, in each case pursuant to a call option agreement. Mr. Kraff will have shared voting and dispositive power with Mr. Cloobeck and Mr. Palmer with respect to any shares of our common stock issuable upon exercise of each call option agreement held by 1818 Partners, LLC. Also includes an aggregate of 1,586,857 shares of our common stock held by four entities with respect to which Mr. Kraff has sole voting and dispositive power. An aggregate of 985,277 shares of our common stock held by Best Amigos Partners, LLC have been pledged to secure loans to Best Amigos Partners, LLC under a revolving credit facility. Also includes an aggregate of 1,212,585 shares of our common stock currently issuable upon the exercise of stock options held by Mr. Kraff. The shares of our common stock previously pledged by two entities over which Mr. Kraff has sole voting and dispositive power and the entity over which he has shared voting and dispositive control to secure loans to Mr. Kraff and one of such entities were released from such pledge in connection with the termination of such loans.
(10)	Includes an aggregate of 893,630 shares of our common stock currently issuable upon the exercise of the vested portion of stock options held by Mr. Lanznar.
(11)	Includes an aggregate of 643,630 shares of our common stock currently issuable upon the exercise of the vested portion of stock options held by Mr. Bentley.
(12)	Includes an aggregate of 320,907 shares of our common stock currently issuable upon the exercise of the vested portion of stock options held by Mr. Flaskey.
(13)	Includes an aggregate of 40,000 shares of our common stock currently issuable upon the exercise of the vested portion of stock options held by Mr. Bell.
(14)	Includes 7,485 shares of restricted stock. Also includes 60,000 shares of our common stock held by a trust over which Mr. Berkman has shared voting and dispositive power. Mr. Berkman disclaims beneficial ownership with respect to the shares held by this trust, except to the extent of his pecuniary interest therein.
(15)	Includes 7,485 unvested shares of restricted stock.
(16)	Includes 7,485 unvested shares of restricted stock. Also includes an aggregate of 18,764 shares of our common stock held by two trusts over which Mr. Daley has voting and dispositive power. Mr. Daley disclaims beneficial ownership with respect to the shares held by this trust, except to the extent of his pecuniary interest therein.
(17)	Includes 7,485 unvested shares of restricted stock.
(18)	Includes 7,485 unvested shares of restricted stock. Mr. Minerd is a Managing Partner of Guggenheim Partners, LLC. Clients of, and funds or accounts managed by, affiliates of Guggenheim Partners, LLC beneficially own 9,448,697 shares of our common stock.
(19)	Includes 7,485 unvested shares of restricted stock. Mr. Warren is a Senior Managing Director of Guggenheim Partners, LLC. Clients of, and funds or accounts managed by, affiliates of Guggenheim Partners, LLC beneficially own 9,448,697 shares of our common stock.
(20)	Includes an aggregate of 260,907 shares of our common stock currently issuable upon the exercise of the vested portion of stock options held by executive officers who are not Named Executive Officers.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

HM&C Management Services Agreement

HM&C was beneficially owned and controlled by Stephen J. Cloobeck, our Chairman of the Board, and David F. Palmer, our President and Chief Executive Officer, until the consummation of the HM&C Acquisition, effective as of January 1, 2015, as discussed below. Effective as of January 1, 2015, we acquired HM&C from Messrs. Cloobeck and Palmer. See “ — Master Agreement and HM&C Acquisition” below. Pursuant to the HM&C Agreement, HM&C has provided two categories of management services to Diamond Resorts Corporation: (1) executive and strategic oversight of the services we provide to HOAs and the Collections through our hospitality and management services operations, for the benefit of us and of the HOAs and the Collections; and (2) executive, corporate and strategic oversight of our operations and certain other administrative services. HM&C provides us with the services of four of our executive officers and approximately 52 other officers and employees, each of whom devotes his or her full business time and attention to Diamond Resorts Corporation, and prior to 2015 also provided us with the services of Mr. Cloobeck. Prior to the HM&C Acquisition, pursuant to the HM&C Agreement, HM&C was entitled to receive (a) a lump sum annual management fee for providing HOA management services; (b) a lump sum annual management fee for providing corporate management services; (c) a lump sum annual incentive payment based on performance metrics determined by the Compensation Committee, subject to certain minimum amounts set forth in the HM&C Agreement; and (d) reimbursement of HM&C’s expenses incurred in connection with its activities under the HM&C Agreement. For the year ended December 31, 2014, we paid a total amount of approximately $25.6 million in management fees, incentive payments and expense reimbursements in connection with the HM&C Agreement. These payments were reviewed and approved on an annual basis and were subject to increase as agreed to by the Compensation Committee. However, neither the Compensation Committee nor the Board had the authority to allocate the aggregate annual fees and incentive payments paid by HM&C to Messrs. Palmer, Bentley, Lanznar or Bell, to the other officers and employees furnished by HM&C or to Mr. Cloobeck.

Master Agreement and HM&C Acquisition

On January 6, 2015, we entered into a Master Agreement (the “Master Agreement”) with Mr. Cloobeck, HM&C, JHJM Nevada I, LLC (“JHJM”) and other entities controlled by Mr. Cloobeck or his immediate family members. Pursuant to the Master Agreement, the parties made certain covenants to and agreements with the other parties, including (1) the termination, effective as of January 1, 2015, of the services agreement between JHJM and HM&C; (2) the entry into a Membership Interest Purchase Agreement, whereby the Company acquired from an entity controlled by Mr. Cloobeck and an entity controlled by Mr. Palmer (which entities owned 95% and 5% of the outstanding membership interests of HM&C, respectively), all of the outstanding membership interests in HM&C in exchange for an aggregate purchase price of $10,000; (3) the conveyance to DRC of exclusive rights to market timeshare and vacation ownership properties from a prime location adjacent to Polo Towers on the “Las Vegas Strip,” pursuant to the terms of an Assignment and Assumption Agreement; (4) Mr. Cloobeck’s agreement to various restrictive covenants, including non-competition, non-solicitation and non-interference covenants; (5) Mr. Cloobeck’s grant to us of a license to use Mr. Cloobeck’s persona, including his name, likeness and voice; and (6) our payment to Mr. Cloobeck or his designees of an aggregate of $16.5 million.

In addition, in light of the termination of the services agreement between JHJM and HM&C, the Company agreed in the Master Agreement that, at least through December 31, 2017, so long as Mr. Cloobeck is serving as a member of the Board, he will continue to be the Chairman of the Board, and in such capacity will receive annual compensation equal to two times the compensation paid generally to other non-employee directors, and he and his spouse and children will receive medical insurance coverage.

Aircraft Lease

In January 2012, we entered into an Aircraft Lease Agreement with N702DR, LLC, a limited liability company of which Mr. Cloobeck, our Chairman of the Board, is a beneficial owner and a controlling party. Pursuant to this lease agreement, we lease an aircraft from N702DR, LLC and paid N702DR, LLC approximately

$2.4 million pursuant to this lease agreement for the year ended December 31, 2014. In addition, pursuant to the Master Agreement described above, we agreed not to terminate this aircraft lease agreement until at least December 31, 2017, subject to certain termination provisions in the aircraft lease agreement.

Guaranty of Aircraft Lease

In December 2007, in connection with our lease of an aircraft from Banc of America Leasing & Capital, LLC, Mr. Cloobeck entered into a guaranty in favor of Banc of America Leasing & Capital, LLC. Pursuant to this guaranty, Mr. Cloobeck guarantees our lease payments and any related indebtedness to Banc of America Leasing & Capital, LLC in connection with this aircraft lease. For the year ended December 31, 2014, we paid Banc of America Leasing & Capital, LLC approximately $1.2 million pursuant to this lease agreement. We did not compensate Mr. Cloobeck for providing these guaranties. However, pursuant to the Master Agreement described above, we agreed to indemnify and hold harmless Mr. Cloobeck and each of his affiliates from any and all amounts that Mr. Cloobeck is required to pay under the guaranty in favor of Banc of America Leasing & Capital, LLC. In exchange, Mr. Cloobeck agreed to comply with all the covenants and agreements set forth in the guaranty for so long as Mr. Cloobeck or any of his affiliates are subject to the guaranty.

Praesumo Agreement

In June 2009, we entered into an Engagement Agreement for Individual Independent Contractor with Praesumo Partners, LLC, a limited liability company of which Mr. Kraff, who is the Vice Chairman of the Board, is a beneficial owner and a controlling party. Pursuant to this engagement agreement, Praesumo provides Mr. Kraff as an independent contractor to us to provide, among other things, acquisition, development and finance consulting services. In August 2014, after extending the agreement two times previously, we entered into a Third Extension Agreement that extends the agreement through August 31, 2015. During the year ended December 31, 2014, in consideration of these services provided pursuant to this agreement, we paid to Praesumo Partners, LLC, in the aggregate, approximately $1.7 million in fees and expense reimbursements. This amount does not include certain travel-related costs paid directly by us.

Guggenheim Relationship

Messrs. Warren and Minerd, who are members of the Board, are principals of Guggenheim Partners, LLC, or Guggenheim. Pursuant to the Director Designation Agreement, the Guggenheim Investor currently has the right to nominate two members to the Board, subject to certain security ownership thresholds, and Messrs. Warren and Minerd are the current nominees of the Guggenheim Investor. For additional details regarding the Director Designation Agreement, see “ — Director Designation Agreement and Stockholders Agreement” below.

In connection with the amendment and restatement of our conduit facility, which was initially entered into on November 3, 2008 (the “Conduit Facility”), on April 11, 2013, an affiliate of Guggenheim became a commercial paper conduit for the Conduit Facility. Also, another affiliate of Guggenheim is currently an investor in our consumer loan backed notes designated as the DROT 2011 Notes and was an investor in the senior secured notes that were redeemed on June 9, 2014 (as described below).

On May 9, 2014, we entered into a Credit Agreement with Credit Suisse AG, acting as administrative agent and collateral agent, and the lenders party thereto, including an affiliate of Guggenheim. The Credit Agreement provides for a $470 million senior secured credit facility (the “ Credit Facility”), which includes a $445 million term loan issued with 0.50% of original issue discount (resulting in the Company’s receipt of approximately $442.8 million in term loan proceeds) and with a term of seven years and a $25 million revolving line of credit with a term of five years. Borrowings under the Credit Facility bear interest, at the Company’s option, at a variable rate equal to LIBOR plus 450 basis points, with a one percent LIBOR floor applicable only to the term loan portion of the New Credit Facility, or an alternate base rate plus 350 basis points. Affiliates of Guggenheim (1) received fees of approximately $1.8 million relating to their participation in the Credit Facility, and (2) on behalf of Guggenheim’s investment advisory clients, (i) provided an approximate aggregate principal amount of $111.3 million of the $445 million in term loans under the Credit Facility ($110.7 million of the $442.8 million term loan proceeds received by the Company) and (ii) agreed to provide an approximate aggregate principal amount of $6.3 million in loans under the $25 million revolving line of credit.

From January 1, 2014 through June 9, 2014 (the “Redemption Date”), affiliates of, or funds or accounts managed or advised by, Guggenheim Partners Investment Management, LLC held approximately $114.1 million in principal amount of our outstanding senior secured notes, which bore interest at the rate of 12% per annum and were scheduled to mature on August 15, 2018. On the Redemption Date, pursuant to a previously issued redemption notice and in accordance with the indenture for the senior secured notes, we redeemed the entire $374,440,000 outstanding principal amount of the Senior Secured Notes at a redemption price equal to approximately 108.077% of the principal amount of the senior secured notes being redeemed (or $1,080.77 per $1,000 in principal amount of the senior secured note), or approximately $419 million in total, including approximately $14 million of accrued and unpaid interest up to but excluding the Redemption Date. Accordingly, affiliates of, or funds or accounts managed or advised by, Guggenheim Partners Investment Management, LLC received approximately $127.7 million, which includes the aggregate principal amount, prepayment premium and accrued interest, in connection with the redemption of the senior secured notes. We funded the approximately $419 million redemption amount for the senior secured notes with the proceeds of the term loan portion of the Credit Facility.

Mackinac Partners

Mr. Bentley, who is currently our Executive Vice President and Chief Financial Officer, was a partner of Mackinac Partners, LLC, a financial advisory firm that provides consulting services to us. Effective December 31, 2014, Mr. Bentley withdrew as a partner from, and no longer has any beneficial ownership of, or economic interest in, Mackinac Partners, LLC. The services provided by Mackinac Partners, LLC to us include advisory services relating to mergers and acquisitions, capital formation and corporate finance. In addition to these services, which Mackinac Partners, LLC provides at hourly rates, Mackinac Partners, LLC also provides to us strategic advisory services of one of its managing partners at a rate of $0.2 million for each three-month period during the term. For the year ended December 31, 2014, we paid a total of approximately $1.8 million in fees and expense reimbursements to Mackinac Partners, LLC.

Katten Muchin Rosenman LLP

Each of Howard S. Lanznar, our Executive Vice President and Chief Administrative Officer, and Richard M. Daley, a member of the Board and the Compensation Committee, is Of Counsel at Katten Muchin Rosenman LLP. Mr. Lanznar was a partner of that firm until August 31, 2014. Katten Muchin Rosenman LLP rendered legal services to us in 2014 and continues to serve as our counsel. During the year ended December 31, 2014, we paid aggregate fees of approximately $3.4 million to Katten Muchin Rosenman LLP.

Secondary Offering

On March 10, 2015, Cloobeck Diamond Parent, LLC (“CDP”), the Guggenheim Investor and Best Amigos Partners, LLC (collectively, the “Selling Stockholders”) consummated the sale of an aggregate of 6,700,000 shares (the “Firm Shares”) of our common stock in an underwritten public offering as contemplated by the Underwriting Agreement (as defined below) and set forth in a final prospectus supplement dated March 5, 2015, as filed by the Company with the SEC, which supplements the prospectus, dated March 2, 2015, contained in the registration statement on Form S-3 (File No. 333-202450) filed by the Company with the SEC on March 2, 2015. On March 20, 2015, the Selling Stockholders sold an additional aggregate of 802,316 shares (the “Over-Allotment Shares”) of our common stock to the Underwriter pursuant to the Underwriting Agreement in connection with the Underwriter’s exercise of the Over-Allotment Option (as defined below). The Company did not sell any stock in the offering and did not receive any proceeds from the offering. The Company purchased from the Underwriter (as defined below) 1,515,582 of the Firm Shares sold by the Selling Stockholders in the offering at the price per share at which the Underwriter purchased shares from the Selling Stockholders. We estimate that the total expenses of this offering payable by us, including registration, filing and listing fees, printing fees and legal and accounting expenses (including legal fees of counsel to the Selling Stockholders), were approximately $570,000.

In connection with the offering, on March 4, 2015, the Company entered into an Underwriting Agreement (the “Underwriting Agreement”) by and among the Selling Stockholders, the Company and Credit Suisse Securities (USA) LLC, as Representative of the Underwriter named in Schedule B thereto (the “Underwriter”). Pursuant to the Underwriting Agreement, the Selling Stockholders agreed to sell to the Underwriter, and the Underwriter agreed to purchase from the Selling Stockholders, the Firm Shares, and the Selling Stockholders granted to the Underwriter a 30-day option to purchase up to 1,000,772 shares of our common stock from the Selling Stockholders to cover over-allotments (the “Over-Allotment Option”), in each case at a price per share of $32.99, subject to the terms and conditions of the Underwriting Agreement.

Stephen J. Cloobeck, our Chairman, is the sole manager of, and indirectly holds equity interests in, CDP. The Guggenheim Investor is one of the Company’s largest stockholders and has the right to designate individuals to the Board. Lowell D. Kraff, our Vice Chairman, is the sole manager of Best Amigos Partners, LLC.

Registration Rights Agreement

We are party to a Second Amended and Restated Registration Rights Agreement, dated as of July 21, 2011 (the “Registration Rights Agreement”), relating to shares of our common stock held by certain of our stockholders, including CDP, 1818 Partners, LLC and the Guggenheim Investor.

Demand Registration Rights. The Registration Rights Agreement provides that (1) the Guggenheim Investor (subject to certain minimum thresholds for ownership of our common stock), or (2) the holders of a majority of the registrable securities (as defined in the Registration Rights Agreement) held by the Guggenheim Investor (collectively, the “Demand Right Investors”) may require that we register all or part of their shares, subject to certain conditions set forth in the Registration Rights Agreement. Upon receipt of a demand registration request, we will give notice to all other holders of registrable securities and will use our best efforts to effect the registration of all registrable securities requested to be registered pursuant to the demand registration and all other registrable securities requested to be registered by other holders of registrable securities in written notices delivered to us within 30 days of the demand notice. We will not be obligated to effect more than three demand registrations requested by the Demand Right Investors, other than short-form registrations requested by the Demand Right Investors, for which we must accept an unlimited number of demand registration requests, subject to applicable minimum thresholds. We must pay all expenses in connection with these demand registrations. If a demand registration is an underwritten offering and the managing underwriters determine that the number of shares of common stock requested to be included in such registration is too high, we may cut back the number of shares to be included in the offering pursuant to these demand registration rights.

Piggyback Registration Rights. Under the Registration Rights Agreement, whenever we propose to register any shares of our common stock under the Securities Act for our own account or for the account of any holder of such shares (other than (1) pursuant to a demand registration described above or (2) pursuant to a registration statement on Form S-4 or S-8 or any similar or successor form and other than in connection with a registration the primary purpose of which is to register debt securities (i.e., in connection with a so-called “equity kicker”)), we will give prompt written notice to all holders of registrable securities of our intention to effect such a registration and will use our best efforts to effect the registration of all registrable securities requested to be registered in written notices delivered to us within 30 days of the demand notice. We must pay all expenses in connection with these piggyback registrations. If the managing underwriters in an underwritten primary registration determine that the number of shares of common stock requested to be included in such registration is too high, we may cut back the number of shares to be included in the offering pursuant to these piggyback registration rights.

Director Designation Agreement and Stockholders Agreement

We and certain stockholders that collectively hold approximately 27.2% of our outstanding common stock as of March 31, 2015 entered into the Director Designation Agreement. Pursuant to the Director Designation Agreement, subject to its fiduciary duties, the Board agreed to take the following actions:

•	to nominate our Chief Executive Officer (currently David F. Palmer) for election to the Board;

•	so long as CDP and its affiliates, collectively, beneficially own at least 10% of our outstanding common stock, to nominate a number of designees of CDP for election to the Board equal to the percentage of our common stock beneficially owned by CDP and its affiliates, multiplied by the number of directors on the Board, rounded up to the nearest whole number (up to a maximum of two); provided, however, that in the event our then-current Board determines in good faith, after consultation with outside legal counsel, that the nomination of any such designee would constitute a breach of its fiduciary duties to our stockholders, then CDP must designate another individual (who will also be subject to the same determination by the Board); and

•	so long as the Guggenheim Investor and its affiliates, collectively, beneficially own at least 10% of our common stock, to nominate a number of designees of the Guggenheim Investor for election to the Board equal to the percentage of our common stock beneficially owned by the Guggenheim Investor and its affiliates, multiplied by the number of directors on the Board, rounded up to the nearest whole number (up to a maximum of two); provided, however, that in the event our then-current Board determines in good faith, after consultation with outside legal counsel, that the nomination of any such designee would constitute a breach of its fiduciary duties to our stockholders, then the Guggenheim Investor must designate another individual (who will also be subject to the same determination by the Board).

The current designees of CDP are Messrs. Cloobeck and Kraff, and the current designees of the Guggenheim Investor are Messrs. Minerd and Warren.

The Director Designation Agreement also provides that the stockholders party thereto are subject to a standstill provision following the consummation of our initial public offering, providing that none of such stockholders are permitted to, among other things:

•	seek or propose a merger, acquisition, tender offer or other extraordinary transaction with or involving us or our subsidiaries or any of our respective securities or assets;

•	call a meeting of our stockholders or initiate a stockholder proposal; or

•	engage, or in any way participate, directly or indirectly, in any solicitation of proxies or consents, other than in connection with the designation of board nominees pursuant to the Director Designation Agreement or in connection with voting such stockholder’s shares of our common stock in favor of the board nominees in accordance with the terms of the Stockholders Agreement.

Additionally, we and stockholders that, as of March 31, 2015, held an aggregate of approximately 27.0 million shares of our common stock, representing approximately 36.8% of our outstanding common stock as of such date, are parties to the Stockholders Agreement, as amended, pursuant to which each of them agreed to cause the shares of our common stock held by it to be voted, in person or by proxy at any meeting of our stockholders called for such purpose, for the nominees of the Board designated as described above and for all other persons nominated by the Board for election thereto. An irrevocable proxy has been granted to Messrs. Cloobeck and Palmer (and their designees) to vote the shares of our common stock held by the parties to the Stockholders Agreement in the manner described above.

Each of the Director Designation Agreement and the Stockholders Agreement, and the rights and obligations of the parties thereunder, will terminate when the stockholders party thereto no longer own an aggregate of at least 20% of our outstanding common stock.

Indemnification of Officers and Directors

Our amended and restated certificate of incorporation limits the liability of our directors to the fullest extent permitted by Delaware law and provides for the indemnification of our directors and officers to the fullest extent permitted by Delaware law. We also entered into indemnification agreements with our directors and executive officers that require us to indemnify those individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding as to which they could be indemnified.

Policies and Procedures for Related Party Transactions

We have a written policy regarding review and approval of related party transactions. Pursuant to this policy, a related party transaction is a transaction in which we or any of our subsidiaries was, is or will be a participant and in which any related party had, has or will have a direct or indirect interest. For purposes of the policy, a related party means the following:

•	any person who is, or at any time since the beginning of the last fiscal year was, one of our directors or executive officers, or a director, manager or officer of any company primarily engaged in providing the services of its employees to us (a “Service Provider”) or a nominee to become one of our directors or a director or manager of any Service Provider;

•	any known beneficial owner of 5% or more of any class of our voting securities;

•	any immediate family member of any of the foregoing persons; and

•	any entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

Under the policy, in the event that a related party transaction is identified prior to being consummated or amended: (i) if the amount involved is $120,000 or less, the related party transaction may be approved by our Senior Vice President and General Counsel (or, in the case of a transaction involving the Senior Vice President and General Counsel, by the chair of the Audit Committee), provided that, if the proposed transaction in any way involves one of our “independent” directors, the Senior Vice President and General Counsel (or the chair of the Audit Committee, as applicable) also determines (after consultation with outside legal counsel, as deemed appropriate by such individual) that the consummation of such proposed transaction would not adversely affect the independence of such director (including, if such director is a member of the Audit Committee or the Compensation Committee, for purposes of service on such committee) and (ii) if the amount involved is greater than $120,000, if the transaction is otherwise not eligible for approval by the Senior Vice President and General Counsel or the chair of the Audit Committee, or if the Senior Vice President and General Counsel (or the chair of the Audit Committee, as applicable) otherwise determines that such transaction should be submitted to the full Audit Committee, such transaction will be (A) submitted to the Audit Committee for consideration at its next quarterly meeting, or (B) in those instances in which the Senior Vice President and General Counsel determines that it is not practicable or desirable for us to wait until the next quarterly meeting of the Audit Committee, submitted to the chair of the Audit Committee, who possesses delegated authority to act between meetings of the Audit Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Exchange Act requires our officers and directors and persons who own greater than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely on a review of the forms we have received and on written representations from certain reporting persons that no such forms were required for them, we believe that all Section 16 filing requirements applicable to our officers, directors and 10% beneficial owners were complied with on a timely basis during the year ended December 31, 2014, except for the following. The Eli Field Discretionary Trust for Sandra U/A/D 11/21/78 (which had been a party to the Stockholders Agreement through August 11, 2014) filed a Form 5 on February 13, 2015 which disclosed that two purchases of our common stock, the first taking place on July 24, 2013 and the next on January 1, 2014, were not reported on a Form 4 when due. Steven F. Bell filed a Form 4 on May 23, 2014 that was five days late to report two dispositions of our common stock, two days late to report two dispositions of our common stock and one day late to report two dispositions of our common stock. Each of Zachary D. Warren and B. Scott Minerd filed a Form 4 on May 23, 2014 that was one day late to report an acquisition of our common stock.

PROPOSAL NO. 5

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee appointed BDO USA, LLP, an independent registered public accounting firm, as auditors of our financial statements for 2014. BDO USA, LLP has served as auditors for us since our inception, and served as the auditors of Diamond LLC since 2006. The Audit Committee has determined to afford stockholders the opportunity to express their opinions on the matter of auditors and, accordingly, is submitting to the stockholders at the Annual Meeting a proposal to ratify the Audit Committee’s appointment of BDO USA, LLP. If a majority of the shares voted at the Annual Meeting, in person or by proxy, are not voted in favor of the ratification of the appointment of BDO USA, LLP, the Board will interpret this as an instruction to seek other auditors.

It is expected that representatives of BDO USA, LLP will be present at the meeting and will be available to respond to appropriate questions. They will be given an opportunity to make a statement if they desire to do so.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 5 TO RATIFY THE APPOINTMENT OF BDO USA, LLP AS OUR INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2015.

INDEPENDENT AUDITOR FEES

The following table sets forth the aggregate fees and expenses billed for professional services rendered by our independent auditors, BDO USA, LLP, for the years ended December 31, 2014 and December 31, 2013, respectively (in thousands):

Description of Fees	December 31, 2014	December 31, 2013
Audit Fees	$1,618	$1,916
Audit-Related Fees	205	188
Tax Fees	—	—
All Other Fees	—	—

Total	$1,823	$2,104

Audit Fees. Consists of fees for the audits of our consolidated annual financial statements for the specified years, annual audits required for our special-purpose subsidiaries, audits related to our acquisitions, audits related to our Registration Statement on Form S-1 effective on July 18, 2013, the review of our quarterly financial statements and services provided in connection with our statutory and regulatory filings.

Audit-Related Fees. Consists of fees incurred for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements that are not reported under “Audit Fees.” These fees for 2014 and 2013 were incurred for audits related to our employee benefit plans and THE Club, as well as agreed-upon procedures required by the lenders of our securitization notes and our Conduit Facility.

Tax Fees. Consists of fees incurred for professional services for tax compliance, tax advice and tax planning. These services include tax planning, assistance with the preparation of various U.S. federal and state tax returns, and advice on other tax-related matters. We did not incur any such fees for 2014 or 2013.

All Other Fees. Represents fees incurred for services provided to us other than those included in the categories above. We did not incur any such fees for 2014 or 2013.

In each of 2014 and 2013, BDO USA, LLP did not provide, or bill us for, any services other than those described above.

In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services to be provided by our independent auditors. For services with fees anticipated to be less than $25,000, individual members of the Audit Committee have been delegated the authority by the Audit Committee to pre-approve such additional services, and such pre-approvals must be communicated to the full Audit Committee at its next meeting. The Audit Committee approved audit services for both 2014 and 2013.

AUDIT COMMITTEE MATTERS

Audit Committee Charter — The Audit Committee has adopted a written charter, which is available on our website at www.diamondresorts.com in the “Investor Relations — Corporate Governance” section and is available in print upon request. Our Audit Committee reviews corporate governance developments and will modify its charter and practices as warranted.

Audit Committee Members — The current members of our Audit Committee are David J. Berkman, Hope S. Taitz and Robert Wolf. David J. Berkman is the Chair of our Audit Committee, and each of Mr. Berkman and Ms. Taitz is financially literate and qualifies as an “audit committee financial expert” as defined in SEC rules under the Sarbanes Oxley Act of 2002. Mr. Wolf is also financially literate. Our board of directors has determined that each of Messrs. Berkman and Wolf and Ms. Taitz meets the independence requirements for audit committee members of the NYSE.

Audit Committee Report — In connection with the filing and preparation of our Annual Report on Form 10-K for 2014, the Audit Committee:

1)	reviewed and discussed the audited financial statements with our management and our independent auditors, including meetings where our management was not present;

2)	discussed with our independent registered public accountants the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees;

3)	reviewed the selection, application and disclosure of our critical accounting policies pursuant to SEC Financial Release No. 60, “Cautionary Advice Regarding Disclosure of Critical Accounting Policies;” and

4)	received and reviewed the written disclosures and the letter from our independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent accountants the independent accountants’ independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014.

Audit Committee
David J. Berkman, Chair Hope S. Taitz Robert Wolf

MISCELLANEOUS AND OTHER MATTERS

Solicitation

The cost of this proxy solicitation will be borne by the Company. We may request banks, brokers, fiduciaries, custodians, nominees and certain other record holders to send proxies, proxy statements and other materials to their principals. The Company will reimburse such banks, brokers, fiduciaries, custodians, nominees and other record holders for their reasonable out-of-pocket expenses of solicitation.

Deadlines for Submission of Proxy Proposals of Stockholders and Stockholder Nominations of Directors

Under Rule 14a-8 under the Exchange Act, proposals of stockholders for the 2016 Annual Meeting of Stockholders will not be included in the proxy statement for that annual meeting unless the proposal is proper for inclusion in the proxy statement and is received by the Secretary of the Company at our principal executive offices not later than December 12, 2015, the date 120 calendar days before the first anniversary of the date of this proxy statement.

Pursuant to our Amended and Restated Bylaws, stockholders desiring to bring business before, or nominate a person or persons for election to the Board at, the 2016 Annual Meeting of Stockholders (the “2016 Annual Meeting”), other than business to be included in the Company’s proxy materials pursuant to Rule 14a-8, must deliver written notice to, or mail such written notice so that it is received by, the Secretary of the Company, at the principal executive offices of the Company, no earlier than January 20, 2016 and no later than February 19, 2016, except that if the date of the 2016 Annual Meeting is advanced more than 30 days prior to, or delayed by more than 60 days after, May 19, 2016, which will be the first anniversary of the Annual Meeting, such written notice must be delivered no later than the later of (i) 10 days after the Company has publicly disclosed the date of the 2016 Annual Meeting and (ii) 90 days prior to the date of the 2016 Annual Meeting. In the event that the number of directors to be elected to the Board is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board made by the Company on or before February 9, 2016, a stockholder’s notice will also be considered timely, but only with respect to nominees for any new positions created by such increase in the size of the Board, if it is delivered no later than the 10th day following the day on which the Company publicly announces the date of the 2016 Annual Meeting.

Other Business

The Board is not aware of any other matters to be presented at the Annual Meeting other than those mentioned in our Notice of Annual Meeting of Stockholders enclosed herewith. If any other matters are properly brought before the Annual Meeting, however, it is intended that the persons named in the proxy will vote as the Board directs.

Additional Information

We are subject to the information and reporting requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can request copies of these documents, for a copying fee, by writing to the SEC. These reports, proxy statements and other information are also available on the Internet website maintained by the SEC at www.sec.gov and in the “Investor Relations — SEC Filings” section of our corporate website at www.diamondresorts.com. We will furnish without charge copies of our Audit Committee charter, our Compensation Committee charter and our Nominating and Corporate Governance Committee charter and our Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC, including the financial statements and attached schedules, upon the written request of any person who is a stockholder as of the record date. We will provide copies of the exhibits to the Annual Report upon payment of a reasonable fee, which will not exceed our reasonable expenses incurred. Requests for such materials should be directed to Diamond Resorts International, Inc., 10600 West Charleston Boulevard, Las Vegas, Nevada 89135, Attention: Jared T. Finkelstein, General Counsel. Our committee charters and other corporate governance documents are also available on our website at www.diamondresorts.com in the “Investor Relations — Corporate Governance” section.

You may read, without charge, and copy, at prescribed rates, all or any portion of any reports, statements or other information in the files at the public reference room at the SEC’s principal office at 100 F Street NE, Washington, D.C., 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room.

By Order of the Board of Directors,

Jared T. Finkelstein

General Counsel and Corporate Secretary

Las Vegas, Nevada

April 10, 2015

APPENDIX A

Diamond Resorts International, Inc.

2015 Equity Incentive Compensation Plan

A-i

A-ii

A-iii

A-iv

Diamond Resorts International, Inc.

2015 Equity Incentive Compensation Plan

Section 1.

Establishment, Purpose and Duration

1.1. Effective Date and Purpose. Diamond Resorts International, Inc., a Delaware corporation (the “Company”), hereby establishes the Diamond Resorts International, Inc. 2015 Equity Incentive Compensation Plan (the “Plan”). The Plan is intended to assist the Company in attracting and retaining exceptionally qualified officers, employees, consultants, advisors and directors upon whom, in large measure, the sustained progress, growth and profitability of the Company depend, to motivate such persons to achieve long-term Company goals and to more closely align such persons’ interests with those of the Company’s stockholders by providing them with a proprietary interest in the Company’s growth and performance. The Plan was approved by the Company’s Board of Directors (the “Board”) on March 27, 2015 (the “Approval Date”), subject to approval by the Company’s stockholders, and, if approved by stockholders, the Plan shall become effective on May 19, 2015 (the “Effective Date”). Unless and until approved by the Company stockholders, no shares of Common Stock shall be issued, nor shall any cash payments be made, under the Plan.

1.2. Duration of the Plan. The Plan shall commence on the Effective Date and, subject to the right of the Committee to amend or terminate the Plan at any time pursuant to Section 14 hereof, Awards may be granted hereunder until the earlier to occur of (a) the date all Shares subject to the Plan shall have been purchased or acquired and the Restrictions on all Restricted Stock granted under the Plan shall have lapsed, according to the Plan’s provisions, and (b) ten (10) years from the Effective Date of the Plan (provided that Incentive Stock Options may not be granted hereunder after the tenth (10th) anniversary of the Approval Date). The expiration or termination of the ability to grant additional awards hereunder, as provided in this Section 1.2 or otherwise, shall not adversely affect any Awards previously granted hereunder.

Section 2.

Definitions

As used in the Plan, in addition to terms elsewhere defined in the Plan, the following terms shall have the meanings set forth below:

2.1. “Acquired Entity” has the meaning set forth in Section 5.6.

2.2. “Acquired Entity Awards” has the meaning set forth in Section 5.6.

2.3. “Approval Date” has the meaning set forth in Section 1.1.

2.4. “Available Shares” has the meaning set forth in Section 4.1(a).

2.5. “Award” means any Option (either a Non-Qualified Stock Option or an Incentive Stock Option), Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Deferred Stock, Performance Unit, Substitute Award, Share (specifically including, but not limited to, any Shares granted pursuant to a non-employee director share accumulation program that may be adopted under the Plan) or Dividend Equivalent.

2.6. “Award Agreement” means any written agreement, contract or other instrument or document evidencing any Award granted hereunder between the Company and a Grantee.

2.7. “Beneficiary” means the Person designated to receive Plan benefits, if any, in accordance with Section 15, following a Grantee’s death.

2.8. “Board” has the meaning set forth in Section 1.1.

2.9. “Cause” means, as determined by the Committee, the occurrence of any one of the following: (a) commission of an act of fraud, embezzlement or other act of dishonesty that would reflect adversely on the integrity, character or reputation of the Company, or that would cause harm to its customer relations, operations or business prospects; (b) breach of a fiduciary duty owed to the Company; (c) violation or threatening to violate a restrictive covenant agreement, such as a non-compete, non-solicit, or non-disclosure agreement, between an Eligible Person and any Employer; (d) unauthorized disclosure or use of confidential information or trade secrets; (e) violation of any lawful policies or rules of the Company, including any applicable code of conduct; (f) commission of criminal activity; (g) failure to reasonably cooperate in any investigation or proceeding concerning the Company; or (h) neglect or misconduct in the performance of the Grantee’s duties and responsibilities, provided that, if curable, such Grantee did not cure such neglect or misconduct within ten (10) days after the Company gave written notice of such neglect or misconduct to such Grantee; provided, however, that in the event a Grantee is party to an Employment Agreement that contains a different definition of Cause, the definition of Cause contained in such Employment Agreement shall be controlling.

2.10. “Change in Control” means the occurrence of any one or more of the following: (a) any corporation, person or other entity (other than the Company, a majority-owned subsidiary of the Company or any of its subsidiaries, or an employee benefit plan (or related trust) sponsored or maintained by the Company), including a “group” as provided in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner of stock representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; (b) (i) the consummation of the Company’s consolidation or merger with or into another corporation other than a majority-owned subsidiary of the Company, or the sale, lease, exchange, or other disposition of at least sixty-five percent (65%) of the Company’s assets, and (ii) the persons who were the members of the Board prior to such consummation do not represent a majority of the directors of the surviving, resulting or acquiring entity or parent thereof; (c) the consummation of a plan of liquidation; or (d) within any period of 12 consecutive months, persons who were members of the Board immediately prior to such 12-month period, together with persons who were first elected as directors (other than as a result of any settlement of a proxy or consent solicitation contest or any action taken to avoid such a contest) during such 12-month period by or upon the recommendation of persons who were members of the Board immediately prior to such 12-month period and who constituted a majority of the Board at the time of such election, cease to constitute a majority of the Board. Notwithstanding the foregoing, a Change in Control shall not occur with respect to a Deferred Compensation Award unless such Change in Control constitutes a “change in control event” within the meaning of Treasury Regulations Section 1.409A-3(i)(5).

2.11. “Code” means the Internal Revenue Code of 1986 (and any successor thereto), as amended from time to time. References to a particular section of the Code include references to regulations and rulings promulgated and in effect thereunder and to any successor provisions.

2.12. “Committee” has the meaning set forth in Section 3.1(a).

2.13. “Common Stock” means common stock, par value $0.001 per share, of the Company.

2.14. “Company” has the meaning set forth in Section 1.1.

2.15. “Covered Employee” means a Grantee who, as of the last day of the fiscal year in which the value of an Award is includable in income for federal income tax purposes, is one of the group of “covered employees,” within the meaning of Code Section 162(m), with respect to the Company.

2.16. “Current Grant” has the meaning set forth in Section 6.5(d).

2.17. “Deferral Account” has the meaning set forth in Section 10.4(a).

2.18. “Deferral Election” has the meaning set forth in Section 10.3(a).

2.19. “Deferred Compensation Award” means an Award that is not exempt from Code Section 409A and, thus, could subject the applicable Grantee to adverse tax consequences under Code Section 409A.

2.20. “Deferred Stock” means a right, granted as an Award under Section 10, to receive payment in the form of Shares (or measured by the value of Shares) at the end of a specified deferral period.

2.21. “Disability” means a mental or physical illness that entitles the Grantee to receive benefits under the long-term disability plan of an Employer, or if the Grantee is not covered by such a plan or the Grantee is not an employee of an Employer, a mental or physical illness that renders a Grantee totally and permanently incapable of performing the Grantee’s duties for the Company or a Subsidiary; provided, however, that the Grantee of a Deferred Compensation Award shall not be considered to have a Disability unless such Disability also constitutes a “disability” within the meaning of Treasury Regulations Section 1.409A-3(i)(4). Notwithstanding anything to the contrary in this Section 2.21, a Disability shall not qualify under the Plan if it is the result of (i) a willfully self-inflicted injury or willfully self-induced sickness; or (ii) an injury or disease contracted, suffered or incurred while participating in a criminal offense.

2.22. “Disqualifying Disposition” has the meaning set forth in Section 6.5(f).

2.23. “Dividend Equivalent” means any right to receive payments equal to dividends or property, if and when paid or distributed, on Shares or Restricted Stock Units.

2.24. “Effective Date” has the meaning set forth in Section 1.1.

2.25. “Eligible Person” means any (a) officer, employee of an Employer (including leased employees and co-employees with a professional employer organization), (b) non-employee director of the Company or (c) a consultant or advisor to an Employer other than a consultant or advisor whose services for the Employer are in connection with the offer or sale of securities in a capital-raising transaction or directly or indirectly promote or maintain a market for the Company’s securities.

2.26. “Employer” means the Company or any Subsidiary.

2.27. “Employment Agreement” means an employment agreement, offer letter, consulting agreement or other written agreement between an Employer and an Eligible Person which relates to the terms and conditions of such person’s employment or other services for an Employer.

2.28. “Exchange Act” means the Securities Exchange Act of 1934 (and any successor thereto), as amended from time to time. References to a particular section of the Exchange Act include references to rules, regulations and rulings promulgated and in effect thereunder, and to any successors thereto.

2.29. “Exercise Date” means the date the Grantee or other holder of an Award that is subject to exercise delivers notice of such exercise to the Company, accompanied by such payment, attestations, representations and warranties or other documentation required under the Plan and applicable Award Agreement or as the Committee may otherwise specify.

2.30. “Fair Market Value” means, unless otherwise provided in an Award Agreement, as of any applicable date, (a) the closing (last sale) price for one Share on such date as reported on the principal stock exchange or market on which the Company’s Common Stock is then listed or admitted to trading, or on the last previous day on which a sale was reported if no sale of a Share was reported on such date, or (b) if the foregoing subsection (a) does not apply, the fair market value of a Share as reasonably determined in good faith by the Board or the Committee in accordance with Code Section 409A. For purposes of subsection (b), the determination of such

Fair Market Value by the Board or the Committee will be made no less frequently than every twelve (12) months and will either (i) use one of the safe harbor methodologies permitted under Treasury Regulations Section 1.409A-1(b)(5)(iv)(B)(2) (or such other similar regulation provision as may be provided) or (ii) include, as applicable, the value of tangible and intangible assets of the Company, the present value of future cash flows of the Company, the market value of stock or other equity interests in similar corporations and other entities engaged in trades or businesses substantially similar to those engaged in by the Company, the value of which can be readily determined through objective means (such as through trading prices on an established securities market or an amount paid in an arm’s length private transaction), and other relevant factors such as control premiums or discounts for lack of marketability and whether the valuation method is used for other purposes that have a material economic effect on the Company, its stockholders or its creditors.

2.31. “Forfeiture Restriction” means a Restriction which causes the relevant Award to be forfeited to the extent such Restriction does not lapse prior to the Termination of Service of the applicable Grantee.

2.32. “Good Reason” means any of the following which may occur after the date of a Change in Control (without the Grantee’s consent): (a) a material diminution in the Grantee’s authority, duties or responsibilities as in effect immediately prior to such Change in Control; (b) a material reduction by the Company (or its successor) in the Grantee’s base salary or other compensation or benefits from the base salary and other compensation or benefits in effect immediately prior to such Change in Control; or (c) a required relocation of the Grantee’s primary job location immediately prior to such Change in Control to a location more than fifty (50) miles from such prior primary job location; provided, however, that in the event a Grantee is party to an Employment Agreement that contains a different definition of Good Reason, the definition of Good Reason contained in such Employment Agreement shall be controlling.

2.33. “Grant Date” means the date on which an Award is granted, which date may be specified in advance by the Committee.

2.34. “Grantee” means an Eligible Person who has been granted an Award.

2.35. “Immediate Family” means, with respect to a Grantee, the Grantee’s spouse, former spouse, children, stepchildren, grandchildren, parents, stepparents, siblings, grandparents, nieces, nephews, mother-in-law, father-in-law, sons-in-law, daughters-in-law, brothers-in-law, or sisters-in-law, including adoptive relationships.

2.36. “Incentive Stock Option” means an Option granted under Section 6 that is intended to meet the requirements of Code Section 422.

2.37. “including” or “includes” means “including, but not limited to,” or “includes, but is not limited to,” respectively.

2.38. “Non-Qualified Stock Option” means an Option granted under Section 6 that is not intended to be an Incentive Stock Option.

2.39. “Notice” has the meaning set forth in Section 6.6(a).

2.40. “$100,000 Limit” has the meaning set forth in Section 6.5(d).

2.41. “Option” means a right granted as an Award under the Plan to purchase Shares for the Option Price (as to each Share), and may either be an Incentive Stock Option or a Non-Qualified Stock Option.

2.42. “Option Price” means the price at which a Share may be purchased by a Grantee pursuant to an Option.

2.43. “Other Plans” has the meaning set forth in Section 6.5(d).

2.44. “Outside Director” means a member of the Board who satisfies the requirements to qualify as an “outside director” under Treasury Regulations Section 1.162-27(e)(3).

2.45. “Performance-Based Exception” means the performance-based exception from the tax deductibility limitations of Code Section 162(m) contained in Code Section 162(m)(4)(C) (including, to the extent applicable, the special provision for stock options thereunder).

2.46. “Performance Goal” means the objective and/or subjective criteria determined by the Committee, the degree of attainment of which will affect the amount of the Award the Grantee is entitled to receive or retain. Performance Goals may contain threshold, target and/or maximum levels of achievement.

2.47. “Performance Measures” has the meaning set forth in Section 5.11(a).

2.48. “Performance Period” means that period established by the Committee at the time any Performance Unit is granted or at any time thereafter during which any Performance Goals specified by the Committee with respect to such Award are to be measured.

2.49. “Performance Unit” means any grant pursuant to Section 11 of (a) a bonus consisting of cash or other property the amount or value of which, and/or the receipt of which, is conditioned upon the attainment of any Performance Goals specified by the Committee, or (b) a unit valued by reference to a designated amount of property other than Shares.

2.50. “Permitted Transferee” means, in respect of any Grantee, any member of the Immediate Family of such Grantee, any trust of which all of the primary beneficiaries are such Grantee or members of his or her Immediate Family, or any partnership, limited liability company, corporation or similar entity of which all of the partners, members or stockholders are such Grantee or members of his or her Immediate Family.

2.51. “Person” means any individual, sole proprietorship, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, institution, public benefit corporation, or other entity or government instrumentality, division, agency, body or department.

2.52. “Plan” has the meaning set forth in Section 1.1 and also includes any appendices and amendments hereto.

2.53. “Prior Grants” has the meaning set forth in Section 6.5(d).

2.54. “Restricted Stock” means any Share issued as an Award under the Plan that is subject to Restrictions.

2.55. “Restricted Stock Unit” or “RSU” means the right granted as an Award under the Plan to receive Shares, conditioned on the satisfaction of Restrictions imposed by the Committee.

2.56. “Restriction” means any restriction on a Grantee’s free enjoyment of the Shares or other rights underlying Awards, including (a) a restriction that the Grantee or other holder may not sell, transfer, pledge or assign a Share or right, and (b) such other restrictions as the Committee may impose in the Award Agreement (including any restriction on the right to vote such Share and the right to receive any dividends). Restrictions may be based upon the passage of time, the satisfaction of performance criteria and/or the occurrence of one or more events or conditions, and shall lapse separately or in combination upon such conditions and at such time or times, in installments or otherwise, as the Committee shall specify.

2.57. “RSU Account” has the meaning set forth in Section 9.4.

2.58. “Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act, as amended from time to time, together with any successor rule.

2.59. “SEC” means the United States Securities and Exchange Commission, or any successor thereto.

2.60. “Section 16 Non-Employee Director” means a member of the Board who satisfies the requirements to qualify as a “non-employee director” under Rule 16b-3.

2.61. “Section 16 Person” means a person who is subject to potential liability under Section 16(b) of the Exchange Act with respect to transactions involving equity securities of the Company.

2.62. “Settlement Date” means the payment date for Restricted Stock Units or Deferred Stock, as set forth in Section 9.4(b) or Section 10.4(c), as applicable.

2.63. “Share” means a share of Common Stock.

2.64. “Share-based Awards” has the meaning set forth in Section 5.3(d).

2.65. “Stock Appreciation Right” or “SAR” means a right granted as an Award under the Plan to receive, as of the date specified in the Award Agreement, an amount equal to the number of Shares with respect to which the SAR is exercised, multiplied by the excess of (a) the Fair Market Value of one Share on the Exercise Date over (b) the Strike Price.

2.66. “Strike Price” means the per-Share price used as the baseline measure for the value of a SAR, as specified in the applicable Award Agreement.

2.67. “Subsidiary” means any Person that directly, or through one (1) or more intermediaries, is controlled by the Company and that would be treated as part of a single controlled group of corporations with the Company under Code Sections 414(b) and 414(c) if the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Code Sections 1563(a)(1), (2) and (3) and Treasury Regulations Section 1.414(c)-2.

2.68. “Subsidiary Corporation” has the meaning set forth in Section 6.5.

2.69. “Substitute Award” has the meaning set forth in Section 5.6.

2.70. “Tax Date” has the meaning set forth in Section 16.1(a).

2.71. “10% Owner” has the meaning set forth in Section 6.5(b).

2.72. “Tendered Restricted Shares” has the meaning set forth in Section 6.6(b).

2.73. “Term” means the period beginning on the Grant Date of an Option or SAR and ending on the date such Option or SAR expires, terminates or is cancelled.

2.74. “Termination of Service” means: (a) with respect to awards other than Deferred Compensation Awards, the first day on which (i) an individual is for any reason no longer providing services to an Employer as an officer, employee, director, advisor or consultant or (ii) with respect to an individual who is an officer, employee or consultant to a Subsidiary, such entity ceases to be a Subsidiary of the Company and such individual is not providing services to the Company or another Subsidiary; provided, however, that the Committee shall have the discretion to determine whether or when a Grantee who terminates services as an employee, but continues to provide services in the capacity of an officer, consultant, advisor or director immediately following such termination, has incurred a Termination of Service; or (b) with respect to Deferred Compensation Awards, a “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h) occurs.

2.75. “Total Payments” has the meaning set forth in Section 17.7.

2.76. “Year” means a calendar year.

Section 3.

Administration

3.1. Committee.

(a) Subject to Section 3.2, the Plan shall be administered by the Board or a committee of the Board, as determined by the Board (in either case, the “Committee”). To the extent the Committee is not the Board, the members of the Committee shall be appointed by the Board from time to time and may be removed by the Board from time to time. To the extent the Board considers it desirable to comply with Rule 16b-3 or meet the Performance-Based Exemption, the Committee shall consist of two or more directors of the Company, all of whom qualify as Outside Directors and/or are Section 16 Non-Employee Directors, as applicable. To the extent the Board is not the Committee, the number of members of the Committee shall from time to time be increased or decreased, and shall be subject to such conditions, in each case if and to the extent the Board deems it appropriate to permit transactions in Shares pursuant to the Plan to satisfy such conditions of Rule 16b-3 and the Performance-Based Exception as then in effect.

(b) Subject to Section 5.11(c), the Committee may delegate, to the fullest extent permitted under applicable law, to any sub-committee of the Committee or to the Chief Executive Officer of the Company (subject, in the case of a delegation to the Chief Executive Officer, to the approval of the head of the Company’s Human Resources Department) any or all of the authority of the Committee with respect to the grant of Awards to Grantees, other than Grantees who are executive officers and/or are Section 16 Persons at the time any such delegated authority is exercised. Except as provided in the Plan or where contrary to applicable law or the purposes of the Plan, to the extent the Committee has delegated any of its authority granted pursuant to this Section 3.1(b), references in this Plan to the “Committee” shall also include any delegate of the Committee.

3.2. Powers of the Committee. Subject to and consistent with the provisions of the Plan, the Committee shall have full power and authority and sole discretion as follows:

(a) to determine when, to whom (i.e., what Eligible Persons) and in what types and amounts Awards should be granted;

(b) to grant Awards to Eligible Persons in any number, and to determine the terms and conditions applicable to each Award, including (in each case, based on such considerations as the Committee shall determine) conditions intended to comply with Code Section 409A, the number of Shares or the amount of cash or other property to which an Award will relate, any Option Price or Strike Price, grant price or purchase price, any limitation or Restriction, any schedule for or performance conditions relating to the earning of the Award or the lapse of limitations, forfeiture provisions, restrictive covenants, restrictions on exercisability or transferability, any Performance Goals, including those relating to the Company and/or a Subsidiary and/or any division thereof and/or an individual, and/or vesting based on the passage of time, satisfaction of performance criteria or the occurrence of one or more events or conditions;

(c) to determine the benefit payable under any Award and to determine whether any performance, vesting or transfer conditions, including Performance Measures and Performance Goals, have been satisfied;

(d) to determine whether or not specific Awards shall be granted in conjunction with other specific Awards;

(e) to determine the Term of any Award, as applicable;

(f) to determine the amount, if any, that a Grantee shall pay for Restricted Stock, whether to permit or require the payment of cash dividends thereon to be paid and/or deferred, and the terms related thereto, when Restricted Stock (including Restricted Stock acquired upon the exercise of an Option) shall be forfeited and whether such Shares shall be held in escrow or other custodial arrangement;

(g) to determine whether, to what extent and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Shares, other Awards or other property, or an Award may be accelerated, vested, canceled, forfeited or surrendered (each in accordance with the terms and requirements of the Plan) or any terms of the Award may be waived, and to accelerate the exercisability of, and to accelerate or waive any or all of the terms and conditions applicable to, any Award or any group of Awards for any reason and at any time or to extend the period subsequent to the Termination of Service within which an Award may continue to vest and/or be exercised;

(h) to determine with respect to Awards granted to Eligible Persons, whether, to what extent and under what circumstances cash, Shares, other Awards, other property and other amounts payable with respect to an Award will be deferred, either at the election of the Grantee or if and to the extent specified in the Award Agreement automatically or at the election of the Committee (for purposes of limiting any loss of deductibility by the Company pursuant to Code Section 162(m) or otherwise) and to provide for the payment of interest or other rate of return determined with reference to a predetermined actual investment or independently set interest rate, or with respect to other bases permitted under Code Section 162(m), Code Section 409A or otherwise, for the period between the date of exercise and the date of payment or settlement of the Award;

(i) to make such adjustments or modifications to Awards to Grantees who are working outside the United States as are advisable to fulfill the purposes and intent of this Plan or to comply with applicable local law and to establish sub-plans for an Eligible Person outside the United States with such provisions as are consistent with the purposes and intent of this Plan as may be suitable in other jurisdictions;

(j) to determine whether a Grantee has a Disability;

(k) to determine whether and under what circumstances a Grantee has incurred a Termination of Service (e.g., whether Termination of Service was for Cause);

(l) to determine whether an Award is intended to satisfy the Performance-Based Exception; provided that Options and SARs granted hereunder are presumed to be intended to satisfy the Performance-Based Exception unless the Committee specifically determines otherwise;

(m) to make, amend, suspend, waive and rescind rules and regulations relating to the Plan;

(n) without the consent of the Grantee, to make adjustments in the terms and conditions of, and the criteria in, Awards in recognition of unusual or non-recurring events (including events described in Section 4.2) affecting an Employer or the financial statements of an Employer, or in response to changes in applicable laws, regulations or accounting principles; provided that, unless the Award Agreement provides otherwise in a non-discretionary manner, in no event shall such adjustment increase the value of an Award for a person expected to be a Covered Employee for whom the Committee continues to desire to have the Performance-Based Exception apply;

(o) to appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

(p) to determine the terms and conditions of all Award Agreements applicable to Grantees (which need not be identical) and, with the consent of the applicable Grantee (except as provided in this Section 3.2(p), and Sections 5.5 and 14.2), to amend any Award Agreement at any time; provided, however, that the consent of the Grantee shall not be required for any amendment (i) that does not materially and adversely affect the rights of the Grantee, (ii) that is necessary or advisable (as determined by the Committee) to carry out the purpose of the

Award as a result of any new law or regulation, or a change in an existing law or regulation or interpretation thereof, (iii) to the extent the Award Agreement specifically permits amendment without such consent, or (iv) to the extent such amendment is a termination that is intended to comply with Treasury Regulations Section 1.409A-3(j)(4)(ix);

(q) to impose such additional terms and conditions upon the grant, exercise or retention of Awards as the Committee may, before or concurrently with the grant thereof, deem appropriate, including limiting the percentage of Awards that may from time to time be exercised by a Grantee and requiring the Grantee to enter into restrictive covenants;

(r) to correct any defect, supply any omission or reconcile any inconsistency, and to construe and interpret the Plan, any rules and regulations adopted hereunder, any Award Agreement or any other instrument entered into or relating to an Award under the Plan; and

(s) to take any other action with respect to any matters relating to the Plan for which it is responsible and to make all other decisions and determinations, including factual determinations, as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

Any action of the Committee with respect to, and taken in accordance with, the Plan shall be final, conclusive and binding on all Persons, including the Company, Subsidiaries, any Grantee, any Eligible Person, any Person claiming any rights under the Plan from or through any Grantee, and stockholders, except to the extent the Committee may subsequently modify, or take further action not consistent with, its prior action. If not specified in the Plan, the time at which the Committee must or may make any determination shall be determined by the Committee, and any such determination may thereafter be modified by the Committee. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee.

Section 4.

Shares Subject to the Plan and Adjustments

4.1. Number of Shares Available for Grants.

(a) Subject to adjustment as provided in Section 4.2, the aggregate number of Shares that may be delivered under the Plan shall not exceed 8,500,000 Shares (the “Available Shares”). For purposes of this Section 4.1(a), (i) each Share underlying an outstanding Option shall reduce the Available Shares by one (1) Share; (ii) a number equal to the greater of each Share available to be delivered upon exercise of a SAR and the number of Shares underlying such SAR (whether the distribution is made in cash, Shares or a combination thereof) shall reduce the Available Shares by one (1) Share, other than a SAR that, by its terms, from and after the Grant Date thereof is payable only in cash, in which case the Available Shares shall not be reduced; and (iii) each Share delivered pursuant to, or otherwise underlying, an Award other than an Option, SAR or Substitute Award, shall reduce the Available Shares by 1.67 Shares. If any Shares subject to an Award granted hereunder are forfeited or such Award otherwise terminates without the delivery of such Shares, the Shares subject to or otherwise underlying such Award, to the extent of any such forfeiture or termination and in such amount as such Shares reduced the Available Shares upon grant pursuant to clauses (i) through (iii) of the preceding sentence, shall again be treated as Available Shares and be available for grant under the Plan. If any Award is forfeited or terminated, the Shares subject to such Award, to the extent of any such forfeiture or termination and in such amount as such Shares reduced the Available Shares upon grant pursuant to clauses (i) through (iii) above, shall again be treated as Available Shares and be available for grant under the Plan. For the avoidance of doubt, the following Shares shall not again be considered Available Shares hereunder: (A) Shares withheld to pay the Option Price of an Option; (B) Shares not issued in connection with a stock-settled SAR; (C) Shares purchased on the open market with Option proceeds, and (D) Shares used to satisfy tax withholding obligations.

(b) The Committee shall from time to time determine the appropriate methodology for calculating the number of Shares that have been delivered pursuant to the Plan. Shares delivered pursuant to the Plan may be, in whole or in part, authorized and unissued Shares, or treasury Shares, including Shares repurchased by the Company for purposes of the Plan.

(c) The maximum number of shares of Common Stock that may be issued under the Plan in this Section 4.1 shall not be affected by (i) the cash payment of dividends or Dividend Equivalents in connection with outstanding Awards; or (ii) any Shares required to satisfy Substitute Awards.

4.2. Adjustments in Authorized Shares and Awards.

(a) In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, or other securities or property), stock split or combination, forward or reverse merger, reorganization, subdivision, consolidation or reduction of capital, recapitalization, consolidation, scheme of arrangement, split-up, spin-off or combination involving the Company or repurchase or exchange of Shares, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of: (i) the number and type of Shares (or other securities or property) with respect to which Awards may be granted, (ii) the number and type of Shares (or other securities or property) subject to outstanding Awards, (iii) the Option Price, Strike Price or other grant or exercise price (as applicable) with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award, (iv) the number and kind of Shares of outstanding Restricted Stock or relating to any other outstanding Award in connection with which Shares are subject, and (v) the number of Shares with respect to which Awards may be granted to a Grantee; provided, however, that, in each case, with respect to Awards of Incentive Stock Options intended to continue to qualify as Incentive Stock Options after such adjustment, no such adjustment shall be authorized to the extent that such adjustment would cause the Incentive Stock Option to fail to continue to qualify under Code Section 424(a); provided, further, that, unless determined otherwise by the Committee, the number of Shares subject to any Award denominated in Shares shall always be a whole number.

(b) Notwithstanding Section 4.2(a), any adjustments made pursuant to Section 4.2(a) shall be made in such a manner so that, to the extent reasonably possible without increasing the liability of the Company, after such adjustment, Awards continue not to be non-qualified deferred compensation subject to Code Section 409A (or if such Awards are already subject to Code Section 409A, so as not to give rise to adverse tax consequences thereunder).

Section 5.

Eligibility and General Conditions of Awards

5.1. Eligibility. The Committee may in its discretion grant Awards to any Eligible Person, whether or not he or she has previously received an Award.

5.2. Award Agreement. To the extent not set forth in the Plan, the terms and conditions of each Award shall be set forth in an Award Agreement.

5.3. General Terms and Termination of Service. Except as provided in an Award Agreement or as otherwise provided below in this Section 5.3, all Options or SARs that have not been exercised, or any other Awards that remain subject to Forfeiture Restrictions or that are not otherwise vested or exercisable, at the time of a Termination of Service shall be cancelled and forfeited to the Company. Any Restricted Stock that is forfeited by the Grantee upon Termination of Service shall be reacquired by the Company, and the Grantee shall sign any document and take any other action required to assign such Shares back to the Company.

(a) Options and SARs. Subject to Section 5.3(d) and Section 5.3(e), except as otherwise provided in an Award Agreement:

(i) If the Grantee incurs a Termination of Service due to his or her death or Disability, the Options or SARs shall become fully vested and exercisable at the time of such Termination of Service, and such Options or SARs shall remain exercisable for a period of one (1) year from the date of such Termination of Service (but not beyond the original Term). To the extent the Options or SARs are not exercised at the end of such one (1) year period, the Options or SARs shall be immediately cancelled and forfeited to the Company.

(ii) If the Grantee either incurs a Termination of Service by an Employer without Cause or a Termination of Service due to Good Reason following a Change in Control, the Options and SARs may thereafter be exercised, to the extent they were vested and exercisable at the time of such Termination of Service (or as a result of such Termination of Service), for a period of ninety (90) days from the date of such Termination of Service (but not beyond the original Term). To the extent the Options or SARs are not exercised at the end of such ninety (90) day period, the Options or SARs shall be immediately cancelled and forfeited to the Company. To the extent the Options and SARs are not vested and exercisable on the date of such Termination of Service (and do not become vested as a result of such Termination of Service), they shall be immediately cancelled and forfeited to the Company.

(iii) If the Grantee incurs a Termination of Service which is voluntary on the part of the Grantee (and not due to such Grantee’s death, Disability or Termination of Service due to Good Reason following a Change in Control), the Options and SARs may thereafter be exercised, to the extent they were vested and exercisable at the time of such Termination of Service, for a period of thirty (30) days from the date of such Termination of Service (but not beyond the original Term). To the extent the Options or SARs are not exercised by the end of such thirty (30) day period, the Options or SARs shall be immediately cancelled and forfeited to the Company. To the extent the Options and SARs are not vested and exercisable on the date of such Termination of Service, they shall be immediately cancelled and forfeited to the Company.

(iv) If the Grantee incurs a Termination of Service for Cause, all unexercised Options and SARs (whether vested or unvested) shall be immediately canceled and forfeited to the Company.

(b) Restricted Stock and Restricted Stock Units. Subject to Section 5.3(d) and Section 5.3(e), except as otherwise provided in an Award Agreement:

(i) If Termination of Service occurs by reason of the Grantee’s death or Disability, such Grantee’s Restricted Stock or Restricted Stock Units shall become immediately vested and no longer subject to Restrictions.

(ii) If a Grantee’s Termination of Service occurs by the Employer without Cause, such Grantee’s Restricted Stock or Restricted Stock Units shall become vested and no longer subject to Restrictions as set forth below, and any Restricted Stock or Restricted Stock Units that did not become vested prior to or as of the date of such Termination of Service, and that do not otherwise become vested as set forth in clause (A) or (B) below shall be immediately cancelled and forfeited to the Company (subject to any adjustments as may be permitted pursuant to Section 17.16):

(A)	one-third of the Shares subject to the Restricted Stock Award or one-third of the Restricted Stock Units (as applicable) shall become vested and no longer subject to Restrictions if such Termination of Service without Cause occurs after the first anniversary of the Grant Date and prior to the second anniversary of the Grant Date; and

(B)	two-thirds of the Shares subject to the Restricted Stock Award or two-thirds of the Restricted Stock Units (as applicable) shall become vested and no longer subject to Restrictions if such Termination of Service without Cause occurs after the second anniversary of the Grant Date.

(iii) If Termination of Service occurs for any reason other than as described in (i) or (ii) above, all of such Grantee’s Restricted Stock or Restricted Stock Units that are unvested or still subject to Restrictions shall be immediately cancelled and forfeited to the Company.

(c) Dividend Equivalents. If Dividend Equivalents have been credited with respect to any Award and such Award (in whole or in part) is forfeited, all Dividend Equivalents issued in connection with such forfeited Award (or portion of an Award) shall also be forfeited to the Company.

(d) Waiver. Notwithstanding the foregoing provisions of this Section 5.3, the Committee may in its sole discretion as to any Grantee, at the time an Award is granted or thereafter, (i) determine that some or all Awards held by such Grantee shall become exercisable or vested, and/or Restrictions shall lapse, during employment or service or upon a Termination of Service, (ii) determine that some or all Awards held by such Grantee shall continue to become exercisable or vested in full or in installments, and/or Restrictions shall continue to lapse, after a Termination of Service, (iii) extend the period for exercise of some or all Options or SARs held by such Grantee following a Termination of Service (but not beyond the original Term), or (iv) provide that any Award shall in whole or in part not be forfeited upon such Termination of Service. Notwithstanding the preceding sentence, the Committee shall not have the authority under this Section 5.3(d) to (A) take any action with respect to an Award to the extent that such action would cause an Award that is not intended to be deferred compensation subject to Code Section 409A to be subject thereto (or if such Awards are already subject to Code Section 409A, so as not to give rise to liability under Code Section 409A), or (B) accelerate, vest or waive Restrictions with respect to any Awards denominated in, or otherwise based on, Shares (“Share-based Awards”) granted hereunder except for accelerations, waivers or vestings that (x) occur in connection with a Change in Control and otherwise comply with the requirements of Section 13 hereof, (y) occur, with respect to any Grantee, in connection with the death or Disability of such Grantee, or (z) exclusive of the accelerations, vesting and waivers permitted pursuant to the foregoing clauses (x) and (y), do not, in the aggregate affect Awards that relate to in excess of five percent (5%) of the aggregate Shares available under the Plan pursuant to Section 4.1 (as adjusted pursuant to Section 4.2).

(e) One Year Period of Restrictions. Except as otherwise provided pursuant to Section 5.3(d) and Section 13, the vesting period or Restrictions on any Share-based Award granted to any Grantee hereunder shall last for no less than one (1) year. Except as provided pursuant to Section 5.3(d), during the mandated one-year period of vesting or Restrictions, the Committee may not waive the vesting or Restrictions for all or any part of such Award. Notwithstanding the foregoing provisions of this Section 5.3(e), the mandated one-year period of vesting or Restrictions required hereby shall not be required to apply to Awards made to any Grantee who is neither an officer nor an employee of an Employer.

5.4. Non-transferability of Awards.

(a) Each Award and each right under any Award shall be exercisable only by the Grantee during the Grantee’s lifetime, or, if permissible under applicable law, by the Grantee’s guardian or legal representative.

(b) No Award (prior to the time, if applicable, Shares are delivered in respect of such Award), and no right under any Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Grantee other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Subsidiary; provided, however, that the designation of a Beneficiary to receive benefits in the event of the Grantee’s death, or a transfer by the Grantee to the Company with respect to Restricted Stock, shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance for purposes of this Section 5.4(b). If so determined by the Committee, a Grantee may, in the manner established by the Committee, designate a Beneficiary or Beneficiaries to exercise the rights of the Grantee, and to receive any distribution with respect to any Award upon the death of the Grantee. A transferee, Beneficiary, guardian, legal representative or other person claiming any rights under the Plan from or through any Grantee shall be subject to the provisions of the Plan and any applicable Award Agreement, except to the extent the Plan and Award Agreement otherwise provide with respect to such persons, and to any additional restrictions or limitations deemed necessary or appropriate by the Committee.

(c) Notwithstanding Section 5.4(a) and Section 5.4(b) above, to the extent provided in the applicable Award Agreement, Non-Qualified Stock Options may be transferred, without consideration, to a Permitted Transferee. Such Award may be exercised by such Permitted Transferee in accordance with the terms of such Award.

(d) Nothing herein shall be construed as requiring the Committee to honor the order of a domestic relations court regarding an Award, except to the extent required under applicable law.

5.5. Cancellation and Rescission of Awards. Unless the Award Agreement specifies otherwise, the Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict any unexercised or unsettled Award at any time if the Grantee is not in compliance with all applicable provisions of the Award Agreement and the Plan, or is in violation of any restrictive covenant or other agreement with an Employer.

5.6. Substitute Awards. The Committee may, in its discretion and on such terms and conditions as the Committee considers appropriate under the circumstances, grant Substitute Awards under the Plan. For purposes of this Section 5.6, “Substitute Award” means an Award granted under the Plan in substitution for stock and stock-based awards (“Acquired Entity Awards”) held by current and former officers, employees or non-employee directors of, or consultants or advisors to, another corporation or entity who become Eligible Persons as the result of a merger, consolidation or combination of the employing corporation or other entity (the “Acquired Entity”) with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of assets or stock of the Acquired Entity (provided such persons held such awards immediately prior to such merger, consolidation, acquisition or combination) in order to preserve for the Grantee the economic value of all or a portion of such Acquired Entity Award at such price as the Committee determines necessary to achieve such preservation of economic value.

5.7. Exercise by Non-Grantee. If any Award is exercised as permitted by the Plan by any Person other than the Grantee, the exercise notice shall be accompanied by such documentation as may reasonably be required by the Committee, including evidence of authority of such Person or Persons to exercise the Award and, if the Committee so specifies, evidence satisfactory to the Company that any estate taxes payable with respect to such Shares have been paid or provided for.

5.8. No Cash Consideration for Awards. Awards may be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law.

5.9. Shares and Awards Subject to Applicable Policies. Awards granted pursuant to the Plan, and all Shares related to such Awards, shall be subject to all applicable policies of the Company that relate to (a) share ownership requirements, or (b) recovery of compensation (i.e., clawbacks).

5.10. Compliance With Code Section 162(m) and Other Limits.

(a) Section 162(m) Compliance. To the extent the Committee determines that compliance with the Performance-Based Exception is desirable with respect to an Award, Section 5.10 and Section 5.11 shall apply. In the event that changes are made to Code Section 162(m) to permit additional flexibility with respect to any Awards made under the Plan, the Committee may thereafter, subject to this Section 5.10, make any adjustments to outstanding Awards as it deems appropriate.

(b) Annual Individual Limitations. No Grantee may be granted Awards for Options, or SARs with respect to a number of shares of Common Stock in any one (1) calendar year exceeding 1,000,000 shares, any of all of which may be Incentive Stock Options. No Grantee may be granted Awards for Restricted Stock, Deferred Stock, Restricted Stock Units or Performance Units (or any other Award other than Options or SARs which is determined by reference to the value of Shares or appreciation in the value of Shares) with respect to a number of shares in any one (1) calendar year exceeding 600,000 Shares, but such limit shall only apply to the extent such Awards are intended to satisfy the Performance-Based Exception. If an Award denominated in Shares is cancelled, to the extent such Award was either (i) an Option or SAR, or (ii) was otherwise intended to satisfy the Performance-Based Exception, the Shares subject to the cancelled Award shall continue to count against the maximum number of Shares which may be granted to the applicable Grantee in any calendar year pursuant to this Section 5.10(b). All numbers of shares of Common Stock specified in this Section 5.10(b) shall be adjusted to the extent necessary to reflect adjustments required by Section 4.2. During any Year, no Grantee may be granted cash-based Awards that are intended to satisfy the Performance-Based Exception and have a Performance Period with a duration of up to one year, that have an aggregate maximum payout which could exceed $8,000,000. During any Year, no Grantee may be granted cash-based Awards that are intended to satisfy the Performance-Based Exception and have a Performance Period with a duration of longer than one Year, that have an aggregate maximum payout which could exceed $8,000,000. During any Year, no Grantee who is a member of the Board and is not otherwise employed by the Company may be granted Awards with an aggregate grant date value (calculated by multiplying the Fair Market Value of a Share on the Grant Date by the aggregate number of Shares subject to such Award) that exceeds $1,000,000.00.

(c) Designation of Recipients. The Committee shall designate the individuals eligible to be granted Awards intended to satisfy the Performance-Based Exception. The opportunity to be granted an Award intended to satisfy the Performance-Based Exception shall be evidenced by an Award Agreement in such form as the Committee may approve.

(d) Establishment of Performance Goals. With respect to Awards intended to satisfy the Performance-Based Exception, the Committee shall establish Performance Goals for the applicable Performance Period (which may be the same or different for some or all Eligible Persons) and may establish the threshold, target and/or maximum vesting provisions for each Grantee for the attainment of specified threshold, target and/or maximum Performance Goals. Performance Goals and vesting provisions shall be set forth in the applicable Award Agreement, and may be weighted for different factors and measures as the Committee shall determine. For Awards with a Performance Period based on a Year, or a period lasting longer than a year, the establishment described in this Section 5.10(d) shall occur within the first ninety (90) days of such Year or Performance Period, as applicable. For Awards with a Performance Period lasting less than a year, the establishment described in this Section 5.10(d) shall occur on or prior to the date that is no later than twenty-five percent (25%) through the duration of the relevant Performance Period.

(e) Committee Certification. Prior to payment of cash or delivery of Shares in connection with any Award that is intended to satisfy the Performance-Based Exception, the Committee shall determine and certify in writing the degree of attainment of Performance Goals. The Committee reserves the discretion to reduce (but not below zero) the amount of an individual’s payment or Share entitlement below the amount that might otherwise be due based on the degree of attainment of Performance Goals. The determination of the Committee to reduce (or not pay) an individual shall not affect the maximum amount payable to any other individual. No amount shall be payable in respect of an Award intended to qualify for the Performance-Based Exception unless at least the established threshold Performance Goal (if any) is attained.

5.11. Performance Based Exception Under Section 162(m).

(a) Performance Measures. Subject to Section 5.11(b), unless and until the Committee proposes for stockholder vote and stockholders approve a change in the general Performance Measures set forth in this Section 5.11(a), for Awards (other than Options and SARs) designed to qualify for the Performance-Based Exception, the objective performance criteria shall be based upon one or more of the following (each a “Performance Measure”):

(i) Earnings before any or all of interest, tax, depreciation or amortization (actual and adjusted and either in the aggregate or on a per-Share basis);

(ii) Net income or loss (either in the aggregate or on a per-Share basis);

(iii) Operating profit;

(iv) Cash flow (either in the aggregate or on a per-Share basis);

(v) Free cash flow (either in the aggregate on a per-Share basis);

(vi) Costs;

(vii) Revenues;

(viii) Management and member service revenues;

(ix) Vacation interest sales;

(x) Club revenues;

(xi) Measures of guest satisfaction;

(xii) Reductions in expense levels;

(xiii) Operating cost management and employee productivity;

(xiv) Share price or total stockholder return (including growth measures and total stockholder return (on an absolute or relative basis) or attainment by the Shares of a specified value for a specified period of time);

(xv) Net economic value;

(xvi) Economic value added;

(xvii) Strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market share, market penetration, geographic business expansion goals, objectively identified project milestones, return on assets, return on equity, return on capital, return on investment, cost targets and goals relating to acquisitions or divestitures; and

(xviii) Debt ratings, debt leverage and debt service;

provided that applicable Performance Measures may be applied on a pre- or post-tax basis; and provided further that the Committee may, on the Grant Date of an Award intended to comply with the Performance-Based Exception, and in the case of other Awards, at any time, provide that the formula for such Award may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts and any unusual, nonrecurring gain or loss.

(b) Flexibility in Setting Performance Measures. The level of performance required with respect to any Performance Measure may be expressed in absolute or relative levels and may be based upon a set increase, set positive result, maintenance of the status quo, set decrease or set negative result. Performance Measures may differ for Awards to different Grantees. The Committee shall specify the weighting (which may be the same or different for multiple objectives) to be given to each performance objective for purposes of determining the final amount payable with respect to any such Award. Any one or more of the Performance Measures may apply to the Grantee, a department, unit, division or function within the Company or any one or more Subsidiaries or the Company as a whole; and may apply either alone or relative to the performance of other businesses or individuals (including industry or general market indices).

(c) Adjustments. The Committee shall have the discretion to adjust the determinations of the degree of attainment of the pre-established performance goals; provided that any Award which is designed to qualify for the Performance-Based Exception may not (unless the Committee determines that it no longer intended to qualify for the Performance-Based Exception) be adjusted upward; and provided further that the Committee shall retain the discretion to adjust any Award downward. The Committee may not delegate any responsibility with respect to any Award intended to qualify for the Performance-Based Exception. All determinations by the Committee as to the achievement of the Performance Measure(s) shall be in writing prior to payment of the Award.

5.12. Changes to Performance Measures. In the event that applicable laws, rules or regulations change to permit Committee discretion to alter the governing Performance Measures without obtaining stockholder approval of such changes, and still qualify for the Performance-Based Exception, the Committee shall have sole discretion to make such changes without obtaining stockholder approval.

Section 6.

Stock Options

6.1. Grant of Options. Subject to and consistent with the provisions of the Plan, Options may be granted to any Eligible Person in such number, and upon such terms, and at any time and from time to time, as shall be determined by the Committee.

6.2. Award Agreement. Each Option grant shall be evidenced by an Award Agreement in such form as the Committee may approve that shall specify the Grant Date, the Option Price, the Term (which shall be ten (10) years from its Grant Date unless the Committee otherwise specifies a shorter period in the Award Agreement), the number of Shares to which the Option pertains, the time or times at which such Option shall be exercisable and such other provisions (including Restrictions) not inconsistent with the provisions of the Plan as the Committee shall determine. Notwithstanding the foregoing, the Term of any Option (other than Incentive Stock Options) granted hereunder shall be automatically extended if, absent the extension provided by this sentence, the Term of such Option would expire at a time when trading by the Grantee in shares of Common Stock is prohibited by law or any applicable insider trading policy of the Company, as determined by the Company’s insider trading compliance officer. Any Term extension pursuant to the preceding sentence shall last until thirty (30) days following the expiration of the trading prohibition described in the preceding sentence.

6.3. Option Price. The purchase Option Price under an Option shall be determined by the Committee; provided, however, that the Option Price shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date. Subject to the adjustment allowed in Section 4.2, or as otherwise permissible under this Section 6.3, neither the Committee nor the Board shall have the authority or discretion to change the Option Price of any outstanding Option. Without the approval of the Company’s stockholders, neither the Committee nor the Board will amend or replace previously granted Options or SARs in a transaction that constitutes “repricing,” which for this purpose means any of the following or any action that has the same effect: (a) lowering the Option Price of an Option or the Strike Price of an SAR after it is granted; (b) any other action that is treated as a repricing under generally accepted accounting principles; (c) cancelling an Option or SAR at a time when its Option Price or Strike Price, as applicable, exceeds the Fair Market Value of the underlying Shares, in exchange for another Award, other equity, cash or other property; provided that the foregoing transactions shall not be deemed a repricing if effected pursuant to an adjustment authorized under Section 4.2 or in connection with a Change in Control.

6.4. Vesting. Unless otherwise specified in the applicable Award Agreement, Section 5.3(a) or Section 13 (but subject to Section 5.3(d) and Section 5.3(e)), Options shall become vested and exercisable as follows (subject to any adjustments as may be permitted pursuant to Section 17.16):

(a) the Option shall vest with respect to one-third of the Shares purchasable under the Option on the first anniversary of the Grant Date;

(b) the Option shall vest with respect to an additional one-third of the Shares purchasable under the Option on the second anniversary of the Grant Date; and

(c) the Option shall vest with respect to the remaining Shares purchasable under the Option on the third anniversary of the Grant Date.

6.5. Grant of Incentive Stock Options. At the time of the grant of any Option, the Committee may, in its discretion, designate that such Option shall be made subject to additional restrictions to permit it to qualify as an Incentive Stock Option. Any Option designated as an Incentive Stock Option:

(a) shall be granted only to an employee of the Company or a Subsidiary Corporation (as defined below in this Section 6.5);

(b) shall have an Option Price of not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date, and, if granted to a person who owns capital stock (including stock treated as owned under Code Section 424(d)) possessing more than ten percent (10%) of the total combined voting power of all classes of capital stock of the Company or any Subsidiary Corporation (a “10% Owner”), have an Option Price not less than one hundred ten percent (110%) of the Fair Market Value of a Share on its Grant Date;

(c) shall have a Term of not more than ten (10) years (five (5) years if the Grantee is a 10% Owner) from its Grant Date, and shall be subject to earlier termination as provided herein or in the applicable Award Agreement;

(d) shall not have an aggregate Fair Market Value (as of the Grant Date) of the Shares with respect to which Incentive Stock Options (whether granted under the Plan or any other equity incentive plan of the Grantee’s employer or any parent or Subsidiary Corporation (“Other Plans”)) are exercisable for the first time by such Grantee during any Year (“Current Grant”), determined in accordance with the provisions of Code Section 422, which exceeds $100,000 (the “$100,000 Limit”);

(e) shall, if the aggregate Fair Market Value of the Shares (determined on the Grant Date) with respect to the Current Grant and all Incentive Stock Options previously granted under the Plan and any Other Plans that are exercisable for the first time during a Year (“Prior Grants”) would exceed the $100,000 Limit, be, as to the portion in excess of the $100,000 Limit, exercisable as a separate Non-Qualified Stock Option at such date or dates as are provided in the Current Grant;

(f) shall require the Grantee to notify the Committee of any disposition of any Shares delivered pursuant to the exercise of the Incentive Stock Option under the circumstances described in Code Section 421(b) (relating to holding periods and certain disqualifying dispositions) (“Disqualifying Disposition”), within ten (10) days of such a Disqualifying Disposition;

(g) shall, by its terms, not be assignable or transferable other than by will or the laws of descent and distribution and may be exercised, during the Grantee’s lifetime, only by the Grantee; provided, however, that the Grantee may, to the extent provided in the Plan in any manner specified by the Committee, designate in writing a Beneficiary to exercise his or her Incentive Stock Option after the Grantee’s death; and

(h) shall, if such Option nevertheless fails to meet the foregoing requirements, or otherwise fails to meet the requirements of Code Section 422 for an Incentive Stock Option, be treated for all purposes of the Plan as a Non-Qualified Stock Option.

For purposes of this Section 6.5, “Subsidiary Corporation” means a corporation other than the Company in an unbroken chain of corporations beginning with the Company if, at the time of granting the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. Notwithstanding the foregoing and Sections 3.2(p) and 14.2, the Committee may, without the consent of the Grantee, at any time before the exercise of an Option (whether or not an Incentive Stock Option), take any action necessary to prevent such Option from being treated as an Incentive Stock Option.

6.6. Exercise and Payment.

(a) Except as may otherwise be provided by the Committee in an Award Agreement, an Option shall be exercised by the delivery of a written notice (“Notice”) to the Company setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment (including any applicable tax withholding) for the Shares made by any one or more of the following means on the Exercise Date (or such other date as may be permitted in writing by the Secretary of the Company):

(i) cash, personal check, money order, cashier’s check, or wire transfer;

(ii) with the approval of the Committee, Shares or Shares of Restricted Stock, each valued at the Fair Market Value of a Share on the Exercise Date; or

(iii) subject to applicable law and the Company’s policies, through the sale of the Shares acquired on exercise of the Option through a broker-dealer to whom the Grantee has submitted an irrevocable notice of exercise and irrevocable instructions to deliver promptly to the Company the amount of sale or loan proceeds sufficient to pay for such Shares, together with, if requested by the Company, the amount of applicable withholding taxes payable by the Grantee by reason of such exercise.

(b) The Committee may, in its discretion, specify that, if any Shares of Restricted Stock (“Tendered Restricted Shares”) are used to pay the Option Price, (i) all the Shares acquired on exercise of the Option shall be subject to the same Restrictions as the Tendered Restricted Shares, determined as of the Exercise Date, or (ii) a number of Shares acquired on exercise of the Option equal to the number of Tendered Restricted Shares shall be subject to the same Restrictions as the Tendered Restricted Shares, determined as of the Exercise Date.

(c) If the Option is exercised as permitted by the Plan by any Person other than the Grantee, the Notice shall be accompanied by documentation as may reasonably be required by the Company, including evidence of authority of such Person or Persons to exercise the Option.

(d) At the time a Grantee exercises an Option or to the extent provided by the Committee in the applicable Award Agreement, in lieu of accepting payment of the Option Price of the Option and delivering the number of Shares of Common Stock for which the Option is being exercised, the Committee (or, if permitted in the applicable Award Agreement, the Grantee) may direct that the Company either (i) pay the Grantee a cash amount, or (ii) issue a lesser number of Shares of Common Stock, in any such case, having a Fair Market Value on the Exercise Date equal to the amount, if any, by which the aggregate Fair Market Value (or such other amount as may be specified in the applicable Award Agreement, in the case of an exercise occurring concurrent with a Change in Control) of the Shares of Common Stock as to which the Option is being exercised exceeds the aggregate Option Price for such Shares, based on such terms and conditions as the Committee shall establish.

6.7. No Dividend Equivalents. For the avoidance of doubt, no Dividend Equivalents shall be granted in connection with an Option.

Section 7. Stock Appreciation Rights

7.1. Grant of SARs. Subject to and consistent with the provisions of the Plan, the Committee, at any time and from time to time, may grant SARs to any Eligible Person on a standalone basis or in tandem with an Option. The Committee may impose such conditions or restrictions on the exercise of any SAR as it shall deem appropriate.

7.2. Award Agreements. Each SAR grant shall be evidenced by an Award Agreement in such form as the Committee may approve, which shall specify the Grant Date, the Strike Price, the Term (which shall be ten (10) years from its Grant Date unless the Committee otherwise specifies a shorter period in the Award Agreement), the number of Shares to which the SAR pertains, the time or times at which such SAR shall be exercisable and such other provisions (including Restrictions) not inconsistent with the provisions of the Plan as shall be determined by the Committee. Notwithstanding the foregoing, the Term of any SAR granted hereunder shall be automatically extended if, absent the extension provided by this sentence, the Term of such SAR would expire at a time when trading by the Grantee in shares of Common Stock is prohibited by law or any applicable insider trading policy of the Company, as determined by the Company’s insider trading compliance officer. Any Term extension pursuant to the preceding sentence shall last until thirty (30) days following the expiration of the trading prohibition described in the preceding sentence.

7.3. Strike Price. The Strike Price of a SAR shall be determined by the Committee in its sole discretion; provided, however, that the Strike Price shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date of the SAR. Subject to the adjustment allowed in Section 4.2, or as otherwise permissible under Section 6.3, neither the Committee nor the Board shall have the authority or discretion to change the Strike Price of any outstanding SAR.

7.4. Vesting. Unless otherwise specified in the applicable Award Agreement, Section 5.3(a) or Section 13 (but subject to Section 5.3(d) and Section 5.3(e)), SARs shall become vested and exercisable as follows (subject to any adjustments as may be permitted pursuant to Section 17.16):

(a) the SAR shall vest with respect to one-third of the Shares to which the SAR pertains on the first anniversary of the Grant Date;

(b) the SAR shall vest with respect to an additional one-third of the Shares to which the SAR pertains on the second anniversary of the Grant Date; and

(c) the SAR shall vest with respect to the remaining Shares to which the SAR pertains on the third anniversary of the Grant Date.

7.5. Exercise and Payment. Except as may otherwise be provided by the Committee in an Award Agreement, SARs shall be exercised by the delivery of a Notice to the Company, setting forth the number of Shares with respect to which the SAR is to be exercised. No payment of a SAR shall be made unless applicable tax withholding requirements have been satisfied in accordance with Section 16.1. Any payment by the Company in respect of a SAR may be made in cash, Shares, other property, or any combination thereof, as the Committee, in its sole discretion, shall determine.

7.6. Grant Limitations. The Committee may at any time impose any other limitations or Restrictions upon the exercise of SARs that it deems necessary or desirable in order to achieve desirable tax results for the Grantee or the Company.

7.7. Dividend Rights. For the avoidance of doubt, no Dividend Equivalents shall be granted in connection with an Option.

Section 8. Restricted Stock

8.1. Grant of Restricted Stock. Subject to and consistent with the provisions of the Plan, the Committee, at any time and from time to time, may grant Restricted Stock to any Eligible Person in such amounts as the Committee shall determine.

8.2. Award Agreement. Each grant of Restricted Stock shall be evidenced by an Award Agreement that shall specify the Restrictions, the number of Shares subject to the Restricted Stock Award, and such other provisions not inconsistent with the provisions of the Plan as the Committee shall determine. The Committee may impose such Restrictions on any Award of Restricted Stock as it deems appropriate, including time-based Restrictions, Restrictions based upon the achievement of specific Performance Goals, Restrictions based on the occurrence of a specified event, Restrictions under applicable laws or pursuant to a regulatory entity with authority over the Company or a Subsidiary, and/or a combination of any of the foregoing.

8.3. Consideration for Restricted Stock. The Committee shall determine the amount, if any, that a Grantee shall pay for Restricted Stock.

8.4. Vesting. Subject to Section 5.3(d) and Section 5.3(e), unless otherwise specified in the applicable Award Agreement, Section 5.3(b) or Section 13 (but subject to Section 5.3(e)), a Restricted Stock Award shall become fully vested on the third anniversary of the Grant Date.

8.5. Effect of Forfeiture. If Restricted Stock is forfeited, and if the Grantee was required to pay for such Shares of Restricted Stock or acquired such Shares upon the exercise of an Option, the Grantee shall be deemed to have resold such Restricted Stock to the Company at a price equal to the lesser of (a) the amount paid by the Grantee for such Restricted Stock or the Option Price, as applicable, and (b) the Fair Market Value of a Share on the date of such forfeiture. The Company shall pay to the Grantee the deemed sale price as soon as administratively practical following the forfeiture of Restricted Stock. Such Restricted Stock shall cease to be outstanding and shall no longer confer on the Grantee thereof any rights as a stockholder of the Company, from and after the date of the event causing the forfeiture, whether or not the Grantee accepts the Company’s tender of payment for such Restricted Stock.

8.6. Escrow; Legends. The Committee may provide that the certificates for any Restricted Stock (a) shall be held (together with a stock power executed in blank by the Grantee) in escrow or other custodial arrangement by the Secretary of the Company until such Restricted Stock becomes non-forfeitable or vested and transferable, or is forfeited and/or (b) shall bear an appropriate legend restricting the transfer of such Restricted Stock under the Plan. If any Restricted Stock becomes non-forfeitable or vested and transferable, the Company shall cause certificates for such Shares to be delivered without such legend or shall cause a release of restrictions on a book-entry account maintained by the Company’s transfer agent.

8.7. Stockholder Rights in Restricted Stock. Restricted Stock, whether held by a Grantee or in escrow or other custodial arrangement by the Secretary of the Company, shall confer on the Grantee all rights of a stockholder of the Company, except as otherwise provided in the Plan or Award Agreement. At the time of a grant of Restricted Stock, the Committee may require the payment of cash dividends thereon to be deferred and, if the Committee so determines, reinvested in additional Shares of Restricted Stock. Stock dividends and deferred cash dividends issued with respect to Restricted Stock shall be subject to the same Restrictions and other terms (including forfeiture) as apply to the Shares of Restricted Stock with respect to which such dividends are issued. The Committee may, in its discretion, provide for payment of interest on deferred cash dividends.

Section 9. Restricted Stock Units

9.1. Grant of Restricted Stock Units. Subject to and consistent with the provisions of the Plan and applicable requirements of Code Sections 409A(a)(2), (3) and (4), the Committee, at any time and from time to time, may grant Restricted Stock Units to any Eligible Person, in such amount and upon such terms as the Committee shall determine. A Grantee shall have no stockholder voting rights with respect to Restricted Stock Units.

9.2. Award Agreement. Each grant of Restricted Stock Units shall be evidenced by an Award Agreement that shall specify the Restrictions, the number of Shares subject to the Restricted Stock Units granted, and such other provisions not inconsistent with the Plan or Code Section 409A as the Committee shall determine. The Committee may impose such Restrictions on Restricted Stock Units as it deems appropriate, including time-based Restrictions, Restrictions based on the achievement of specific Performance Goals, Restrictions based on the occurrence of a specified event, or Restrictions under securities laws or pursuant to a regulatory entity with authority over the Company or a Subsidiary, and/or a combination of any of the above.

9.3. Vesting. Unless otherwise specified in the applicable Award Agreement, Section 5.3(b) or Section 13 (but subject to Section 5.3(d) and Section 5.3(e)), Restricted Stock Units shall become fully vested on the third anniversary of the Grant Date.

9.4. Crediting Restricted Stock Units. The Company shall establish an account (“RSU Account”) on its books for each Eligible Person who receives a grant of Restricted Stock Units. Restricted Stock Units shall be credited to the Grantee’s RSU Account as of the Grant Date of such Restricted Stock Units. RSU Accounts shall be maintained for recordkeeping purposes only, and the Company shall not be obligated to segregate or set aside assets representing securities or other amounts credited to RSU Accounts. The obligation to make distributions of securities or other amounts credited to RSU Accounts shall be an unfunded, unsecured obligation of the Company.

(a) Crediting of Dividend Equivalents. Except as otherwise provided in an Award Agreement, whenever dividends are paid or distributions made with respect to Shares, Dividend Equivalents shall be credited to RSU Accounts on all Restricted Stock Units credited thereto as of the record date for such dividend or distribution. Such Dividend Equivalents shall be credited to the RSU Account in the form of additional Restricted Stock Units in a number of Shares determined by dividing the aggregate value of such Dividend Equivalents by the Fair Market Value of a Share on the payment date of such dividend or distribution.

(b) Settlement of RSU Accounts. Except as otherwise provide in an Award Agreement, the Company shall settle an RSU Account by delivering to the holder thereof (which may be the Grantee or his or her Beneficiary, as applicable) a number of Shares equal to the whole number of Restricted Stock Units then credited to the Grantee’s RSU Account (or a specified portion in the event of any partial settlement); provided, however, that, unless otherwise determined by the Committee, any fractional Shares underlying Restricted Stock Units remaining in the RSU Account on the Settlement Date shall either be forfeited or distributed in cash in an amount equal to the Fair Market Value of one Share as of the Settlement Date multiplied by the remaining fractional Restricted Stock Unit, as determined by the Committee. Unless otherwise provided in an Award Agreement, the Settlement Date for all Restricted Stock Units credited to a Grantee’s RSU Account shall be as soon as administratively practical following the date on which Restrictions applicable to an Award of Restricted Stock Units have lapsed, but in no event shall such Settlement Date be later than March 15 of the Year following the Year in which the Restrictions applicable to an Award of Restricted Stock Units have lapsed. Unless otherwise provided in an Award Agreement, in the event of a Grantee’s Termination of Service prior to the lapse of such Restrictions, such Grantee’s Restricted Stock Units shall be immediately cancelled and forfeited to the Company.

Section 10. Deferred Stock

10.1. Grant of Deferred Stock. Subject to and consistent with the provisions of the Plan and applicable requirements of Code Sections 409A(a)(2), (3), and (4), the Committee, at any time and from time to time, may grant Deferred Stock to any Eligible Person in such number, and upon such terms, as the Committee, at any time and from time to time, shall determine (including, to the extent allowed by the Committee, grants at the election of a Grantee to convert Shares to be acquired upon lapse of Restrictions on Restricted Stock or Restricted Stock Units into such Deferred Stock). A Grantee shall have no voting rights in Deferred Stock.

10.2. Award Agreement. Each grant of Deferred Stock shall be evidenced by an Award Agreement that shall specify the number of Shares underlying the Deferred Stock subject to an Award, the Settlement Date such Shares of Deferred Stock shall be settled and such other provisions as the Committee shall determine that are in accordance with the Plan and Code Section 409A.

10.3. Deferred Stock Elections.

(a) Making of Deferral Elections. If and to the extent permitted by the Committee, an Eligible Person may elect (a “Deferral Election”), at such times and in accordance with rules and procedures adopted by the Committee (which shall comport with Code Section 409A), to receive all or any portion of such Eligible Person’s salary, bonus (including, for the avoidance of doubt, bonuses paid under another plan of the Company) and/or cash retainer (in the case of a director) (including any cash or Share Award, other than Options or SARs) either in the form of a number of shares of Deferred Stock equal to the quotient of the amount of salary, bonus and/or cash retainer or other permissible Award to be paid in the form of Deferred Stock divided by the Fair Market Value of one Share on the date such salary, bonus, cash retainer or other such Award would otherwise be paid in cash or distributed in Shares or pursuant to such other terms and conditions as the Committee may determine. The Grant Date for an Award of Deferred Stock made pursuant to a Deferral Election shall be the date the deferrable amount subject to a Deferral Election would otherwise have been paid to the Grantee in cash or Shares.

(b) Timing of Deferral Elections. An initial Deferral Election must be filed with the Company (pursuant to procedures established by the Committee) no later than (i) December 31 of the Year preceding the Year in which the amounts subject to the Deferral Election would otherwise be earned, or (ii) only in the first year of eligibility for participation in the Plan, within thirty (30) days of first becoming eligible for such participation, subject in each case to such restrictions and advance filing requirements as the Company may impose. A Deferral Election shall be irrevocable as of the filing deadline, unless the Company has specified an earlier time at which it shall be irrevocable. Each Deferral Election shall remain in effect with respect to subsequently earned amounts unless the Eligible Person revokes or changes such Deferral Election. Any such revocation or change shall have prospective application only and must be made at a time at which a subsequent Deferral Election is permitted.

(c) Subsequent Deferral Elections. A Deferral Election (other than an initial Deferral Election) made with respect to a Deferred Compensation Award must meet the timing requirements for a subsequent deferral election as specified in Treasury Regulations Section 1.409A-2(b).

10.4. Deferral Account.

(a) Establishment of Deferral Accounts. The Company shall establish an account (“Deferral Account”) on its books for each Eligible Person who receives a grant of Deferred Stock or makes a Deferral Election. Deferred Stock shall be credited to the Grantee’s Deferral Account as of the Grant Date of such Deferred Stock. Deferral Accounts shall be maintained for recordkeeping purposes only, and the Company shall not be obligated to segregate or set aside assets representing securities or other amounts credited to Deferral Accounts. The obligation to make distributions of securities or other amounts credited to Deferral Accounts shall be an unfunded, unsecured obligation of the Company.

(b) Crediting of Dividend Equivalents. Except as otherwise provided in an Award Agreement, whenever dividends are paid or distributions made with respect to Shares, Dividend Equivalents shall be credited to Deferral Accounts on all Deferred Stock credited thereto as of the record date for such dividend or distribution. Such Dividend Equivalents shall be credited to the Deferral Account in the form of additional Deferred Stock in a number determined by dividing the aggregate value of such Dividend Equivalents by the Fair Market Value of a Share at the payment date of such dividend or distribution.

(c) Settlement of Deferral Accounts. The Company shall settle a Deferral Account by delivering to the holder thereof (which may be the Grantee or his or her Beneficiary, as applicable) a number of Shares equal to the number of Shares of Deferred Stock then credited to the Grantee’s Deferral Account (or a specified portion in the event of any partial settlement); provided, however, that, unless otherwise determined by the Committee, any fractional Shares of Deferred Stock remaining in the Deferral Account on the Settlement Date shall either be forfeited or distributed in cash in an amount equal to the Fair Market Value of a Share as of the Settlement Date multiplied by the remaining fractional Share, as determined by the Committee. The Settlement Date for all Deferred Stock credited in a Grantee’s Deferral Account shall be determined in accordance with Code Section 409A and shall be specified in the applicable Award Agreement or Deferral Election. The Settlement Date for Deferred Stock, as may be permitted by the Committee in its discretion and as specified in the Award Agreement or Deferral Election, is limited to one or more of the following events: (i) a specified date within the meaning of Treasury Regulations Section 1.409A-3(i)(1), (ii) a Change in Control, (iii) the Grantee’s Termination of Service, (iv) the Grantee’s death, (v) the Grantee’s Disability, or (vi) an “unforeseeable emergency” of the Grantee (or his or her dependent) as provided in Treasury Regulations Section 1.409A-3(i)(3).

Section 11. Performance Units

11.1. Grant of Performance Units. Subject to and consistent with the provisions of the Plan, Performance Units may be granted to any Eligible Person in such number and upon such terms, and at any time and from time to time, as shall be determined by the Committee. Performance Units shall be evidenced by an Award Agreement in such form as the Committee may approve, which shall contain such terms and conditions not inconsistent with the provisions of the Plan as shall be determined by the Committee.

11.2. Value/Performance Goals. The Committee shall set Performance Goals in its discretion which, depending on the extent to which they are met during a Performance Period, will determine the number or value of Performance Units that will be paid to the Grantee at the end of the Performance Period. Each Performance Unit shall have an initial or target value that is established by the Committee at the time of grant. The Performance Goals for Awards of Performance Units may be set by the Committee at threshold, target and/or maximum performance levels, with the number or value of the Performance Units payable directly correlated to the degree of attainment of the various performance levels during the Performance Period. Unless otherwise provided in an Award Agreement, no payment shall be made with respect to a Performance Unit Award if the threshold performance level is not satisfied. If Performance Goals are attained between the threshold and target performance levels or between the target and maximum performance levels, the number or value of Performance Units under such Award shall be determined by linear interpolation, unless otherwise provided in an Award Agreement.

11.3. Earning of Performance Units. Except as otherwise provided herein, after the applicable Performance Period has ended, the holder of Performance Units shall be entitled to payment based on the level of achievement of Performance Goals set by the Committee and as described in Section 11.2. If the Performance Unit is intended to comply with the Performance-Based Exception, the Committee shall certify the level of achievement of the performance goals in writing before the Award is settled. At the discretion of the Committee, the Award Agreement may specify that an Award of Performance Units is payable in cash, shares of Common Stock, Restricted Stock or Restricted Stock Units.

11.4. Adjustment on Change of Position. If a Grantee is promoted, demoted or transferred to a different business unit of the Company during a Performance Period, then, to the extent the Committee determines that the Award, the Performance Goals or the Performance Period is no longer appropriate, the Committee may adjust, change, eliminate or cancel the Award, the Performance Goals and/or the applicable Performance Period, as it deems appropriate in order to make them appropriate and comparable to the initial Award, the Performance Goals or the Performance Period.

11.5. Dividend Rights. At the discretion of the Committee, a Grantee may be entitled to receive any dividends or Dividend Equivalents declared with respect to Shares deliverable in connection with grants of Performance Units which have been earned, but not yet delivered to the Grantee.

Section 12. Dividend Equivalents

The Committee is authorized to grant Awards of Dividend Equivalents alone or in conjunction with other Awards (other than Options and SARs), on such terms and conditions as the Committee shall determine in accordance with the Plan and Code Section 409A. Unless otherwise provided in the Award Agreement or in Section 9 and Section 10 of the Plan, Dividend Equivalents shall be paid immediately when accrued and, in no event, later than March 15 of the Year following the Year in which such Dividend Equivalents accrue. Unless otherwise provided in the Award Agreement or in Section 9 or Section 10 of the Plan, if the Grantee incurs a Termination of Service prior to the date such Dividend Equivalents accrue, the Grantee’s right to such Dividend Equivalents shall be immediately forfeited. Notwithstanding the foregoing, no Dividend Equivalents may be paid with respect to unvested Performance Units.

Section 13. Change in Control

13.1. Acceleration of Vesting. Unless a more restrictive vesting provision is set forth in the applicable Award Agreement , upon the occurrence of (a) an event satisfying the definition of “Change in Control” with respect to a particular Award, and (b) during the two (2) year period immediately following such event, an involuntary Termination of Service of a Grantee who holds such Award either (i) by the Grantee for Good Reason, or (ii) by an Employer for a reason other than Cause, then in any such case such Award shall become vested, all Restrictions shall lapse and all Performance Goals shall be deemed to be met at target levels, as applicable; provided that no payment of an Award shall be accelerated to the extent such payment would cause such Award to be subject to the adverse consequences described in Code Section 409A. The Committee may, in its discretion, include such further provisions and limitations in any Award Agreement as it may deem desirable.

13.2. Special Treatment In the Event of a Change in Control. In order to maintain the Grantee’s rights with respect to an Award upon the occurrence of a Change in Control in which such award is assumed by the acquiring or surviving entity, the Committee shall either (a) make such adjustment to any such Award then outstanding as the Committee deems appropriate to reflect such Change in Control; or (b) cause any such Award to be substituted for new rights, by the acquiring or surviving entity after such Change in Control. In order to maintain the Grantee’s rights with respect to an Award upon the occurrence of a Change in Control in which such award is not to be assumed by the acquiring or surviving entity, the Committee shall cause such Award to be settled based on the price paid per Share as part of the transaction which constitutes the Change in Control. To the extent Options and SARs will not be assumed in connection with a Change in Control and the Option Price or Strike Price, as applicable, exceeds the price paid per Share as part of the transaction which constitutes the Change in Control, such Options and SARs shall be cancelled in connection with such Change in Control.

Section 14. Amendments and Termination

14.1. Amendment and Termination.

(a) Subject to Section 14.2, the Board may at any time amend, alter, suspend, discontinue or terminate the Plan in whole or in part without the approval of the Company’s stockholders, provided that (i) any amendment shall be subject to the approval of the Company’s stockholders if such approval is required by any federal or state law or regulation or any stock exchange or market on which the Shares may then be listed or quoted (either on its own or in order to maintain the intended tax, legal and accounting treatment), and (ii) no Plan amendment or termination shall accelerate the timing of any payments that constitute non-qualified deferred compensation under Code Section 409A so as to result in adverse tax consequences to any Grantee under Code Section 409A.

(b) Subject to Section 14.2, the Committee may amend the terms of any Award Agreement, prospectively or retroactively, in accordance with the terms of the Plan.

14.2. Previously Granted Awards. Except as otherwise specifically provided in the Plan (including Sections 3.2(m), 3.2(p), 5.5, 14.1, this Section 14.2, and Section 18.6) or an Award Agreement, no termination, amendment or modification of the Plan shall adversely affect in any material respect the rights of any Grantee under any Award previously granted under the Plan or an Award Agreement without the written consent of the Grantee of such Award. Notwithstanding the foregoing, the Board or the Committee (as applicable) shall have the authority to amend the Plan and outstanding Awards to the extent necessary or advisable to account for changes in applicable law, regulations, rules or other regulatory requirements without any Grantee’s consent.

Section 15. Beneficiary Designation

Each Grantee under the Plan may, from time to time, name any Beneficiary or Beneficiaries (who may be named contingently or successfully) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Grantee, shall be in a form prescribed by the Company, and will be effective only when filed by the Grantee in writing with the Company during the Grantee’s lifetime. In the absence of any such designation, the Grantee’s estate shall be the Grantee’s Beneficiary.

Section 16. Withholding

16.1. Required Withholding.

(a) The Committee in its sole discretion may provide that when taxes are to be withheld in connection with the exercise of an Option or a SAR, upon the lapse of Restrictions on an Award or upon payment of any benefit or right under the Plan (the Exercise Date or the date such Restrictions lapse or such payment of any other benefit or right occurs being hereinafter referred to as the “Tax Date”), the Grantee may be required or may be permitted to elect to make, payment for the withholding of federal, state and local taxes, including Social Security and Medicare (FICA) taxes, by one or a combination of the following methods:

(i) payment of an amount in cash equal to the amount to be withheld;

(ii) requesting the Company to withhold from those Shares that would otherwise be received upon exercise of an Option or a SAR, upon the lapse of Restrictions on, or upon settlement of, any other Award, a number of Shares having a Fair Market Value on the Tax Date equal to the amount to be withheld; or

(iii) withholding from any compensation otherwise due and payable to the Grantee at such time.

The tax withholding upon exercise of an Option or an SAR or in connection with the payment or settlement of any other Award to be satisfied by withholding Shares, cash or other property granted pursuant to an Award shall not exceed the minimum amount of taxes required or permitted to be withheld under federal, state and local law. Unless the Grantee elects otherwise with the permission of the Committee, then as of the Tax Date, the Company shall satisfy all withholding requirements pursuant to clause (ii) above. Unless otherwise permitted by the Company, an election by a Grantee under this Section 16.1 is irrevocable. Unless otherwise determined by the Company, any fractional share amount shall be reserved by the Company and used to satisfy other withholding obligations of the Grantee. Any additional withholding not paid by the withholding or surrender of Shares must be paid in cash by the Grantee.

(b) Any Grantee who makes a Disqualifying Disposition (as defined in Section 6.5(f)) or an election under Code Section 83(b) shall remit to the Company an amount sufficient to satisfy all resulting tax withholding requirements in the same manner as set forth in Section 16.1(a).

(c) No Award shall be settled, whether in cash or in Shares, unless the applicable tax withholding requirements have been met to the satisfaction of the Committee.

16.2. Notification under Code Section 83(b). If the Grantee, in connection with the exercise of any Option, or the grant of Restricted Stock, makes the election permitted under Code Section 83(b) to include in such Grantee’s gross income in the year of transfer the amounts specified in Code Section 83(b), then such Grantee shall notify the Company of such election within ten (10) days of filing the notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under Code Section 83(b). The Committee may, in connection with the grant of an Award or at any time thereafter, prohibit a Grantee from making the election described above.

Section 17. General Provisions

17.1. Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware, other than its law respecting choice of laws, and applicable federal law. Venue shall be in, and subject to the jurisdiction of, the courts of the State of Delaware or a Federal Court located in the State of Delaware (as may be appropriate).

17.2. Severability. If any provision of the Plan or any Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, it shall be stricken and the remainder of the Plan and any such Award shall remain in full force and effect.

17.3. Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

17.4. Requirements of Law. The granting of Awards and the delivery of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges or markets as may be required. Notwithstanding any provision of the Plan or any Award Agreement, Grantees shall not be entitled to exercise, or receive benefits under, any Award, and the Company (or any Subsidiary) shall not be obligated to deliver any Shares or deliver benefits to a Grantee, if such exercise or delivery would constitute a violation by the Grantee, the Company or a Subsidiary of any applicable law or regulation.

17.5. Securities Law Compliance. If the Committee deems it necessary to comply with any applicable securities law, or the requirements of any securities exchange or market upon which Shares may be listed, the Committee may impose any restriction on Awards or Shares acquired pursuant to Awards under the Plan as it may deem advisable. All evidence of Share ownership delivered pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations or other requirements of the SEC, any securities exchange or market upon which Shares are then listed, and any applicable securities law. If so requested by the Company, the Grantee shall make a written representation and warranty to the Company that he or she will not sell or offer to sell any Shares unless a registration statement shall be in effect with respect to such Shares under the Securities Act of 1933, as amended, and any applicable state securities law or unless he or she shall have furnished to the Company an opinion of counsel, in form and substance satisfactory to the Company, that such registration is not required.

If the Committee determines that the exercise or non-forfeitability of, or delivery of benefits pursuant to, any Award would violate any applicable provision of securities laws or the listing requirements of any securities exchange or market on which any of the Company’s equity securities are listed or quoted, then the Committee may postpone any such exercise, non-forfeitability or delivery to comply with all such provisions at the earliest practicable date.

17.6. Code Section 409A. To the extent applicable and notwithstanding any other provision of the Plan, the Plan and Award Agreements hereunder shall be administered, operated and interpreted in accordance with Code Section 409A, including, any regulations or other guidance that may be issued after the date on which the Board approves the Plan; provided, however, that, in the event that the Committee determines that any amounts payable hereunder may be taxable to a Grantee under Code Section 409A prior to the payment and/or delivery to such Grantee of such amount, the Company may (a) adopt such amendments to the Plan and related Award, and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder, and/or (b) take such other actions as the Committee determines necessary or appropriate to comply with or exempt the Plan and/or Awards from the requirements of Code Section 409A. The Company and its Subsidiaries make no guarantees to any Person regarding the tax treatment of Awards or payments made under the Plan, and, notwithstanding the above provisions and any agreement or understanding to the contrary, if any Award, payments or other amounts due to a Grantee (or his or her Beneficiaries, as applicable) results in, or causes in any manner, the application of any adverse tax consequence under Code

Section 409A or otherwise to be imposed, then the Grantee (or his or her Beneficiaries, as applicable) shall be solely liable for the payment of, and the Company and its Subsidiaries shall have no obligation or liability to pay or reimburse (either directly or otherwise) the Grantee (or his or her Beneficiaries, as applicable) for, any such adverse tax consequences. In the case of any Deferred Compensation Award (in addition to Deferred Stock), the provisions of Section 10.4 relating to permitted times of settlement shall apply to such Award. If any Deferred Compensation Award is payable to a “specified employee” (within the meaning of Treasury Regulations Section 1.409A-1(i)), then such payment, to the extent payable due to the Grantee’s Termination of Service and not otherwise exempt from Code Section 409A, shall not be paid before the date that is six (6) months after the date of such Termination of Service (or, if earlier, the date of such Grantee’s death).

17.7. Mitigation of Excise Tax. Subject to the last sentence of this Section 17.7, if any payment or right accruing to a Grantee under the Plan (without the application of this Section 17.7), either alone or together with other payments or rights accruing to the Grantee from an Employer (“Total Payments”), would constitute a “parachute payment” (as defined in Code Section 280G), such payments and rights shall be reduced to the largest amount or greatest right that will result in no portion of the amount payable or right accruing under the Plan being subject to an excise tax under Code Section 4999 or being disallowed as a deduction under Code Section 280G. The determination of whether and how any reduction in the rights or payments under the Plan is to apply shall be made by the Committee in good faith after consultation with the Grantee, and such determination shall be conclusive and binding on the Grantee. The Grantee shall cooperate in good faith with the Committee in making such determination and providing the necessary information for this purpose. Unless otherwise provided in an Award Agreement or in an Employment Agreement, the foregoing provisions of this Section 17.7 shall apply with respect to any Person only if, after reduction for any applicable federal excise tax imposed by Code Section 4999 and federal income tax imposed by the Code, the Total Payments accruing to such person would be less than the amount of the Total Payments as reduced, if applicable, under the foregoing provisions of the Plan and after reduction for only federal income taxes. Notwithstanding the foregoing, in the event a Grantee is a party to an Employment Agreement or other agreement with his or her Employer that provides for more favorable treatment for the Grantee regarding Section 280G of the Code, such agreement shall be controlling.

17.8. No Rights as a Stockholder. No Grantee shall have any rights as a stockholder of the Company with respect to any Shares (except as provided in Section 8.7 with respect to Restricted Stock) that may be deliverable upon exercise or payment of such Award until such Shares have been delivered to him or her.

17.9. Awards Not Taken into Account for Other Benefits. Awards shall be special incentive payments to the Grantee and shall not be taken into account in computing the amount of salary or compensation of the Grantee for purposes of determining any pension, retirement, death or other benefit under (a) any pension, retirement, profit-sharing, bonus, insurance or other employee benefit plan of an Employer, except as such plan shall otherwise expressly provide, or (b) any Employment Agreement between an Employer and the Grantee, except as such Employment Agreement shall otherwise expressly provide.

17.10. Employment Agreement Supersedes Award Agreement. In the event a Grantee is a party to an Employment Agreement with the Company or a Subsidiary that provides for vesting or extended exercisability of equity compensation Awards on terms more favorable to the Grantee than the Grantee’s Award Agreement or this Plan, the Employment Agreement shall be controlling; provided, however, that (a) if the Grantee is a Section 16 Person, any terms in the Employment Agreement requiring approval of the Board, its compensation committee, or the Company’s stockholders in order for an exemption from Section 16(b) of the Exchange Act to be available shall have been approved by the Board, its compensation committee, or the stockholders, as applicable, and (b) the Employment Agreement shall not be controlling to the extent the Grantee and Grantee’s Employer agree it shall not be controlling, and (c) an Employment Agreement or modification to an Employment Agreement shall be deemed to modify the terms of any pre-existing Award only if the terms of the Employment Agreement expressly so provide.

17.11. Non-Exclusivity of Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements for employees, officers, directors, consultants and advisors as it may deem desirable.

17.12. No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary and a Grantee or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or such Subsidiary.

17.13. No Right to Continued Employment or Awards. No employee shall have the right to be selected to receive an Award under this Plan or, having been so selected, to be selected to receive a future Award. The grant of an Award shall not be construed as giving a Grantee the right to be retained in the employ of the Company or any Subsidiary or to be retained as an officer or director of, or consultant or advisor to, the Company or any Subsidiary. Further, the Company or a Subsidiary may at any time terminate the employment or service of a Grantee free from any liability, or any claim under, the Plan or any Award Agreement, unless otherwise expressly provided in the Plan or in such Award Agreement.

17.14. Military Service. Awards shall be administered in accordance with Code Section 414(u) and the Uniformed Services Employment and Reemployment Rights Act of 1994.

17.15. Construction. The following rules of construction will apply to the Plan: (a) the word “or” is disjunctive but not exclusive and (b) words in the singular include the plural, words in the plural include the singular, and words in the neuter gender include the masculine and feminine genders and words in the masculine or feminine genders include the opposite gender and the neuter gender. The headings of sections and subsections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control. All references to Sections herein are intended to be references to sections of this Plan, unless otherwise indicated.

17.16. No Fractional Shares. Except as otherwise determined by the Committee, no fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine (a) whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares, (b) whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated or (c) whether and how the number of Shares becoming vested, or the number of Shares in respect of which an Award is becoming vested, shall be adjusted to avoid vesting of, or in respect of, fractional Shares.

17.17. Plan Document Controls. This Plan and each Award Agreement constitute the entire agreement with respect to the subject matter hereof and thereof; provided, however, that in the event of any inconsistency between the Plan and such Award Agreement, the terms and conditions of the Plan shall control.

APPENDIX B

Diamond Resorts International, Inc.

Bonus Compensation Plan

B-i

B-ii

Diamond Resorts International, Inc.

Bonus Compensation Plan

Section 1.

Establishment, Purpose and Duration

1.1. Effective Date and Purpose. Diamond Resorts International, Inc., a Delaware corporation (the “Company”), hereby establishes the Diamond Resorts International, Inc. Bonus Compensation Plan (the “Plan”). The Plan is intended to assist the Company in attracting and retaining exceptionally qualified officers and employees upon whom, in large measure, the sustained progress, growth and profitability of the Company depend, to motivate such persons to achieve short-term and long-term Company goals by providing them with short-term and long-term performance-based incentive compensation, and to help ensure tax-deductibility of performance-based incentive amounts paid to the Company’s officers. The Plan was approved by the Company’s Board of Directors (the “Board”) on March 27, 2015, subject to approval by the Company’s stockholders, and, if approved by stockholders, the Plan shall become effective on May 19, 2015 (the “Effective Date”). Unless and until approved by the Company stockholders, no Awards shall be made under the Plan.

1.2. Duration of the Plan. The Plan shall commence on the Effective Date and shall remain in effect, subject to the right of the Committee to amend or terminate the Plan at any time pursuant to Section 8 hereof, until the date of the first meeting of the Company’s stockholders that occurs in the Year 2020. The expiration or termination of the ability to grant additional awards hereunder, as provided in this Section 1.2 or otherwise, shall not adversely affect any Awards previously granted hereunder.

Section 2.

Definitions

As used in the Plan, in addition to terms elsewhere defined in the Plan, the following terms shall have the meanings set forth below:

2.1. “Award” means any incentive award made hereunder.

2.2. “Award Agreement” means any written agreement, contract or other instrument or document (including a sub-plan or program adopted under this Plan) evidencing any Award granted hereunder between the Company and a Grantee.

2.3. “Beneficiary” means the Person designated to receive Plan benefits, if any, in accordance with Section 9, following a Grantee’s death.

2.4. “Board” has the meaning set forth in Section 1.1.

2.5. “Bonus Opportunity” means a Grantee’s threshold, target and/or maximum bonus opportunity for a Year; provided that such bonus opportunity shall be either (a) to the extent that the Grantee has entered into an Employment Agreement with the Company, the threshold, target and/or maximum bonus levels, if any, specified in such Employment Agreement for such Year based on the Grantee’s base salary in effect on the first day of such Year, or (b) if there is no Employment Agreement in effect between the Company and the Grantee as of the first day of such Year or if the Employment Agreement does not specify such bonus levels, the percentage of such Grantee’s base salary in effect on the first day of such Year (or such later date as such person is designated as a Grantee) or such other amount as determined by the Committee in its sole discretion within the first ninety (90) days of such Year (or before such later date as such person is designated as a Grantee).

2.6. “Cause” means, as determined by the Committee, the occurrence of any one of the following: (a) commission of an act of fraud, embezzlement or other act of dishonesty that would reflect adversely on the integrity, character or reputation of the Company, or that would cause harm to its customer relations, operations or business prospects; (b) breach of a fiduciary duty owed to the Company; (c) violation or threatening to violate a restrictive covenant agreement, such as a non-compete, non-solicit, or non-disclosure agreement, between an Eligible Person and any Employer; (d) unauthorized disclosure or use of confidential information or trade secrets; (e) violation of any lawful policies or rules of the Company, including any applicable code of conduct; (f) commission of criminal activity; (g) failure to reasonably cooperate in any investigation or proceeding concerning the Company; or (h) neglect or misconduct in the performance of the Grantee’s duties and responsibilities; provided that, if curable, such Grantee did not cure such neglect or misconduct within ten (10) days after the Company gave written notice of such neglect or misconduct to such Grantee; provided further, that in the event a Grantee is party to an Employment Agreement that contains a different definition of Cause, the definition of Cause contained in such Employment Agreement shall be controlling.

2.7. “Change in Control” means the occurrence of any one or more of the following: (a) any corporation, person or other entity (other than the Company, a majority-owned subsidiary of the Company or any of its subsidiaries, or an employee benefit plan (or related trust) sponsored or maintained by the Company), including a “group” as provided in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner of stock representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; (b) (i) the consummation of the Company’s consolidation or merger with or into another corporation other than a majority-owned subsidiary of the Company, or the sale, lease, exchange, or other disposition of at least sixty-five percent (65%) of the Company’s assets, and (ii) the persons who were the members of the Board prior to such consummation do not represent a majority of the directors of the surviving, resulting or acquiring entity or parent thereof; (c) the consummation of a plan of liquidation; or (d) within any period of 12 consecutive months, persons who were members of the Board immediately prior to such 12-month period, together with persons who were first elected as directors (other than as a result of any settlement of a proxy or consent solicitation contest or any action taken to avoid such a contest) during such 12-month period by or upon the recommendation of persons who were members of the Board immediately prior to such 12-month period and who constituted a majority of the Board at the time of such election, cease to constitute a majority of the Board. Notwithstanding the foregoing, a Change in Control shall not occur with respect to a Deferred Compensation Award unless such Change in Control constitutes a “change in control event” within the meaning of Treasury Regulations Section 1.409A-3(i)(5).

2.8. “Code” means the Internal Revenue Code of 1986 (and any successor thereto), as amended from time to time. References to a particular section of the Code include references to regulations and rulings promulgated and in effect thereunder and to any successor provisions.

2.9. “Committee” has the meaning set forth in Section 3.1.

2.10. “Company” has the meaning set forth in Section 1.1.

2.11. “Covered Employee” means a Grantee who, as of the last day of the fiscal year in which the value of an Award is includable in income for federal income tax purposes, is one of the group of “covered employees,” within the meaning of Code Section 162(m), with respect to the Company.

2.12. “Deferred Compensation Award” means an Award that is not exempt from Code Section 409A and, thus, could subject the applicable Grantee to adverse tax consequences under Code Section 409A.

2.13. “Effective Date” has the meaning set forth in Section 1.1.

2.14. “Eligible Person” means any officer or employee of an Employer (including leased employees and co-employees with a professional employer organization).

2.15. “Employer” means the Company or any Subsidiary.

2.16. “Employment Agreement” means an employment agreement, offer letter, or other written agreement between an Employer and an Eligible Person which relates to the terms and conditions of such person’s employment with an Employer.

2.17. “Forfeiture Restriction” means a Restriction which causes the relevant Award to be forfeited to the extent such Restriction does not lapse prior to the Termination of Service of the applicable Grantee.

2.18. “Grant Date” means the date on which an Award is granted, which date may be specified in advance by the Committee.

2.19. “Grantee” means an Eligible Person who has been granted an Award.

2.20. “including” or “includes” means “including, but not limited to,” or “includes, but is not limited to,” respectively.

2.21. “Outside Director” means a member of the Board who satisfies the requirements to qualify as an “outside director” under Treasury Regulations Section 1.162-27(e)(3).

2.22. “Performance-Based Exception” means the performance-based exception from the tax deductibility limitations of Code Section 162(m) contained in Code Section 162(m)(4)(C).

2.23. “Performance Goal” means the objective and/or subjective criteria determined by the Committee, the degree of attainment of which will affect the portion of the individual’s Bonus Opportunity potentially payable in respect of an Award. Performance Goals may contain threshold, target and/or maximum levels of achievement.

2.24. “Performance Measures” has the meaning set forth in Section 5.8(a).

2.25. “Performance Period” means that period established by the Committee at the time any Award is granted or at any time thereafter during which any Performance Goals specified by the Committee with respect to such Award are to be measured.

2.26. “Person” means any individual, sole proprietorship, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, institution, public benefit corporation, or other entity or government instrumentality, division, agency, body or department.

2.27. “Plan” has the meaning set forth in Section 1.1 and also includes any appendices and amendments hereto.

2.28. “Restriction” means any restriction on a Grantee’s free enjoyment of rights underlying an Award, including any such restriction as the Committee may impose in the Award Agreement. Restrictions may be based upon the passage of time, the satisfaction of performance criteria and/or the occurrence of one or more events or conditions, and shall lapse separately or in combination upon such conditions and at such time or times, in installments or otherwise, as the Committee shall specify.

2.29. “Share” means a share of the Company’s common stock.

2.30. “Subsidiary” means any Person that directly, or through one (1) or more intermediaries, is controlled by the Company and that would be treated as part of a single controlled group of corporations with the Company under Code Sections 414(b) and 414(c) if the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Code Sections 1563(a)(1), (2) and (3) and Treasury Regulations Section 1.414(c)-2.

2.31. “Termination of Service” means: (a) with respect to awards other than Deferred Compensation Awards, the first day on which (i) an individual is for any reason no longer providing services to an Employer as an officer or employee, or (ii) with respect to an individual who is an officer or employee of a Subsidiary, such entity ceases to be a Subsidiary of the Company and such individual is no longer providing services to the Company or another Subsidiary as an officer or employee; or (b) with respect to Deferred Compensation Awards, a “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h) occurs.

2.32. “Total Payments” has the meaning set forth in Section 10.8.

2.33. “Year” means a calendar year.

Section 3.

Administration

3.1. Committee. Subject to Section 3.2, the Plan shall be administered by the Compensation Committee of the Board or the Board or such other committee of the Board as determined by the Board (in either case, the “Committee”). The members of the Committee shall be appointed by the Board from time to time and may be removed by the Board from time to time. With respect to Awards that are intended to satisfy the Performance-Based Exception, the Committee shall consist of two or more directors of the Company, all of whom qualify as Outside Directors. The number of members of the Committee shall from time to time be increased or decreased to the extent the Board deems appropriate.

3.2. Powers of the Committee. Subject to and consistent with the provisions of the Plan, the Committee shall have full power and authority and sole discretion as follows:

(a) to determine when, to whom (i.e., what Eligible Persons) and in what types and amounts Awards should be granted;

(b) to grant Awards to Eligible Persons in any number, and to determine the terms and conditions applicable to each Award, including (in each case, based on such considerations as the Committee shall determine) conditions intended to comply with Code Section 409A, the amount to which an Award will relate, any limitation or Restriction, any schedule for or performance conditions relating to the earning of the Award or the lapse of limitations, forfeiture provisions, restrictive covenants, any Performance Goals, including those relating to the Company and/or a Subsidiary and/or any division thereof and/or an individual, and/or vesting based on the passage of time, satisfaction of performance criteria or the occurrence of one or more events or conditions;

(c) to determine the benefit (including any Bonus Opportunity) payable under any Award and to determine whether any performance or vesting conditions, including Performance Measures and Performance Goals, have been satisfied;

(d) to determine whether or not specific Awards shall be granted in conjunction with other specific Awards;

(e) to determine the term of any Award, as applicable;

(f) to determine whether, to what extent and under what circumstances an Award may be accelerated, vested, canceled, forfeited or surrendered (each in accordance with the terms and requirements of the Plan) or any terms of the Award may be waived, and to accelerate or waive any or all of the terms and conditions applicable to, any Award or any group of Awards for any reason and at any time or to extend the period subsequent to a Termination of Service within which an Award may continue to vest;

(g) to determine with respect to Awards, whether, to what extent and under what circumstances amounts payable with respect to an Award will be deferred, either at the election of the Grantee or if and to the extent specified in the Award Agreement automatically or at the election of the Committee (for purposes of limiting any loss of deductibility pursuant to Code Section 162(m) or otherwise) and to provide for the payment of interest or other rate of return determined with reference to a predetermined actual investment or independently set interest rate, or with respect to other bases permitted under Code Section 162(m), Code Section 409A or otherwise, for the period of any delay or deferral in payment of an Award;

(h) to make such adjustments or modifications to Awards to Grantees who are working outside the United States as are advisable to fulfill the purposes and intent of this Plan or to comply with applicable local law and to establish sub-plans for Eligible Persons outside the United States with such provisions as are consistent with the purposes and intent of this Plan as may be suitable in other jurisdictions;

(i) to determine whether and under what circumstances a Grantee has incurred a Termination of Service (e.g., whether Termination of Service was for Cause);

(j) to determine whether an Award is intended to satisfy the Performance-Based Exception; provided that Awards granted hereunder are presumed to be intended to satisfy the Performance-Based Exception unless the Committee specifically determines otherwise;

(k) to make, amend, suspend, waive and rescind rules and regulations relating to the Plan;

(l) without the consent of the Grantee, to make adjustments in the terms and conditions of, and the criteria in, Awards in recognition of unusual or non-recurring events (including events described in Section 4.1) affecting an Employer or the financial statements of an Employer, or in response to changes in applicable laws, regulations or accounting principles; provided that in no event shall such adjustment increase the value of an Award for a person expected to be a Covered Employee for whom the Committee continues to desire to have the Performance-Based Exception apply;

(m) to appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

(n) to determine the terms and conditions of all Award Agreements applicable to Grantees (which need not be identical) and, with the consent of the applicable Grantee (except as provided in this Section 3.2(n), and Sections 5.5 and 8.2), to amend any such Award Agreement at any time; provided that the consent of the Grantee shall not be required for any amendment (i) that does not materially and adversely affect the rights of the Grantee, (ii) that is necessary or advisable (as determined by the Committee) to carry out the purpose of the Award as a result of any new law or regulation, or a change in an existing law or regulation or interpretation thereof, (iii) to the extent the Award Agreement specifically permits amendment without such consent, or (iv) to the extent such amendment is a termination that is intended to comply with Treasury Regulations Section 1.409A-3(j)(4)(ix);

(o) to impose such additional terms and conditions upon the grant or retention of Awards as the Committee may, before or concurrently with the grant thereof, deem appropriate;

(p) to correct any defect, supply any omission or reconcile any inconsistency, and to construe and interpret the Plan, any rules and regulations adopted hereunder, any Award Agreement or any other instrument entered into or relating to an Award under the Plan; and

(q) to take any other action with respect to any matters relating to the Plan for which it is responsible and to make all other decisions and determinations, including factual determinations, as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

Any action of the Committee with respect to, and taken in accordance with, the Plan shall be final, conclusive and binding on all Persons, including the Company, Subsidiaries, any Grantee, any Eligible Person, any Person claiming any rights under the Plan from or through any Grantee, and stockholders, except to the extent the Committee may subsequently modify, or take further action not consistent with, its prior action. If not specified in the Plan, the time at which the Committee must or may make any determination shall be determined by the Committee, and any such determination may thereafter be modified by the Committee. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. All determinations of the Committee shall be made by a majority of its members.

Section 4 .

Adjustment and Performance-Based Exception

4.1. Adjustments in Authorized Shares and Awards.

(a) In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, or other securities or property), stock split or combination, forward or reverse merger, reorganization, subdivision, consolidation or reduction of capital, recapitalization, consolidation, scheme of arrangement, split-up, spin-off or combination involving the Company or repurchase or exchange of Shares, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust the Performance Goals and Bonus Opportunities applicable to an Award.

(b) Notwithstanding Section 4.1(a), (i) any adjustments made pursuant to Section 4.1(a) shall be made in such a manner so that, to the extent reasonably possible without increasing the liability of the Company, after such adjustment, Awards continue not to be non-qualified deferred compensation subject to Code Section 409A (or if such Awards are already subject to Code Section 409A, so as not to give rise to adverse tax consequences thereunder), and (ii) in no event shall such adjustment increase the value of an Award for a person expected to be a Covered Employee for whom the Committee continues to desire to have the Performance-Based Exception apply.

Section 5.

Eligibility and General Conditions of Awards

5.1. Eligibility. The Committee may in its discretion grant Awards to any Eligible Person, whether or not he or she has previously received an Award.

5.2. Award Agreement. To the extent not set forth in the Plan, the terms and conditions of each Award shall be set forth in an Award Agreement.

5.3. General Terms and Termination of Service. Except as provided in an Award Agreement or as otherwise provided below in this Section 5.3, all Awards that remain subject to Forfeiture Restrictions or that are not otherwise vested at the time of a Termination of Service shall be cancelled and forfeited to the Company. Notwithstanding anything to the contrary in the Plan, the Committee may in its sole discretion as to all or part of any Award to any Grantee, at the time an Award is granted or thereafter, (i) determine that some or all Awards by such Grantee shall become vested or Restrictions shall lapse during employment or upon a Termination of Service, (ii) determine that some or all Awards held by such Grantee shall continue to become vested, in full or in installments, or Restrictions shall continue to lapse, after a Termination of Service, or (iii) provide that any Award shall, in whole or in part, not be forfeited upon a Termination of Service. Notwithstanding the foregoing, to the extent a Grantee is subject to an Employment Agreement that requires treatment of such Grantee’s performance bonus in the event of such Grantee’s Termination of Service that is different than the treatment otherwise required by this Section 5.3, the terms of such Employment Agreement shall control.

5.4. Non-transferability of Awards.

(a) Each Award and each right under any Award shall be payable only to the Grantee during the Grantee’s lifetime, or, if permissible under applicable law, by the Grantee’s guardian or legal representative.

(b) Nothing herein shall be construed as requiring the Committee to honor the order of a domestic relations court regarding an Award, except to the extent required under applicable law.

5.5. Cancellation and Rescission of Awards. Unless the Award Agreement specifies otherwise, the Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict any unsettled Award at any time if the Grantee is not in compliance with all applicable provisions of the Award Agreement and the Plan, or is in violation of any restrictive covenant or other agreement with an Employer.

5.6. Awards Subject to Applicable Policies. Awards granted pursuant to the Plan and amounts paid hereunder shall be subject to all applicable policies of the Company that relate to recovery of compensation (i.e., clawbacks).

5.7. Compliance With Code Section 162(m).

(a) Section 162(m) Compliance. To the extent the Committee determines that compliance with the Performance-Based Exception is desirable with respect to an Award, Section 5.7 and Section 5.8 shall apply. In the event that changes are made to Code Section 162(m) to permit additional flexibility with respect to any Awards made under the Plan, the Committee may thereafter, subject to this Section 5.7, make any adjustments to outstanding Awards as it deems appropriate.

(b) Annual Individual Limitations. During any Year, no Grantee may be granted Awards that are intended to satisfy the Performance-Based Exception and have a Performance Period with a duration of up to one year, that have an aggregate maximum payout which could exceed $8,000,000. During any Year, no Grantee may be granted Awards that are intended to satisfy the Performance-Based Exception and have a Performance Period with a duration of longer than one Year, that have an aggregate maximum payout which could exceed $8,000,000. For the avoidance of doubt, the annual limits set forth in the preceding two (2) sentences are separate and distinct limits.

(c) Designation of Recipients. The Committee shall designate the individuals eligible to be granted Awards intended to satisfy the Performance-Based Exception. The opportunity to be granted an Award intended to satisfy the Performance-Based Exception shall be evidenced by an Award Agreement in such form as the Committee may approve.

(d) Establishment of Performance Goals. With respect to Awards intended to satisfy the Performance-Based Exception, the Committee shall establish Performance Goals for the applicable Performance Period (which may be the same or different for some or all Eligible Persons) and may establish the threshold, target and/or maximum Bonus Opportunity for each Grantee for the attainment of specified threshold, target and/or maximum Performance Goals. Performance Goals and Bonus Opportunities shall be set forth in the applicable Award Agreement, and may be weighted for different factors and measures as the Committee shall determine. For Awards intended to satisfy the Performance-Based Exception with a Performance Period based on a Year, or a period lasting longer than a year, the establishment required by this Section 5.7(d) shall occur within the first ninety (90) days of such Year or Performance Period, as applicable. For Awards intended to satisfy the Performance-Based Exception with a Performance Period lasting less than a year, the establishment required by this Section 5.7(d) shall occur on or prior to the date that is no later than twenty-five percent (25%) through the duration of the relevant Performance Period.

(e) Committee Certification. Prior to payment of cash in connection with any Award that is intended to satisfy the Performance-Based Exception, the Committee shall determine and certify in writing the degree of attainment of Performance Goals. The Committee reserves the discretion to reduce (but not below zero) the amount of an individual’s payment below the amount that might otherwise be due based on the degree of attainment of Performance Goals. The determination of the Committee to reduce (or not pay) an individual shall not affect the maximum amount payable to any other individual. No amount shall be payable in respect of an Award intended to qualify for the Performance-Based Exception unless at least the established threshold Performance Goal (if any) is attained.

5.8. Performance Based Exception Under Section 162(m).

(a) Performance Measures. Subject to Section 5.8(b), unless and until the Committee proposes for stockholder vote and the stockholders approve a change in the general measures set forth in this

Section 5.8(a), for Awards designed to qualify for the Performance-Based Exception, the objective performance criteria shall be based upon one or more of the following (each a “Performance Measure”):

(i) Earnings before any or all of interest, tax, depreciation or amortization (actual and adjusted and either in the aggregate or on a per-Share basis);

(ii) Net income or loss (either in the aggregate or on a per-Share basis);

(iii) Operating profit;

(iv) Cash flow (either in the aggregate or on a per-Share basis);

(v) Free cash flow (either in the aggregate on a per-Share basis);

(vi) Costs;

(vii) Revenues;

(viii) Management and member service revenues;

(ix) Vacation interest sales;

(x) Club revenues;

(xi) Measures of guest satisfaction;

(xii) Reductions in expense levels;

(xiii) Operating and maintenance cost management and employee productivity;

(xiv) Share price or total stockholder return (including growth measures and total stockholder return (on an absolute or relative basis) or attainment by the Shares of a specified value for a specified period of time);

(xv) Net economic value;

(xvi) Economic value added;

(xvii) Strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market share, market penetration, geographic business expansion goals, objectively identified project milestones, return on assets, return on equity, return on capital, return on investment, cost targets and goals relating to acquisitions or divestitures; and

(xviii) Debt ratings, debt leverage and debt service;

provided that applicable Performance Measures may be applied on a pre- or post-tax basis; and provided further that the Committee may, on the Grant Date of an Award intended to comply with the Performance-Based Exception, and in the case of other Awards, at any time, provide that the formula for such Award may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts and any unusual, nonrecurring gain or loss.

(b) Flexibility in Setting Performance Measures. The level of performance required with respect to any Performance Measure may be expressed in absolute or relative levels and may be based upon a set increase, set positive result, maintenance of the status quo, set decrease or set negative result. Performance Measures may differ for Awards to different Grantees. The Committee shall specify the weighting (which may be the same or different for multiple objectives) to be given to each performance objective for purposes of determining the final amount payable with respect to any such Award. Any one or more of the Performance Measures may apply to the Grantee, a department, unit, division or function within the Company or any one or more Subsidiaries or the Company as a whole; and may apply either alone or relative to the performance of other businesses or individuals (including industry or general market indices).

(c) Adjustments. The Committee shall have the discretion to adjust the determinations of the degree of attainment of the pre-established performance goals; provided that any Award which is designed to qualify for the Performance-Based Exception may not (unless the Committee determines that it no longer intended to qualify for the Performance-Based Exception) be adjusted upward; and provided further that the Committee shall retain the discretion to adjust any Award downward. The Committee may not delegate any responsibility with respect to any Award intended to qualify for the Performance-Based Exception. All determinations by the Committee as to the achievement of the Performance Measure(s) shall be in writing prior to payment of the Award.

5.9. Changes to Performance Measures. In the event that applicable laws, rules or regulations change to permit Committee discretion to alter the governing Performance Measures without obtaining stockholder approval of such changes, and still qualify for the Performance- Based Exception, the Committee shall have sole discretion to make such changes without obtaining stockholder approval.

5.10. Revocation. The Committee shall have the right, exercisable in its sole discretion, to determine that an Award that was previously intended to satisfy the Performance-Based Exception shall cease to be intended to satisfy the Performance-Based Exception. If the Committee make the determination described in this Section 5.10 with respect to an Award, such determination will not affect the Grantee’s rights with respect to such Award.

Section 6.

Bonuses

6.1. Awards. Subject to and consistent with the provisions of the Plan, Awards may be granted to any Eligible Person in accordance with the provisions of this Section 6. The Committee shall designate the individuals eligible to be granted a Award. In the case of an Award intended to qualify for the Performance-Based Exception, such designation shall comply with the requirements of Sections 5.7 and 5.8 hereof. The opportunity to be granted an Award shall be evidenced by an Award Agreement or in such form as the Committee may approve, which shall specify the individual’s Bonus Opportunity, the Performance Goals, and such other terms not inconsistent with the Plan as the Committee shall determine.

6.2. Determination of Amount of Awards.

(a) Aggregate Maximum. The Committee may establish limitations as to the maximum aggregate amount of Awards payable for any Year or Performance Period.

(b) Establishment of Performance Goals and Bonus Opportunities. The Committee shall establish Performance Goals for the Year or Performance Period (which, in either case, may be the same or different for some or all Eligible Persons) and may establish the threshold, target and/or maximum Bonus Opportunity for each Grantee for the attainment of specified threshold, target and/or maximum Performance Goals. In the case of an Award intended to qualify for the Performance-Based Exception, such establishment shall comply with the requirements of Section 5.7(d) hereof. Performance Goals and Bonus Opportunities may be weighted for different factors and measures as the Committee shall determine.

6.3. Time of Payment of Awards. Except as otherwise set forth in the applicable Award Agreement, Awards shall be paid as soon as administratively practicable after the Committee determines the amount of the Award payable under this Section 6 but not later than two and one-half months after the end of the applicable Year or Performance Period.

6.4. Form of Payment of Awards. An individual’s Award shall be paid in cash, in Shares, in the form of awards under any equity compensation plan maintained by the Company, or in any other form (or any combination of the foregoing) as provided in the Award Agreement or as the Committee may determine.

Section 7.

Change in Control

7.1. Acceleration of Vesting. Unless otherwise provided in the applicable Award Agreement, upon the occurrence of both (a) a Change in Control (as applicable with respect to an Award), and (b) the Grantee’s involuntary Termination of Service (other than due to Cause) that occurs during the twenty-four (24) month period immediately following such Change in Control, such Award shall become vested, all Restrictions shall lapse and all Performance Goals shall be deemed to be met at target levels, as applicable; provided that no payment of an Award shall be accelerated to the extent such payment would cause such Award to be subject to the adverse tax consequences under Code Section 409A. The Committee may, in its discretion, include such further provisions and limitations with respect to a Change in Control in any Award Agreement as it may deem desirable.

7.2. Special Treatment in the Event of a Change in Control . In order to maintain the Grantee’s rights upon the occurrence of any event satisfying the definition of “Change in Control” with respect to an Award, the Committee, as constituted before such event, may, in its sole discretion, as to such Award, either at the time the Award is made hereunder or any time thereafter: (a) make such adjustment to any such Award then outstanding as the Committee deems appropriate to reflect such Change in Control; and/or (b) cause any such Award then outstanding to be assumed, or new rights substituted therefor, by the acquiring or surviving entity after such Change in Control. In order to maintain the Grantee’s rights with respect to an Award upon the occurrence of a Change in Control in which such award is not to be assumed by the acquiring or surviving entity, the Committee shall cause such Award to be settled at the time of the the Change in Control; provided that, unless determined otherwise by the Committee in its sole discretion, no action taken pursuant to this Section 7 shall cause an Award that is intended to satisfy the Performance-Based Exception to fail to satisfy such exception.

7.3. Employment Agreement May Control. Notwithstanding anything in this Section 7 to the contrary, to the extent a Grantee is subject to an Employment Agreement that requires treatment of such Grantee’s performance bonus in the event of Change in Control that is different than the treatment otherwise required by this Sections 7.1 and 7.2, the terms of such Employment Agreement shall control.

Section 8.

Amendments and Termination

8.1. Amendment and Termination.

(a) Subject to Section 8.2, the Board may at any time amend, alter, suspend, discontinue or terminate the Plan in whole or in part without the approval of the Company’s stockholders; provided that (i) any amendment shall be subject to the approval of the Company’s stockholders if such approval is required by any federal or state law or regulation or any stock exchange or market on which the Shares may then be listed or quoted (either on its own or in order to maintain the intended tax, legal and accounting treatment), and (ii) no Plan amendment or termination shall accelerate the timing of any payments that constitute non-qualified deferred compensation to any Grantee under Code Section 409A so as to result in adverse tax consequences under Code Section 409A.

(b) Subject to Section 8.2, the Committee may amend the terms of any Award Agreement, prospectively or retroactively, in accordance with the terms of the Plan; provided that, unless determined otherwise by the Committee in its sole discretion, no action taken pursuant to this Section 8.1(b) shall cause an Award that is intended to satisfy the Performance-Based Exception to fail to satisfy such exception.

8.2. Previously Granted Awards. Except as otherwise specifically provided in the Plan (including Sections 3.2(k), 3.2(n), 5.5, 8.1, this Section 8.2, and Section 10.7) or an Award Agreement, no termination, amendment or modification of the Plan shall adversely affect in any material respect the rights of any Grantee under any Award previously granted under the Plan or an Award Agreement without the written consent of the

Grantee of such Award. Notwithstanding the foregoing, the Board or the Committee (as applicable) shall have the authority to amend the Plan and outstanding Awards to the extent necessary or advisable to account for changes in applicable law, regulations, rules or other regulatory requirements without a Grantee’s consent.

Section 9.

Beneficiary Designation

Each Grantee under the Plan may, from time to time, name any Beneficiary or Beneficiaries (who may be named contingently or successfully) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Grantee, shall be in a form prescribed by the Company, and will be effective only when filed by the Grantee in writing with the Company during the Grantee’s lifetime. In the absence of any such designation, the Grantee’s estate shall be the Grantee’s Beneficiary.

Section 10.

General Provisions

10.1. Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware, other than its law respecting choice of laws, and applicable federal law. Venue shall be in, and subject to the jurisdiction of, the courts of the State of Delaware or a Federal Court located in the State of Delaware (as may be appropriate).

10.2. Severability. If any provision of the Plan or any Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, it shall be stricken and the remainder of the Plan and any such Award shall remain in full force and effect.

10.3. Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

10.4. Requirements of Law. The granting of Awards and the delivery of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges or markets as may be required. Notwithstanding any provision of the Plan or any Award Agreement, a Grantee shall not be entitled receive payment under any Award, and the Company (or any Subsidiary) shall not be obligated to make such payment, if such payment would constitute a violation by the Grantee, the Company or a Subsidiary of any applicable law or regulation.

10.5. Securities Law Compliance. If the Committee deems it necessary to comply with any applicable securities law, or the requirements of any securities exchange or market upon which Shares may be listed, the Committee may impose any restriction on Awards as it may deem advisable. If the Committee determines that the delivery of payment pursuant to any Award would violate any applicable provision of securities laws or the listing requirements of any securities exchange or market on which any of the Company’s equity securities are listed or quoted, then the Committee may postpone any such delivery to comply with all such provisions at the earliest practicable date.

10.6. Required Withholding. The applicable Employer shall withhold from any payments made pursuant to the Plan or any Award Agreement all amounts required to be withheld for tax purposes.

10.7. Code Section 409A. To the extent applicable and notwithstanding any other provision of the Plan, the Plan and Award Agreements hereunder shall be administered, operated and interpreted in accordance with Code Section 409A, including, any regulations or other guidance that may be issued after the date on which the Board approves the Plan; provided that, in the event that the Committee determines that any amounts payable hereunder may be taxable to a Grantee under Code Section 409A prior to the payment and/or delivery to such Grantee of such amount, the Company may (a) adopt such amendments to the Plan and related Award, and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder, and/or (b) take such other actions as the Committee determines necessary or appropriate to comply with or exempt the Plan and/or Awards from the requirements of Code Section 409A. The Company and its Subsidiaries make no guarantees to any Person regarding the tax treatment of Awards or payments made under the Plan, and, notwithstanding the above provisions and any agreement or understanding to the contrary, if any Award, payments or other amounts due to a Grantee (or his or her Beneficiaries, as applicable) results in, or causes in any manner, the application of any adverse tax consequence under Code Section 409A or otherwise to be imposed, then the Grantee (or his or her Beneficiaries, as applicable) shall be solely liable for the payment of, and the Company and its Subsidiaries shall have no obligation or liability to pay or reimburse (either directly or otherwise) the Grantee (or his or her Beneficiaries, as applicable) for, any such adverse tax consequences. If any Deferred Compensation Award is payable to a “specified employee” (within the meaning of Treasury Regulations Section 1.409A-1(i)), then such payment, to the extent payable due to the Grantee’s Termination of Service and not otherwise exempt from Code Section 409A, shall not be paid before the date that is the first day of the seventh month after the date of such Termination of Service (or, if earlier, the date of such Grantee’s death).

10.8. Mitigation of Excise Tax. Subject to the last sentence of this Section 10.8, if any payment or right accruing to a Grantee under the Plan (without the application of this Section 10.8), either alone or together with other payments or rights accruing to the Grantee from an Employer (“Total Payments”), would constitute a “parachute payment” (as defined in Code Section 280G), such payments and rights shall be reduced to the largest amount or greatest right that will result in no portion of the amount payable or right accruing under the Plan being subject to an excise tax under Code Section 4999 or being disallowed as a deduction under Code Section 280G. The determination of whether and how any reduction in the rights or payments under the Plan is to apply shall be made by the Committee in good faith after consultation with the Grantee, and such determination shall be conclusive and binding on the Grantee. The Grantee shall cooperate in good faith with the Committee in making such determination and providing the necessary information for this purpose. Unless otherwise provided in an Award Agreement or in an Employment Agreement, the foregoing provisions of this Section 10.8 shall apply with respect to any Person only if, after reduction for any applicable federal excise tax imposed by Code Section 4999 and federal income tax imposed by the Code, the Total Payments accruing to such person would be less than the amount of the Total Payments as reduced, if applicable, under the foregoing provisions of the Plan and after reduction for only federal income taxes. Notwithstanding the foregoing, in the event a Grantee is a party to an Employment Agreement or other agreement with his or her Employer that provides for more favorable treatment for the Grantee regarding Section 280G of the Code, such agreement shall be controlling.

10.9. Awards Not Taken into Account for Other Benefits. Awards shall be special incentive payments to the Grantee and shall not be taken into account in computing the amount of salary or compensation of the Grantee for purposes of determining any pension, retirement, death or other benefit under (a) any pension, retirement, profit-sharing, bonus, insurance or other employee benefit plan of an Employer, except as such plan shall otherwise expressly provide, or (b) any Employment Agreement between an Employer and the Grantee, except as such Employment Agreement shall otherwise expressly provide.

10.10. Non-Exclusivity of Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements for officers or employees as it may deem desirable. In addition, nothing in this Plan or any Award Agreement shall obligate the Company to cause payments made by any Employer to any Covered Person to satisfy the Performance-Based Exception.

10.11. No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary and a Grantee or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or such Subsidiary.

10.12. No Right to Continued Employment or Awards. No employee shall have the right to be selected to receive an Award under this Plan or, having been so selected, to be selected to receive a future Award. The grant of an Award shall not be construed as giving a Grantee the right to be retained in the employ of the Company or any Subsidiary or to be retained as an officer or employee of the Company or any Subsidiary. Further, the Company or a Subsidiary may at any time terminate the employment of a Grantee free from any liability, or any claim under the Plan or any Award Agreement, unless otherwise expressly provided in the Plan or in such Award Agreement.

10.13. Military Service. Awards shall be administered in accordance with Code Section 414(u) and the Uniformed Services Employment and Reemployment Rights Act of 1994.

10.14. Construction. The following rules of construction will apply to the Plan: (a) the word “or” is disjunctive but not exclusive and (b) words in the singular include the plural, words in the plural include the singular, and words in the neuter gender include the masculine and feminine genders and words in the masculine or feminine genders include the opposite gender and the neuter gender. The headings of sections and subsections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control. All references to Sections herein are intended to be references to sections of this Plan, unless otherwise indicated.

10.15. Plan Document Controls. This Plan and each Award Agreement constitute the entire agreement with respect to the subject matter hereof and thereof; provided that in the event of any inconsistency between the Plan and such Award Agreement, the terms and conditions of the Plan shall control.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet or Telephone – QUICK ««« EASY

IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

DIAMOND RESORTS INTERNATIONAL, INC.	Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on May 18, 2015.
INTERNET/MOBILE – www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.
PHONE – 1 (866) 894-0537 Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.
PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.	MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

▲ FOLD HERE — DO NOT SEPARATE — INSERT IN ENVELOPE PROVIDED ▲

PROXY	Please mark your votes like this	☒

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” EACH OF PROPOSALS 1, 2, 3 AND 5, AND VOTED, ON AN ADVISORY BASIS, FOR “EVERY YEAR” ON PROPOSAL 4 AND IN THE PROXIES’ DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

					FOR	AGAINST	ABSTAIN
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”: 1. Proposal to re-elect each of David F. Palmer, Zachary D. Warren and Richard M. Daley to the Company’s Board of Directors, each for a three-year term expiring at the 2018 Annual Meeting of Stockholders.			2.	Proposal to approve the Diamond Resorts International, Inc. 2015 Equity Incentive Compensation Plan.	☐	☐	☐
					FOR	AGAINST	ABSTAIN
(01) David F. Palmer	FOR all Nominees listed to the left	WITHHOLD AUTHORITY to vote (except as marked to the contrary for all nominees listed to the left)	3.	Proposal to approve the Diamond Resorts International, Inc. Bonus Compensation Plan.	☐	☐	☐

(02) Zachary D. Warren

(03) Richard M. Daley	☐	☐			FOR	AGAINST	ABSTAIN
(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above)			5.	Proposal to ratify the appointment by the Board of Directors of independent registered public accounting firm BDO USA, LLP as the independent auditors of the Company’s financial statements for the year ending December 31, 2015.	☐	☐	☐

	Every Year	2 Years	3 Years	ABSTAIN	COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:
4. Proposal to recommend, by advisory vote, the frequency of future advisory votes regarding executive compensation	☐	☐	☐	☐
THE BOARD RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3 AND 5 AND A VOTE, ON AN ADVISORY BASIS, FOR “EVERY YEAR” ON PROPOSAL 4.

Signature	Signature, if held jointly	Date	,	2015.

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held May 19, 2015

The proxy statement and our 2014 Annual Report to Stockholders are available at http://www.diamondresorts.com/2015proxy

▲ FOLD HERE — DO NOT SEPARATE — INSERT IN ENVELOPE PROVIDED ▲

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

DIAMOND RESORTS INTERNATIONAL, INC.

The undersigned appoints Howard S. Lanznar and Jared T. Finkelstein, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Diamond Resorts International, Inc. held of record by the undersigned at the close of business on March 31, 2015 at the Annual Meeting of Stockholders of Diamond Resorts International, Inc. to be held on May 19, 2015, or at any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE THREE NOMINEES TO THE BOARD OF DIRECTORS AND IN FAVOR OF EACH OF PROPOSAL 2, PROPOSAL 3, AND PROPOSAL 5, AND IN FAVOR OF “EVERY YEAR” ON PROPOSAL 4, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

(Continued, and to be marked, dated and signed, on the other side)